UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2007

HLS SYSTEMS INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-33602	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Jiancaicheng Middle Road, Xisangi Haidan District Beijing, P.R. China	100096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: +86-10-58981000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 20, 2007, HLS Systems International Ltd. (“HLS” or the “Company”) completed the acquisition of all of the common stock of Gifted Time Holdings, Limited (“Gifted Time”) pursuant to a Stock Purchase Agreement, dated as of February 2, 2006, as amended (the “Stock Purchase Agreement”). Gifted Time is a British Virgin Islands company that owns a controlling interest in operating companies in the People’s Republic of China known as HollySys. Concurrent with that stock purchase, Chardan North China Acquisition Corporation (“Chardan”) was merged with and into HLS.

As a consequence of the merger with Chardan, HLS succeeded to a number of definitive agreements entered into by Chardan, including the agreements governing the warrants issued by Chardan. Each of these agreements has been previously filed by Chardan as an exhibit to its periodic reports filed with the SEC.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Completion of the Merger

In the merger with Chardan, HLS issued one of its shares for each share of Chardan. It also issued one warrant for each warrant of Chardan and one unit for each unit of Chardan. The securities issued by HLS have the same terms as the equivalent securities that had been issued by Chardan.

Completion of the Stock Purchase

On September 20, 2007, HLS consummated the stock purchase pursuant to the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, HLS acquired all of the common stock of Gifted Time Holdings from Advance Pacific Holdings, Limited (“Advance Pacific”).

As a result of the stock purchase, HLS acquired (through its ownership of the common stock of Gifted Time Holdings) controlling equity interests in operating companies in the People’s Republic of China. The operating companies of Gifted Time Holdings are Beijing HollySys Co., Ltd., Hangzhou HollySys Automation Co., Ltd., and Beijing HollySys Haotong Science & Technology Development Co., Ltd. (these three companies are referred to as “HollySys”). Together they are one of the leading automation and control systems companies in China.

As consideration for the stock purchase, HLS paid Advance Pacific the following consideration:

(i) 22,200,000 shares of common stock of HLS (the “Stock Consideration”); and

(ii) $30,000,000 (the “Cash Consideration”), $27,000,000 of which was paid at the Closing. The remaining cash consideration will not be payable until HLS receives at least $60 million in subsequent financing or HLS generates positive after-tax cash flow from HollySys.

As additional consideration, Advance Pacific will be issued up to an aggregate of 11,000,000 shares of common stock of HLS (2,000,000 per year for the first four years and 3,000,000 for the last year, with each year on an all-or-none basis) for each of the five fiscal years beginning with fiscal year 2007 if, on a consolidated basis, HLS generates after-tax profits (excluding after-tax operating profits from any subsequent acquisitions of securities that have a dilutive effect) of at least the following amounts:

Year ending December 31,	After-Tax Profit
2007	$23,000,000
2008	$32,000,000
2009	$43,000,000
2010	$61,000,000
2011	$71,000,000

At the Special Meeting of Stockholders held on September 7, 2007, one share of the Company’s common stock was both voted against the proposal relating to the Stock Purchase and was subject to an election to convert that share into a pro rata portion of the trust account maintained by the Company. An additional share was subject to a conversion election as part of the previously adopted amendment to Chardan’s Certificate of Incorporation. The cash for the payment to Advance Pacific and to the Chardan stockholders electing conversion was funded with funds released from Chardan’s trust account that had been established in connection with its initial public offering.

Prior to the merger, Chardan was a blank check company with no operations, and had been formed as a vehicle for an acquisition of an operating business in the People’s Republic of China; HLS was Chardan’s wholly owned subsidiary. The following information is provided about the business and securities of the post-merger combined company reflecting the consummation of the stock purchase and the merger.

Business

Background

Gifted Time Holdings (through its Chinese operating companies, which are collectively referred to as “HollySys”) is a leader in China's automation and controls industry. It develops, designs, produces, installs and maintains automation and control equipment and systems for a broad array of industries. HollySys has historically focused its efforts in the area of Distributed Control Systems (networks of controllers, sensors, actuators and other devices that can be programmed to control outputs based on input conditions and/or algorithms), with a primary concentration in power plant and chemical plant automation systems. However, HollySys also has a significant market presence in the basic materials, pharmaceutical and food and beverage processing industries.

Over the past five years, HollySys has devoted significant resources to research and development and sales efforts for market segments it believes will have the greatest growth and margin protection over the coming 10 years. These include the nuclear power and rail transportation segments, in which HollySys has recently received several contracts or opportunities for contracts.

HollySys is distinguished for its comprehensive capabilities in the domestic industrial automation market, concentrating its focus on the development of the Chinese market. HollySys sells its products and services to, or carries out engineering projects for, national or multi-provincial companies with subsidiaries located in different areas, covering 30 provinces in China. To date, HollySys has served more than 3,300industrial enterprise customers and undertaken over 4,700 projects.

Currently, HollySys conducts its operations principally through two companies, Beijing HollySys and Hangzhou HollySys. Beijing HollySys also is the majority owner of Haotong, which is also engaged in the automation industry, although Haotong is no longer seeking or accepting new business, and Beijing HollySys expects to liquidate Haotong once its warranty periods have expired. Beijing HollySys also owns less than a controlling interest in several other companies engaged in related activities (the “HollySys Affiliates”). Beijing HollySys was founded in 1996 and has headquarters in Beijing. Hangzhou HollySys was founded in 2003 and is located in Hangzhou. Through its strategy of delivering integrated service, software and hardware and its close affiliations with leading technical and research institutes in China, HollySys has achieved a leading position in the domestic Chinese automation industry, ranking first among Chinese companies and second overall in 2004 by sales of distributed control systems, an important segment of the industrial automation market. In that market, it was behind only ABB and ahead of such well-established multinational competitors such as Siemens, Honeywell International and Mitsubishi. Enhancing the standing of HollySys in the domestic Chinese automation industry is the fact that it is the only Chinese company qualified to design and produce control systems for nuclear power plants, and it is one of just five Chinese companies qualified to design and produce railway control systems.

HollySys’ management believes that the quality of its systems is unsurpassed by local Chinese competitors and is comparable to high-end foreign suppliers of Distributed Control Systems. HollySys’ project history supports that view. For example, after three years of review and analysis, BASF, a large multi-national company, has designated HollySys as a potential qualified Distributed Control Systems vendor for the company, a distinction shared with large multinationals such as ABB and Emerson.

Market Overview

Since the 1960’s, the automation system industry has experienced a steady growth fueled by continuous demand for automation products and services by both traditional process industries and discrete industries in their effort to optimize productivity and improve efficiency. According to ARC Advisory Group, the worldwide Distributed Control Systems market, as measured by revenue, was approximately $10.3 billion in 2004. Despite large regions of the world experiencing little or no growth, ARC Advisory Group projects that the worldwide Distributed Control Systems market will continue to grow at the average annual rate of 6% through 2009.

The chart below shows the forecast of worldwide Distributed Control Systems market size.

Source: ARC Advisory Group

According to ARC Advisory Group, the Distributed Control Systems market in China, as measured by revenue, exceeded $780 million in 2005 and will grow at a compounded annual growth rate of approximately 12% through 2010. ARC Advisory Group projects that the Distributed Control Systems market, as measured by revenue, will exceed $1400 million by 2010.

The chart below shows the forecast of Distributed Control Systems market size in China.

Source: ARC Advisory Group

ARC Advisory Group also believes that, “China, in contrast to most other countries, provides robust growth prospects for Distributed Control Systems suppliers. With new investments continuing to take place in its core process industry sector, the market has excellent growth potential in both the near and long-term. Almost a quarter of a billion people with their growing disposable income are generating an exploding demand for a wide range of products. Domestic and global manufacturers, lured by this opportunity, have created new, world-class production facilities in almost all vertical industries. They are going beyond the near term opportunity for obtaining low cost labor. They are pursuing the best available control system technology and attaining a sustainable competitive advantage.”

Currently, the vast majority of the global automation market is still controlled by a handful of multi-national companies, most of them with western roots. The competition includes some very recognizable names: Honeywell (US); Siemens (Germany); General Electric (US); ABB (Sweden); Rockwell (US); Westinghouse (US); and Hitachi (Japan). The western roots of automation are not surprising, as that is also where industrialization began and progressed the farthest during the 19th and 20th centuries.

However, a new focus of the automation market is China, where the tremendous growth of industrialization is by now a very familiar story. Manufacturing jobs in the US and other western economies over the past two decades have steadily decreased, while China’s industrial base has expanded at the rate of 8.5% annually since 1991. China’s shift from a developing country to one of the world’s leading producers of industrial equipment and consumer goods has created a substantial and growing demand for the automation systems that help to make those manufacturing processes more efficient, reliable and safe.

Due to the rapid increase of investment in fixed assets in China, the Distributed Control Systems market experienced extremely high growth. In the past three years, Distributed Control Systems market had achieved approximately 20% growth rate annually. According to a recent market survey by CICN, the Distributed Control Systems market in 2004, the largest segment of the industrial automation market in China, is dominated by a few key companies, including ABB, Honeywell, Shanghai Xinhua, Emerson, Yokogawa, Foxboro, Supercon, and Siemens. In terms of market share, HollySys ranks as the second largest supplier in China’s Distributed Control Systems market and has established a leadership position in some key segments. The growth in HollySys’ revenues has outpaced the growth of the automation market in general.

Strategy

HollySys’ goal is to become one of the world's leading automation and process system companies by expanding upon the strength that has made HollySys the leading domestic automation system provider in China, as reflected by its top rank among Chinese producers of distributed control systems in 2004 and its position as the only Chinese company qualified to design and produce control systems for nuclear power plants and as one of just five Chinese companies qualified to do so for railways.   The principal elements of its core business strategies are as follows:

Maintaining the leadership position in China’s Distributed Control Systems Market . HollySys seeks to maintain and further strengthen its position in China as the leading provider of Distributed Control Systems system-platform for clients in various industries. Since the majority of HollySys’ customers operate in a wide range of process industries, it stands to be a prime beneficiary from the growth of China's economy in these industries. The demand for Distributed Control Systems technology is significant in China and is rapidly growing as more and more small and medium-size enterprises seek technical upgrades that would sustain their competitiveness after China’s entry into the World Trade Organization (WTO). HollySys plans to aggressively expand its business to fully exploit the anticipated growing demand of Distributed Control Systems products by small and medium-size enterprises. HollySys’ combination of its patented technologies, close ties with clients, and a comprehensive understanding of the Chinese market should allow it to capitalize on these growth opportunities.

Enhancing the leadership position in technology . HollySys has long been recognized as a pioneer in the development of Distributed Control Systems technology as well as applications. It is continuously seeking ways to improve its existing product lines while being committed to the development of new applications. In order to maintain its leadership position in technology, HollySys has devoted significant resources to the research and development process that is undertaken by a group of highly trained and skilled engineers. HollySys plans to concentrate its research and development resources on its core technologies, including I/O (Input/Output) signal processing technology (which is used to digitalize information, process the information in computer systems, and finally output the digitalized information to controllers or other output devices by converting it back into analog signals), network protocol interface (which includes hardware and software tools used to communicate between different systems), the Distributed Control Systems platform, (which is a control system that divides control functions into several areas of responsibility, each managed by its own controller (processor), software development and application system design, that would further sharpen HollySys’ technological edge compared with its competitors.

Leveraging on a large customer base to offer total solutions . HollySys provides services offering total solutions, including systems integration and customization of its proprietary technologies. The total solutions approach is favored by Chinese customers and allows HollySys to build and maintain close and long-term relationships with its customers. Along with the maturity of its clients’ businesses and their increasing demand for technical upgrades, HollySys expects that two-thirds of the current clients would have the potential needs for the Manufacturing Execution System (MES) and system integrated solutions (which are packages for such functions as plant management, supervisory control and monitoring, plant engineering, and quality management) that can be seamlessly integrated into Distributed Control Systems platforms.

Focusing on high-value tailored technology services . HollySys plans to capitalize on its strength in the provision of customer-tailored services for customers, ranging from system design to application, all supported by a team of industrial experts. The customer-tailored services should enable HollySys to achieve a high profit margin while increasing its bidding power. In addition, HollySys also plans to recruit more highly qualified industry experts in the future to bring value to HollySys and its customers.

In addition of aiming for a global leadership position, a secondary goal of HollySys is to carefully expand or migrate to the adjacent markets that can share or strengthen the core business. HollySys had successfully expanded to the following adjacent markets:

•   Apply the Distributed Control Systems platform to the supervision control and data acquisition system, which is a computerized system that is capable of gathering and processing data and applying operational controls over long distances, for Metro Transit systems and establish the de facto standard for the industry.

•   Development of the safety system platform based on HollySys’ core technologies which can be utilized to develop the emergency shut down system (instrumentation and controls installed for the purpose of taking the process, or specific equipment in the process, to a safe state), for large chemical processes or the protection system of turbine generators of power plants. The profit margin of these systems should be several times higher than the conventional Distributed Control Systems.

•   Transplant the safety system platform to the signal systems for the main railway transport control systems. The successful transplant of the triple redundancy and the quadruple redundancy system platform to the railway signal interlocking, the automatic train protection system, and the central train control systems, and high speed train control systems installed along the railway stations, should help HollySys to obtain a leading position over time in this market.

•   Application of the supervision control and data acquisition platform and concept to the information management systems for government uses.

•   Development of programmable logic controller systems (which are microcomputer-based control devices used to replace relay logic for the purpose of implementing specific functions such as input and output control, logic problem-solving, timing, counting, regulating control, communication, arithmetic, and data and file manipulation), based on HollySys’ core technologies.

HollySys believes that it will have opportunities to expand into growing market sectors by establishing relationships with existing market participants, in some cases acquiring minority or controlling ownership interests in these businesses.

Products and Services

As a leader in China's automation and controls industry, HollySys offers specialized automation solutions (including management and control integrated solutions for process industries, automation solutions for subway and light-rail and railway signaling automation solutions) based on each client’s specific requirements. HollySys commits itself to providing reliable, advanced and cost-effective solutions to help customers optimize their processes to achieve higher quality, greater reliability and better productivity and profitability.

HollySys’s integrated solutions create value for and improve the competitive strengths of its customers in a number of ways:

•   Generate synergy and improve efficiency of its customers through integrating communications, marketing and service functions;

•   Utilize its industry and process knowledge to develop customized solutions that improve the efficiency of its customers;

•   Provide a software platform (which cannot be sold separately) for the optimization of management operations, which provides real-time automation and information solutions throughout a business; and

•   Offer maintenance and training services to its customers, which help to cut costs and improve operating efficiency.

HollySys customizes the floor plans of the solutions based on careful on-site studies, builds design-specific network systems using its advanced Distributed Control Systems technology and proprietary software, and offers manufacturing execution system services to ensure that real-time management control is available to its customers in a streamlined and easy-to-use manner.

Based on its careful research of the demand and requirements of manufacturing industries for information technology, HollySys proposes management and control integrated solutions. The solutions are based on the HOLLiAS (HollySys Integrated Industrial Automation System) platform, which includes features of the fourth generation of Distributed Control Systems and functions of the international mainstream Distributed Control Systems. HOLLiAS is an open system software platform that integrates various management functions and control systems with procured peripheral equipment, self-produced core hardware and the customer’s existing hardware and software. Using the HOLLiAS platform, HollySys can provide customized solutions to meet the application requirements of different industries.

HollySys establishes a project group for each potential customer, which has a team of systems engineers and managers engaged in providing total integrated solutions to its customers to meet their specific requirements. Each project group is staffed with a dedicated team of sales engineers, technical engineers and project management professionals. The sales engineers and technical engineers work together to offer the best customized solutions as a result of their understanding of the customer’s detailed requirements through on-site studies. The technical engineers are responsible for hardware assembly, software configuration, testing and installation, commissioning and trial operation, and start-up and training; while the project management professionals oversee budgetary matters, coordinate the work force, ensure adequacy of resources and monitor progress and quality to ensure the timely completion of each project.

HollySys’ integrated solutions projects involve one or more of the following activities:

•   Solution planning. HollySys provides its customers with strategic and tactical reviews of their current operations and future requirements. HollySys does much of this work before the customer awards the contract to assist the customer in developing an appropriate request for proposal and to improve HollySys’ chances of winning the contract. The planning includes defining client business requirements, developing appropriate hardware and software and selecting preferred technology.

•   Solution design. HollySys details the industry specifications and implementation tactics necessary to achieve its customer’s objectives. HollySys also considers how the new technology will integrate hardware and software integrated in the solution with the customer’s existing hardware and software and how it will be managed on an ongoing basis. Examples of these services include defining functional requirements for the system and its components, developing integration plans and designing of customer-specific system and services applications.

•   Solution implementation. HollySys installs the recommended systems to meet its customers' specific requirements. Key activities include project management, hardware procurement and production, software development, configuration and field installation and testing, and development of customized system and services management applications.

•   Maintenance and support services. HollySys also emphasizes creating value for its clients by providing high quality tailored services. HollySys’ professional, prompt and long-term services include technical services, engineering services to specific industries, application development services and maintenance services. HollySys provides maintenance and technical support in connection with all of its systems integration projects. These services currently include assistance with the implementation of new system platforms, configuration and programming services for new business processes, and assistance with technology upgrading. HollySys believes that its policy of on-going maintenance and technical support will help foster long-term relationships with its customers and eventually create significant business opportunities.

•   Training. HollySys also incorporates customer training and an ongoing service component into its product offerings. HollySys provides technical training for its customers and strategic partners to increase their awareness and knowledge of Distributed Control Systems technologies in the Chinese industrial automation market and to support the operations of its customers' integrated automation systems. The training helps to ensure that customers derive the greatest amount of benefit possible from their new automation system. As a result, this training leads to increased value, which in turn generates customer satisfaction and loyalty.

HollySys believes that its product design and applications that are integrated in the solutions are unmatched among its domestic competitors. It also believes that the sophistication and quality of its products rival those of the western-based industry leaders, while its ability to understand and meet the needs of its Chinese customers gives it a decided advantage over those western competitors. The value of this combination is reflected in its strong revenue and profits growth in recent years.

Research and Development

As a high-technology company, HollySys’ business and long-term development rely highly on its research and development capabilities. The research and development process of HollySys is established based on Capability Maturity Model Integration Level 2&3 that can be classified into the following seven phases:

•   Study phase

•   Requirement phase

•   Designing phase

•   Implementation phase

•   Testing Phase

•   Inspection Phase

•   Maintaining phase

HollySys uses standard project development life cycle models, including waterfall model, increment model, iterative model and prototype. As a technology leader, HollySys keeps developing and patenting new automation technologies every year. HollySys continually reviews and evaluates technological changes affecting the automation and integrated system industries and invests substantially in application-based research and development. In addition to the research and development personnel, HollySys also employs approximately 200 staff working in the R&D department. HollySys’ core technologies achieved from its research and development efforts include:

•   Large scale software platform architecture design;

•   Proprietary network design and development technologies;

•   Safety computer platform design and manufacturing;

•   Efficient I/O (Input/Output) signal processing design technology; and

•   Embedded system design and manufacturing

HollySys is committed to incorporating the latest advances in electronics and information system technology into its products and, whenever possible, developing state-of-the-art proprietary products based on its extensive internal expertise and research efforts. HollySys currently spends approximately 2-4% of annual revenues on research and development. Because part of its research and development efforts were paid for by government subsidies that aim to encourage research and development efforts of certain enterprises , the amount of research and development spending by HollySys shown on its financial statements (the total amount of spending less the amount of these subsidies) is only a portion of the total spending on research and development. HollySys’ recent major research and development focuses include:

•   Process Control;

•   Nuclear Power Automation System;

•   Transportation Automation; and

•   Manufacturing Automation.

HollySys’ research and development efforts have led to the invention of several proprietary systems in the fields of Distributed Control Systems and transportation automation systems. HollySys’ core technologies provide a platform that is designed to enable the rapid and efficient development of HollySys technologies for specific applications that are quickly, efficiently and affordably tailored to particular industries and the needs of its individual customers. Its software development tools enable HollySys to custom program its systems rapidly, allowing HollySys to apply digital technologies that take advantage of the tremendous advances in electronics and information technology to improve quality and reliability while reducing cost. The market for HollySys’ products includes not only the continuing large number of factories that are under construction in China’s rapidly expanding industrial base, but also extends to the replacement and upgrading of outdated legacy systems to bring a higher degree of control and efficiency to the automation of processes, delivering increasing benefits to customers that must meet stiffening competition.

Intellectual Property Rights

HollySys relies on a combination of copyright, patent, trademark and other intellectual property laws, nondisclosure agreements and other protective measures to protect its proprietary rights. HollySys also utilizes unpatented proprietary know-how and trade secrets and employs various methods to protect its trade secrets and know-how. As of the end of June 2007, HollySys and its subsidiaries held 26 software copyrights, 42 authorized patents, nine patent applications and 21 registered trademarks.

The earliest of HollySys’ software copyrights will expire in 2050. HollySys’ invention patents have terms of 20 years (with the first issued patent expiring in 2023), and HollySys’ utility patents and design patents have terms of 10 years (with the first issued patent expiring in 2010).

Although HollySys employs a variety of intellectual property in the development and manufacturing of products, HollySys believes that only a few of intellectual property rights are individually critical to its current operations. However, taken as a whole, HollySys believes intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on its results of operations. From time to time, HollySys may desire or be required to renew or to obtain licenses from others in order to further develop and manufacture commercially viable products effectively.

HollySys markets its Distributed Control Systems products mainly under the brand name of “HOLLiAS”. The brand name has been well-established over the years and is recognized by industry participants as well as the customers to be associated with high quality and reliable products. HollySys has obtained trademark protection for the brand name “HOLLiAS” in the PRC. In addition, HollySys and its subsidiaries have also registered or applied for a series of trademarks including brand names for both HollySys and its products. The trademarks are issued for periods of 10 years (and may be renewed prior to expiration).

Marketing, Sales and Customer Support

HollySys conducts its operations mainly through offices of Beijing HollySys and Hangzhou HollySys. HollySys’ marketing and sales activities cover wide areas of China that supply the vast majority of the demand for automation and control products, systems and services.

Since the HollySys market strategy is to tailor its products to the specific needs of its customers, its sales force includes numerous engineers from a variety of disciplines. The collective expertise of this sales staff of qualified professionals gives HollySys an additional advantage relative to its domestic competitors.

Most products of HollySys are used at the system level and it has adopted a centralized sales process, i.e. direct selling by the headquarters personnel. HollySys also markets and sells its services and products primarily through its direct sales force. The direct sales force is organized into three groups, as follows:

•   Department of Region Sales: there are 10 geographic sales regions covering 30 provinces in China. The direct sales professionals provide business consulting, promote pre-sale activity and contact the customer.

•   Department of Customer Service is in charge of managing relations with all contracted customers, and improving customer satisfaction by coordinating responses to the client’s information request, sale of supplemental parts or components and customer visits.

•   Department of Marketing Plan has been established to facilitate strategic cooperation with certain specialized manufacturers, in order to expand the specific fields, such as Digital Electro-Hydraulic Control Systems, air separation and desulphurization.

Currently, the programmable logic controller products are in an early marketing stage, and HollySys is using three contracted distributors and developing more distributors to expand sales of its programmable logic controller products.

HollySys identifies and targets market segments and selects target sales opportunities on a national level, and it also conducts sales opportunity studies to ensure that adequate regional sales resources are available. Sales quotas are assigned to all sales personnel according to annual sales plans. HollySys classifies market segments and target opportunities on national and regional levels. This classification helps it to determine its primary sales targets and to prepare monthly and quarterly sales forecasts. Then, the sales team approves target projects, develops detailed sales promotion strategies and prepares reports on order forecasts, technical evaluation, sales budgeting expense, schedules and competition analysis. After the report has been approved, a sales team is appointed consisting of sales personnel and technicians.

HollySys’ market strategy focuses on building strategic cooperative relationships with its customers, educating them about technological developments and reflecting their interests in its services and products. Up to now, its marketing and sales efforts were combined. HollySys employs marketing personnel to conduct market research, to analyze user requirements and to organize marketing communications. The marketing team engages in a variety of marketing activities, including:

•   publishing internal research reports and customer newsletters;

•    conducting seminars and conferences;

•    conducting ongoing public relations programs; and

•    creating and placing advertisements.

HollySys actively participates in technology-related conferences and demonstrates its products at trade shows or at exhibitions targeted at its existing and potential customers. Also, HollySys evaluates a range of joint-marketing strategies and programs with its partners in order to take advantage of their strategic relationships and resources.

As of June 30, 2007, HollySys employed 270 direct sales personnel who were assigned to three business areas: railway transportation, nuclear power plant, and distributed control systems. Sales activities are coordinated at the headquarters of Beijing HollySys and Hangzhou HollySys. All sales staff are responsible for implementing the sales policies established at headquarters.

HollySys’ sales teams consist of a complementary group of sales personnel and hardware and software engineers. HollySys also makes certain that a member of the sales team possesses significant hands-on, industry-specific experience. This permits the team to do an on-site process analysis that comes from first hand knowledge of the processes being evaluated. This, in turn, makes the design and implementation of upgrades simpler.

This relatively intense effort at the sales stage promotes the success of HollySys in a number of ways, such as the ability to design the system that best meets the needs of the customer and delivering a custom solution instead of an off-the-shelf amalgamation of hardware. Employing a pool of skilled personnel at this early stage accelerates the design and the subsequent production of a particular customized solution, typically exceeding that of HollySys’ competitors. The result is a system that is more effective, efficient and reliable, which in turn leads to a truly satisfied customer.

HollySys has strong industry problem solving capability with a reputation for punctual service and quick response to customers’ problems. HollySys also supports its customers by offering field services such as maintenance and training services, which help customers to cut cost and improve operating efficiency.

As noted earlier, HollySys is able to apply a large amount of engineering resources to this and other phases of its businesses because engineering talent in China costs only about 10% to 15% of what it costs in the U.S. and Western Europe.

Manufacturing

HollySys assembles its products from subcomponents provided by others or outsources the production to qualified vendors. HollySys acquires advanced printed circuit board components from high quality suppliers. HollySys’ uses a team within its manufacturing management department to coordinate procurement of raw materials and outsourced processing, including procurement of components and standard parts (such as cables and connectors), and outsourced processing of Polyvinyl Chloride (PVC) coating, shells, and printed circuit boards. Products must go through rigorous tests at HollySys before shipment.

HollySys strictly follows ISO9001 standards during parts outsourcing and manufacturing, system assembly and testing to warrant the quality of the whole system.

Competition

Having proprietary systems and products offers a competitive advantage over domestic Chinese competitors that lack the capabilities of HollySys. However, a number of large multinational companies with extensive resources have been offering first rate automation systems to Chinese customers since before HollySys existed. Differentiation from its multinational competitors on the basis of product quality is not alone sufficient to give HollySys an advantage over those competitors in the Chinese market. Compared to its competitors, HollySys’ competitive advantages include following elements:

•   A large, low cost engineering staff that permits HollySys to provide a custom solution to its customers at a lower price and quicker delivery than western companies can supply an off-the-shelf system;

•   Providing a one stop solution for customers consisting of a fully integrated system that includes Enterprise Resource Planning, Manufacturing Execution Systems, Distributed Control Systems, Programmable Logic Controls and other dedicated automation equipment;

•   Development of core technologies that provide a platform for rapid and efficient adaptation of basic modules to the specific needs of a given customer, which renders the resulting product both more useful and affordable;

•   Utilization of engineering professionals in the sales process to help match system capabilities to customer needs and provide the assurance that HollySys can meet those needs;

•   An in-depth understanding of local Chinese business capabilities, needs and practices that enables HollySys to design a custom fit for the size, type and level of sophistication of the customer;

•   Use of an open architecture in its systems that enables HollySys to integrate them with legacy systems developed by other providers;

•   Offering ongoing services, which not only create the opportunity to generate additional revenue, but enable HollySys to troubleshoot installations effectively, help to ensure that maximum benefit is derived from the system, and gives HollySys the ability to identify the need for new products and services that will benefit the customer and generate additional business for HollySys.

Emphasis on Engineering . Engineers are a critical element of effective design of both hardware and software components of automation equipment and systems. For western companies, they are also a very costly element of the process. Even the largest western companies face constraints in the size of their engineering staffs due to the high salaries and attendant costs.

One of HollySys’ competitive advantages has been the low cost of engineers in China relative to those in the west to increase the sophistication of its products and to accelerate their development. Applying high levels of engineering effort to each product enables HollySys to provide a solution that is tailored not only to the industry in which the customer operates, but also to the customer’s specific needs. That custom solution is provided at a cost that is typically lower than the generic products of its competitors.

Industry Process Knowledge . HollySys devotes substantial time and effort to understanding the customers processes. That knowledge of the customers’ businesses helps the engineers ensure that the systems they design will provide the optimum in benefits for the customers. HollySys maintains this information in an extensive “library” of industry process information that it utilizes to speed up the system design process and to maximize the quality of the result, while at the same time minimizing costs.

As a result, HollySys is able to take into account the widely varying degree of sophistication and resources that its Chinese customers possess. The result of this strategy is to broaden its potential customer base and to deliver consistently products that are of value to these customers.

Integration Services . Western automation system companies are principally system platform suppliers. The role of integrating the systems into the customer’s overall management information system is generally left to independent firms, which are widespread in western countries.

China does not have a large number of systems integration companies to perform this work, as the profitability of these companies has historically been very low. HollySys has bridged that gap by providing a vertically integrated solution to its customers that includes integration of the HollySys hardware into the customers’ overall manufacturing and information systems. This combination of the two aspects of system design and installation take further advantage of the low cost of engineering services in China and provides another benefit, as the design and integration teams can work together to produce the best result more quickly and efficiently, again lowering costs.

Core Technologies . Although HollySys delivers tailored systems, its systems are based on basic modules of automation technology that are common across a broad array of industries and applications. Using these modules as a starting point, development of an industry and customer-specific product is both more efficient and produces a better result than starting from scratch each time. That means that HollySys, with its labor cost advantages, can provide a highly customized automation product at a very favorable cost.

Use of Engineering Sales Personnel . The use of trained engineers in product and system design is complemented by the use of engineers in the sales process as well. The advantages of doing so are substantial. They include the ability to understand from the beginning the needs of the customer and how to address them and the ability to convey that information to the team that will ultimately develop the system to be installed.

Accounting for the Broad Array of Chinese Customers’ Capabilities . China’s rapid growth and industrialization distinguish it from other manufacturing nations in some ways. There are many “established” Chinese companies that operate in facilities that are decades old, many companies that operate in new or recently upgraded facilities, and the largest number that fall somewhere in between.

HollySys, to a greater extent than its western competitors, understands the full range of needs and capabilities that its Chinese customers possess, and it has designed its business to meet them. As a result, it is able to offer even the most basic control systems solution while also providing the most sophisticated systems available to applications that meet the rigorous requirement of the highly complex and demanding nuclear power industry.

The Role of Post-Installation Maintenance Services . Automation systems require regular maintenance to operate within the tight tolerances needed to meet customer requirements. Older, analog systems were well within the capability of many customers to maintain on their own. However, as automation systems shifted to electronic components utilizing custom software and working off of digital signals, their complexity increased and the ability of customers to maintain their systems independently decreased. It is possible for customers to hire specialized personnel with the knowledge to perform system maintenance. However, it is not efficient for them to do so, as their maintenance responsibilities would absorb only a portion of a work week.

HollySys believes that it is unique among automation equipment manufacturers because it offers its customers maintenance services along with its products. HollySys’ regional sales and services offices place it within easy reach of a very high proportion of its customer and potential customer base. That means it is possible for a single maintenance technician to cover maintenance calls for many customers each week, making the service more cost-effective than having the customer maintain the systems on its own.

The advantages of offering this service lie not in the revenue that it generates directly, but in the benefits derived from the strengthened relationship with customers. Those benefits include: more effective maintenance and system operation, which leads to increased customer satisfaction; better customer relationships, which improve customer loyalty; and the ability to identify new business opportunities for HollySys as the customer’s business evolves.

Another way that HollySys keeps ahead of its competitors is by its pace of development. HOLLiAS is the fourth generation of controller system developed by HollySys, and it took HollySys only a little more than a decade after its first operational system to achieve this breakthrough. HollySys believes that its competitors are frequently hampered by institutional factors that slow the product development process. As a result, their products cannot incorporate the latest advances in electronics.

Employees

HollySys employed 1,400 people as of June 30, 2007. HollySys has a large staff of engineering and technical personnel. Approximately 700 of its employees possess an engineering degree, and another 200 are highly skilled technicians. Together they comprise approximately 90% of the total HollySys workforce, a concentration of engineering and technical talent that HollySys does not believe is matched by any of its competitors. HollySys’ strong reputation allows it to attract and retain the engineering talent it needs to execute its business strategy. As the prevailing wage for engineers in China is considerably less than the equivalent rates in Western economies, HollySys sees this as a significant competitive advantage.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement/Prospectus section entitled “Risk Factors” and are incorporated herein by reference.

Financial Information

The selected financial data is included in the Proxy Statement/Prospectus section entitled "Selected Historical Financial Data" and is incorporated herein by reference.

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of Gifted Time Holdings and related the pro forma financial information.

The Management's Discussion and Analysis for the updated financial statements included with this report and the information concerning Quantitative and Qualitative Disclosures About Market Risk is attached at the end of this Current Report on Form 8-K.

Properties

HLS does not own or lease any properties. The properties of Gifted Time are described in the Proxy Statement/Prospectus under the heading “Information About HollySys - Properties” and are incorporated herein by reference.

Legal Proceedings

The Company’s legal proceedings are described in the Proxy Statement/Prospectus under the heading “Information about HollySys - Legal Proceedings” and are incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of September 20, 2007, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of the common stock of HLS by (i) each person known by us to be the owner of more than 5% of our outstanding shares of the Company’s common stock, (ii) each director and executive officer and (iii) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Advance Pacific Holdings	22,200,000	76.0%
Room 3713, The Centre,
99 Queen’s Road Central, Hong Kong
Qiao Li	0	0
Wang Changli	0	0
Kerry S. Propper (3)	388,500	1.3
Jerry Zhang	0	0
Lewis Solomon	0	0
Leonard Hafetz	0	0
Yau Kiam Fee	0	0

All directors and executive officers as a group (7) persons	388,500	1.3%

(1)
Includes shares of common stock issuable upon exercise of warrants, which are beneficially owned by certain of the persons named in the above table, that became exercisable upon consummation of the merger on September 20, 2007. Unless otherwise indicated, the business address of each of the individuals is 10 Jiancaicheng Middle Road, Xisangi, Haidan District, Beijing, P.R. China 100096. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)
Based on 29,199,998 common shares issued and outstanding as of September 20, 2007, immediately after the consummation of the Merger. This figure includes the effect to the reduction in outstanding shares resulting from the redemption of two shares from persons voting against the merger or the previously approved amendment to Chardan’s Certificate of Incorporation and demanding conversion of those shares into a pro rata portion of the trust account. The figure does not include the issuance of any shares offered to the holders of preferred stock of Gifted Time in exchange for those shares of preferred stock.

(3)	Includes 72,500 shares issuable upon exercise of warrants.

All of the shares of common stock outstanding prior to the effective date of Chardan’s IPO (all of which are owned by or controlled the directors and officers of Chardan) were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, and will remain in escrow until the earliest of:

•	August 2, 2008; or

•
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The certificates representing shares of Chardan currently in escrow may be replaced by certificates representing the shares of HLS. During the escrow period, the holders of these shares will not be able to sell or transfer their securities, except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

Directors and Executive Officers

The discussion contained in Item 5.02 of this Current Report on Form 8-K is incorporated by reference herein.

Executive Compensation

Information regarding the Company’s executive compensation is set forth in the Proxy Statement/Prospectus under the heading “Directors and Management - Executive Compensation” and is incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence

Information regarding related party transactions and director independence are described in the Proxy Statement/Prospectus under the headings “Certain Relationships and Related Transactions” and “Directors and Management - Independence of Directors” and is incorporated herein by reference.

Price Range of Securities and Dividends

Information relating to the price range and dividends of Chardan’s securities is set forth in the Proxy Statement/Prospectus under the heading “Price Range of Securities and Dividends” and is incorporated herein by reference.

Recent Sale of Unregistered Securities

The information set forth in Item 3.02 of this Current Report on Form 8-K is incorporated by reference herein.

Description of Securities

The description of the Company’s securities is set forth in the Proxy Statement/Prospectus under the caption “Description of the Combined Company’s Securities Following the Stock Purchase” and is incorporated herein by reference.

Indemnification of Directors and Officers

A description of the indemnification provisions relating to the Company’s directors and officers is set forth in the Proxy Statement/Prospectus, under the heading “Chardan Redomestication Merger-Indemnification of Officers and Directors” and is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of the Company and the exhibits filed herewith, which is incorporated herein by reference.

Exchange Offer

HLS has offered to acquire all of the outstanding preferred shares of Gifted Time Holdings in exchange for shares of HLS common stock. The exchange offer is scheduled to expire on October 7, and is described in the Proxy Statement Prospectus under the heading “The Exchange Offer”.

Item 3.02. Unregistered Sales of Equity Securities.

The 22,200,000 shares of common stock issued to Advance Pacific under the Stock Purchase Agreement were issued without registration. The consideration received by HLS for the shares issued to Advance Pacific was all of the outstanding shares of common stock of Gifted Time Holdings. The private placement shares were issued in an offshore transaction (without directed selling efforts) to an accredited investor, which was exempt from the registration requirements of the Securities Act by reason of Regulation S and Section 4(2).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

Effective as of September 20, 2007, Li Zhang resigned from his position as Chief Executive Officer and Director of HLS, Kerry Propper resigned from his position as Chief Financial Officer and Secretary, Jiangnan Huang resigned from his positions as Executive Vice President and Director of HLS, and Richard D. Propper resigned from his position as Chairman and Director. Kerry Propper, one of Chardan’s founders and a director of HLS, will remain on the Board of HLS.

Election of Directors and Appointment of Certain Officers

Effective as of the closing of the Merger, Qiao Li, Wang Changli, Jerry Zhang, Lewis Solomon, Leonard Hafetz and Yau Kiam Fee were elected to the Board. Information concerning the backgrounds of each of these persons (other than Yau Kiam Fee) is set forth in the Proxy Statement/Prospectus under the heading “Directors and Management-Directors Following the Stock Purchase” and is incorporated herein by reference. Kerry Propper has continued to serve as Director of HLS.

Yau Kiam Fee, age 62, has been elected a director of HLS. He has previously served in executive management positions with various General Electric companies in the PRC, Taiwan and Japan and in engineering, marketing and sales positions with General Electric and the Port of Singapore. He holds a B.Sc. in Engineering from the National Taiwan University and a M.Sc. in Management from the Sloan School of MIT.

In addition, the following persons, (whose backgrounds are described in the Proxy Statement/Prospectus under the heading "Directors and Management - Directors Following the Stock Purchase"), were appointed to the executive officer positions indicated opposite their respective names:

Qiao Li	Chairman
Dr. Wang Changli	President and Chief Executive Officer

2007 Long-Term Incentive Plan

On September 7, 2007, the stockholders of Chardan approved the 2006 Equity Plan (the “Equity Plan”). The Equity Plan was assumed by HLS as of the closing of the merger. A description of the Equity Plan is set forth in the Proxy Statement/Prospectus, under the heading “Chardan 2006 Equity Plan”, and is incorporated herein by reference. No options, restricted stock or other awards under the Equity Plan have been made or committed to be made to date.

Employment Agreements

In connection with the merger, the Company entered into an employment agreement with Dr. Wang Changli regarding his employment as President and Chief Executive Officer of the Company and an employment agreement with Madame Qiao Li regarding her employment as Chairman. A description of those employment agreements is set forth in the Proxy Statement/Prospectus, under the heading “Directors and Management - Executive Compensation” and is incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

Upon the closing of the stock purchase, Chardan ceased to be a shell company. The material terms of the transaction pursuant to which HLS (Chardan’s wholly-owned subsidiary immediately prior to the merger) merged with Chardan and HLS acquired control of Gifted Time, are described in the Proxy Statement/Prospectus, under the headings “The Stock Purchase Agreement” and “Chardan Redomestication Merger” which are incorporated herein by reference.

Item 8.01 Other Events.

On September 20, 2007, the Company issued a press release with respect to the completion of its previously announced acquisition of Gifted Time Holdings. A copy of the Company’s press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of businesses acquired

Financial statements of Gifted Time Holdings were included in the Proxy Statement/Prospectus in the sections entitled “Index to Financial Statements” beginning on page FII-1. Financial statements as of and for the fiscal year ended June 30, 2007 are filed herewith beginning on Page F-1.

(b) Pro forma financial information

Pro forma financial information of Chardan and Gifted Time Holdings was included in the Proxy Statement/Prospectus in the section entitled “Pro Forma Combined Financial Statements.” Pro forma financial information reflecting the fiscal year ended June 30, 2007 of Gifted Time Holdings are filed herewith beginning on page PF-1.

(d) Exhibits

NO.	DESCRIPTION

2.1	Stock Purchase Agreement (included as Annex A in the Proxy Statement/Prospectus contained in Registration Statement 333-132826 and incorporated by reference herein)

NO.	DESCRIPTION
2.2	Form of Agreement and Plan of Merger between Chardan North China Acquisition Corporation and Registrant (Incorporated by reference from exhibit 2.2 to Registration Statement No. 333-132826)

3.1	Memorandum of Association of Registrant (Included as Annex B of the Proxy Statement/Prospectus included in Registration Statement No. 333-132826 and incorporated by reference herein)

3.2	Articles of Association of Registrant (Included as Annex C of the Proxy Statement/Prospectus included in Registration Statement No. 333-132826 and incorporated by reference herein)

4.1
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (as successor to Chardan North China Acquisition Corporation). (Filed as an exhibit to Registration Statement No. 333-125016, and incorporated by reference herein).

4.2	Form of Unit Purchase Option (Incorporated by reference from exhibit 4.4 to the Registration Statement No. 333-125016).

4.3	Amendment to Unit Purchase Option.

4.4	Warrant Clarification Agreement.

10.1	2006 Equity Plan (Included as Annex D of the Proxy Statement/Prospectus included in Registration Statement No. 132826 and incorporated by reference herein)

10.2	Form of Stock Consignment Agreement (Filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein).

10.3	Form of Employment Agreement (Filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein).

10.4	Registration Rights Agreement (Filed as an exhibit to Registration Statement 333-125016 and incorporated by reference herein)

10.5
Sale and Purchase Agreement in Relation to the Ownership Interest of Hangzhou HollySys Automation Co., Ltd. between Team Spirit Industrial Limited and Gifted Time Holdings Limited (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

10.6
Sale and Purchase Agreement in Relation to the Ownership Interest of Hangzhou HollySys Automation Co., Ltd. between OSCAF International Co., Ltd. and Gifted Time Holdings Limited (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

10.7	Employment Agreement between Wang Changli and HLS Systems International Ltd. (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

10.8	Employment Agreement between Qiao Li and HLS Systems International Ltd. (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

10.9	Employment Agreement between Wang Changli and Beijing HollySys (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

10.11
Reorganization Agreement between Cheng Wusi, Wang Changli, Lou An, Shanghai Jingqiaotong Industrial Development Co., Ltd., Team Spirit Industrial Limited and OSCAF International Co., as amended (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

10.12
Financial Advisory Agreement by and among Beijing HollySys Co., Ltd., Hangzhou HollySys Automation Co., Ltd. and their shareholders and Upper Mix Investments Limited and Time Keep Investment Limited (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

NO.	DESCRIPTION

10.13	Form of promissory note used in bridge loan (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

10.14	Guarantee of Advance Pacific Holdings Limited (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

10.15	Voting Agreement between Advance Pacific Holdings, Ka Wa Cheng and Qiao Li (filed as an exhibit to Registration Statement No. 333-132826 and incorporated by reference herein)

14	Code of Ethics (included as Annex G to the Proxy Statement/Prospectus contained in Registration Statement 333-132826 and incorporated by reference herein)

21	Subsidiaries

99.1	Press Release, dated September 20, 2007, announcing the consummation of the merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HLS SYSTEMS INTERNATIONAL LTD. (registrant)

September 25, 2007	By:	/s/ Wang Changli
Wang Changli President and Chief Executive Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

Gifted Time Holdings Limited (the “Company” or “Gifted Time Holdings”) is a holding company that owns a 74.11% equity interest in Beijing HollySys Co., Ltd. (“Beijing HollySys”) and a 60% direct ownership interest in Hangzhou HollySys Automation Co., Ltd. (“Hangzhou HollySys,” and, together with Beijing HollySys and its subsidiary, the “Operating Companies”). In addition, the Company indirectly owns another 29.64% of Hangzhou HollySys by virtue of the fact that Beijing HollySys owns 40% of Hangzhou HollySys, and the Company owns 51.9% of Beijing Haotong Science and Technology Development Co., Ltd. (“Haotong”) by virtue of the fact that Beijing HollySys owns 70% of Haotong.

Beijing HollySys was established in September 1996 as a domestic Chinese company based in Beijing, China. From inception, it has been engaged in designing, developing and manufacturing automation control systems for customers throughout China. It offers integrated automation solutions for many industries, including electric power generation, transmission and distribution, manufacturing (including metallurgy, construction materials, petrochemical and pharmaceutical industries), and railroad transportation. Beijing HollySys’ integrated automation systems and solutions have enabled customers to improve the safety, reliability and efficiency of their manufacturing processes and significantly enhance the customers’ overall profitability.

Hangzhou HollySys was established as an equity joint venture under Chinese laws in September 2003. Beijing HollySys owns 40% of Hangzhou HollySys, and the Company owns the remaining 60%. The operations of Hangzhou HollySys emphasize industrial automation and integrated solutions.

Gifted Time Holdings directly owns 74.11% of the equity interests in Beijing HollySys through various stock consignment agreements entered into with Beijing HollySys stockholders (or the parties to which they have assigned their rights) and 60% of the equity interests in Hangzhou HollySys through share transfer agreements entered into with Team Spirit and OSCAF. In addition, Gifted Time Holdings indirectly owns another 29.64% interest in Hangzhou HollySys by virtue of its 74.11% ownership of Beijing HollySys and the fact that Beijing HollySys owns 40% of Hangzhou HollySys. The terms of the stock consignment agreements are discussed in more detail under the heading “Stock Consignment Agreements.” Under the stock transfer agreements between Gifted Time Holdings and Team Spirit and OSCAF, Team Spirit and OSCAF, which each respectively owned 30% of the interest in Hangzhou HollySys, transferred their respective 30% equity interest in Hangzhou HollySys to Gifted Time Holdings. As consideration for such transfer, Sure Grow Profits Limited, Faith Best Profits Limited and the BVI companies appointed by Team Spirit and OSCAF each received 7,966 shares of Gifted Time Holdings’ common stock, each representing 15.932% of the total outstanding common stock of Gifted Time Holdings. As a result of that transfer, Hangzhou HollySys received Chinese governmental approval of the share transfer from Team Spirit and OSCAF to Gifted Time Holdings on February 13, 2006. Hangzhou HollySys has received a revised registration certificate as of March 31, 2006 from the Administration Bureau of Industry & Commerce reflecting the change in ownership.

On April 20, 2007, the Board of Directors of Hangzhou HollySys decided to transfer the retained earning of RMB78,617,150 (equivalent of approximately $10,190,169) into registered capital account to fulfill the obligation to infuse RMB120 million (equivalent of approximately $15,190,169) under equity joint venture contract in China.

Within the consolidated financial statements, there are minority interests in Beijing HollySys and Haotong. The minority interest in Beijing HollySys accounts for 25.89% equity interest, of which Beijing No. 6 Institute Huasheng High-Tech Co., Ltd owns 24.11% and Beijing New Technology Industry Development and Services Center owns 1.78%. The 30% minority interests in Haotong are owned by three Chinese citizens. For financial reporting purposes, Beijing HollySys has consolidated the financial statements of Haotong from the date on which it had obtained the control of majority voting power in Haotong. As previously noted, Beijing HollySys expects to dissolve Haotong, which is not seeking or accepting new business, following the expiration of warranty periods on contracts it performed. HollySys does not expect to incur any material costs or loss of revenues as a result of the liquidation.

Beijing HollySys also owns 40% interests in Hangzhou HollySys. Accordingly, the minority interest holders in Beijing HollySys also indirectly own 10.356% of the interests in Hangzhou HollySys. The minority interests presented in the consolidated financial statements cover all of these minority interests.

In order to establish market presence in the major marketplaces in China and be geographically closer to HollySys’ customers, Beijing HollySys has also invested in several other companies that are engaged in various aspects of the automation industry. As of June 30, 2007, these ownership interests were in the following companies:

•	New Huake Electronic Technology Co., Ltd. (37.5%);

•	HollySys Information Technology Co., Ltd. (40%);

•	HollySys Zhonghao Automation Engineering Technology Co., Ltd. (“HollySys Zhonghao”) (89.11%);

•	HollySys Electric Technology Co., Ltd. (40%);

•	Beijing TechEnergy Co., Ltd. (50%);

•	Beijing HollySys Equipment Technology Co., Ltd. (20%);

•	Beijing Bestpower Electrical Technology Ltd. (18.49%); and

•	IPE Biotechnology Co., Ltd. (31.15%).

•	Zhongjijing Investment Consulting, Ltd. (5%)

The operating life of Beijing HollySys and its subsidiaries and affiliates is shown in the table below.

Company Names	Operating period	Operating life
Beijing HollySys Co., Ltd.	Sep. 25, 1996-Sep. 24, 2026	30

Hangzhou HollySys Automation Co., Ltd.	Sep. 24, 2003-Sep. 23, 2053	50

Beijing HollySys Haotong Science & Technology Development Co., Ltd.	Oct. 26, 2000-Oct. 25, 2020	20

Beijing No. 6 Institute New Huake Electronic Technology Co., Ltd.	Aug. 28, 2001-Aug. 27, 2011	10

Beijing HollySys Electric Tech. Co., Ltd.	June 22, 2000-June 21, 2010	10

Beijing HollySys Information Technology Co., Ltd.	June 25, 2002-June 24, 2022	20

Beijing HollySys Hengye Science & Technology Co., Ltd.	Aug. 15, 2000-Aug. 14, 2030	30

HollySys Equipment Technology Co., Ltd.	Sep. 26, 2005-Sep. 25, 2015	10

Beijing HollySys Zhonghao Automation Engineering Technology Co., Ltd.	July 8, 1999-July 7, 2049	50

Beijing TechEnergy Co., Ltd.	Oct. 18, 2005-Oct. 17, 2025	20

Beijing Bestpower Electrical Technology Ltd.	Aug. 2, 1999-Aug. 1, 2049	50

IPE Biotechnology Co., Ltd.	July 26, 2005-July 25,2025	20

Among the entities presented above, HollySys Zhonghao stopped accepting new contracts in July 2002 and has been dormant since then. Currently, the shareholders of HollySys Zhonghao have not reached a clearly defined liquidation plan as a base for reasonable estimation of liquidation loss.

The main channel through which HollySys gets its automation system business is the bidding process. Customers seeking bids propose their requirements and specifications in legal bidding documents and those companies that are interested in obtaining these contracts make a bid in written form. If HollySys wins the bidding, it gets the integrated contract.

HollySys derives its revenue mainly from the integrated contracts it has won through the bidding process, which accounts for over 90% of the total consolidated revenue. In addition, HollySys also sells spare parts and component products to customers for maintenance and replacement purposes after the completion of the integrated solution contract. Product sales are not part of the integrated contracts. Therefore, it is another stream of revenue but minor in volume.

The purpose of an integrated contract is to furnish an automation system that provides the customer with a total solution for the automation or process control requirement being addressed. The automation system and total solution HollySys offers consists of hardware, software and services, all of which are customized to meet the customer’s particular needs and technical specifications. None of hardware, software and service has independent functionality, and therefore cannot be sold separately to customers.

The major terms of an integrated solution contract include solution planning and design, system installation, customer acceptance, payment milestones and warranty. The process of fulfilling an integrated contract consists of the following four stages:

1)   Solution planning and design. HollySys provides customers with a customized plan for achieving the required solution by establishing a project group for each contract. The project group includes system engineers who propose and discuss and agree on the system design and implementation plan with the technical personnel of the customers.

2)   System manufacturing and installation. Based on the design and implementation plan, and in accordance with the project schedule, HollySys enters into the process of purchasing the necessary hardware, manufacturing components for the hardware, developing software platform, re-configuring the software embedded in the hardware, and fabricating the integrated hardware into cabinets, on-site installation and testing, and training customer’s personnel about how to use the automation and total solution.

3)   Customer acceptance. The procedures for customer inspection and acceptance of the system are typically contained in the contracts. The initial inspection usually occurs when the hardware is delivered to the customer’s site for the purpose of detecting any obvious physical damage during shipping and to confirm that the entire order was delivered. A final acceptance will be performed upon the satisfaction of integrated solution testing.

4)   Warranty period. The integrated solution contracts customarily provide HollySys’ customers with a one-year warranty (although sometimes the warranty period may be two years per the customers’ requests), which runs from the date of the final customer acceptance. The end of warranty period represents fulfillment of the entire contract.

Because of the nature of customized integrated contracts, the customers do not have the right to return the products HollySys delivers, provided they conform and perform to the customer’s specification. Before HollySys delivers its products to a customer’s site, HollySys performs an internal test to see if the automation system works as intended. After installing the products on a customer’s site, any problems are solved during the trial runs. Once the testing requirements have been satisfied, a customer will sign and date a customer acceptance document, which begins the warranty period. Due to the nature of this process, many companies in automation systems business generally do not carry product liability insurance.

The size of an integrated contract is determined by a customer’s needs in terms of the amount of equipment needed and the complexity of integrated solution. The size of an integrated contract drives the price of an integrated contract. The more contracts HollySys wins, the more revenues HollySys will earn. Generally speaking, the bigger the size of an integrated contract, the bigger the revenue of that integrated contract. The number of integrated contracts HollySys has won is an indicator of backlog. Because certain contracts will require working periods longer than one year, the best way to measure the contract revenue realized is to use the percentage-of-completion method. Ultimately, HollySys’ revenue stream will be driven by the average price of an integrated contract and how many integrated contracts have started in each reporting period.

Backlog presents the amount of unrealized revenue to be earned by the Company from the contracts HollySys has won. Accordingly, the increase or decrease of the new contracts HollySys has won will have a future impact on its revenue streams. In addition, any change of schedule from HollySys’ customers will have an impact on the Company’s revenue stream, as customers may change their requested delivery schedule resulting in a delay of the expected delivery. In the event of a delay of delivery schedule, then the time of inspection, installation, trial run and customer acceptance will be delayed accordingly, all of which will affect the Company’s revenue recognition. If the delay of delivering the specified automation systems was a result of the Company’s inability to deliver the system on a timely basis, it will be responsible for this delay according to the terms specified in respective integrated contracts.

The following table sets forth the information regarding the contracts HollySys won during the fiscal years and backlog at the dates indicated:

	Years Ended June 30,
	2004	2005	2006	2007
Number of new contracts won during the year	599	702	927	1161
Total amount of new contracts (mm)	$88.29	$90.06	$117.17	$138.77
Average price per contract	$147,398	$128,286	$126,397	$119,526

	As of June 30,
Backlog Situation:	2004	2005	2006	2007
Contracts newly entered and unfinished (mm)	$56.92	$46.95	$54.95	$67.60
Contracts started in the prior year and unfinished (mm)	$15.43	$23.98	$31.80	$34.32
Total amount of backlog (mm)	$72.35	$70.93	$86.75	$101.92

As a growing company, HollySys and its subsidiaries have achieved significant progress in the past three years. HollySys has been able to convert its increased revenues into higher profits. The Company generated net income of $13.08 million, $18.05 million and $13.70 million for the fiscal year ended June 30, 2007, 2006, and 2005, respectively.

Regarding the total consolidated revenues, the Company achieved $101.89 million for the fiscal year ended June 30, 2007, compared to $89.92 million for the prior fiscal year, representing an increase of 13.3%, followed by a growth of 13.0 % from $79.57 million in fiscal 2005.

HollySys’ philosophy emphasizes operating a highly efficient and profitable business enterprise that generates value for its customers, employees, and shareholders.

RECENT SIGNIFICANT TRANSACTIONS

In November 2006, the parties to the stock purchase agreement recognized that the closing of the stock purchase was going to be delayed beyond what had been expected when the stock purchase agreement was originally signed in early February 2006. The shareholders of Gifted Time Holdings had obligations that needed to be satisfied by the end of 2006, and they had intended to apply the cash proceeds from the stock purchase transaction to those obligations, circumstances they had made known to Chardan in the course of negotiations. The stock purchase agreement had a termination date of December 31, 2006, and it was not feasible to close the transaction by that date. In order to retain the opportunity to acquire Gifted Time, which the management and directors of Chardan continued to feel was a highly desirable opportunity and in the best interests of Chardan’s shareholders to pursue, Chardan and Advance Pacific Holdings, Limited (which became the sole holder of all the issued and outstanding ordinary shares of Gifted Time Holdings as a result of these transactions) agreed to amend the stock purchase agreement in certain respects that would enable the Gifted Time shareholders to receive the cash consideration that they anticipated receiving by the end of 2006 in a timely way.

To accomplish those purposes, during the period from December 18 to 20, 2006 Gifted Time , the owners (seven BVI companies) of Gifted Time Holdings and certain third parties completed a series of transactions described below to change the ownership of Gifted Time Holdings and to provide the former stockholders of Gifted Time Holdings with needed capital.

Reorganizing the Ownership of Gifted Time Holdings

As a way of providing the needed capital to the Gifted Time Holdings shareholders, the ownership of Gifted Time Holdings was reorganized in two steps. In the first transaction, the seven BVI companies (the shareholders of Gifted Time Holdings) transferred their ownership interests in Gifted Time Holdings to OSCAF, a related party owned by Madame Qiao Li. In the second transaction, OSCAF transferred the ownership interests it had acquired in Gifted Time Holdings to Advance Pacific Holdings Limited (“Advance Pacific”) in exchange for a note for $30 million and a note for $200 million (the “$200 Million Note”). The $30 million note called for interest payable at the rate of 10% per annum, provided that if it was paid in full by December 31, 2006 (which occurred, leaving only the $200 Million Note outstanding), no interest would be due or payable. It also contained typical default provisions. The $200 Million Note calls for payment of interest at the rate of 10% and is due and payable in full on September 15, 2007. It also contains typical provisions regarding default and other matters. (As discussed more fully below, the $30 million in cash used to pay the $30 million note to OSCAF was borrowed from Gifted Time Holdings, which in turn had obtained these funds from the combination of a bridge loan (the “Bridge Loan”) made by and the sale of Gifted Time Holdings preferred stock to 15 private investors.)

According to the stock purchase agreements entered into by the seven BVI companies and OSCAF on December 18, 2006, in exchange for the Gifted Time Holdings stock that it received, OSCAF agreed to pay the following consideration to the seven BVI companies: (a) upon the receipt by OSCAF of cash payment of $30 million from Advance Pacific, OSCAF would disburse the $30 million and the accrued interest (if any) to the seven BVI companies in proportion to their ownership interests in Gifted Time Holdings; and (b) OSCAF would similarly distribute the amounts received from Advance Pacific in satisfaction of the $200 Million Note.

As noted above, OSCAF sold 100% of the interest in Gifted Time Holdings (formerly owned by the seven BVI companies) to Advance Pacific, a British Virgin Islands company that is solely owned and controlled by Ka Wa Cheng, a resident of Canada, on December 20, 2006. Advance Pacific issued two notes payable to OSCAF as consideration for that ownership interest, one for $30 million (which has been paid) and the $200 Million Note. Neither Advance Pacific nor Ka Wa Cheng is an affiliate of Chardan or any of its affiliates or any of the affiliates of HollySys. Although Mr. Ka Wa Cheng was one of Madame Qiao’s classmates while they were pursuing an International Executive MBA at the Hong Kong University of Science & Technology and he is also trusted by Madame Qiao, until his acquisition of the ownership interests in Gifted Time Holdings, Mr. Cheng had no involvement in Gifted Time Holdings or HollySys and has not been affiliated with Madame Qiao Li or Dr. Wang Changli.

Ka Wa Cheng’s business experience includes over 14 years of experience in the investment industry. Mr. Cheng received an International Executive MBA from the Hong Kong University of Science and Technology in 2002. He is a founding member of The Hong Kong Institute of Financial Analysts and Professional Commentators, in which he still plays an active role, and he currently is an associate director with Shenyin Wanguo Securities (H.K.) Ltd., a subsidiary of one of the oldest investment banks in China.

Given the limited amount of time that was available to effect the reorganization of Gifted Time Holdings’ ownership, transfer to a party who was already known to the management of HollySys was the only feasible alternative for restructuring the ownership of Gifted Time Holdings to achieve the objectives of the Gifted Time Stockholders.  Ka Wa Cheng was identified as a potential purchaser based on his having come to know Qiao Li during their studies at the Hong Kong University of Science and Technology in 2002.

Although Mr. Cheng had significant business experience, he had only a passing familiarity with the business of HollySys prior to the discussions between the parties regarding this series of transactions. In the course of his discussions regarding the proposed acquisition of Gifted Time Holdings stock by Advance Pacific, he acquired a good deal more information about and understanding of the business of HollySys. However, as a financial investor who would not participate actively in the management of the business, either from the standpoint of setting policies or making significant financial and operational decisions, his knowledge about HollySys remained general in nature, and he has spent only a limited amount of time attending to the business of HollySys from Canada, his place of residence, since control of the business has remained with Qiao Li and Wang Changli.

The $230 million amount was established through negotiations directly between the principals of OSCAF (Qiao Li) and Advance Pacific (Ka Wa Cheng) in the course of their negotiations. Chardan understands that it was based on an estimate of the value of the 22.2 million shares of HLS (reduced from the original 23.5 million shares as a result of the issuance of the preferred stock) to be issued to Advance Pacific upon closing of the Chardan transaction. The closing price of Chardan’s stock on December 20, 2006 was $7.34, producing an aggregate value of just under $163,000,000. The per share price needed to produce sufficient funds to pay off the $200 Million Note, not including interest, is $9.01. Chardan’s stock had traded as high as $12.66 in April 2006 following Chardan’s entry into the stock purchase agreement in February 2006. At that price the 22,200,000 shares that Advance Pacific will acquire at closing of the Chardan transaction would have a value of over $280 million.

Other than its ownership of shares of Gifted Time Holdings, Advance Pacific does not have any other material assets, and Mr. Cheng did not provide any personal guarantee of payment of these two notes issued to OSCAF. In the event that Advance Pacific defaults on the $200 Million Note, ownership of the shares of HLS to be received by Advance Pacific in exchange for its Gifted Time Holdings stock will return through OSCAF to the Gifted Time Stockholders (the seven BVI companies), which would then, among them, have a controlling interest in Gifted Time. As the $200 Million Note does not come due until September 15, 2007, or, under a recent amendment to the note, until 30 days after the closing of the Chardan stock purchase or the termination of the stock purchase agreement, if the date for Chardan to conclude a business combination is extended beyond the current August 10, 2007 date, the ownership interest that would revert to the Gifted Time Stockholders is the 22.2 million shares of HLS stock to be issued to Advance Pacific upon the closing of the transaction with Chardan North. Should that reversion occur, it would result in the seven BVI companies having the ability to control HLS.

In such a situation, HLS may be considered an Overseas Special-purpose Investment Company (“OSIC”) under Chinese law. As a result, it may be necessary for the principals of the seven BVI companies to make and maintain registration under SAFE 75 in order for dividends declared by HLS to be payable outside of China in foreign currency (i.e., US Dollars). In particular, in order for an OSIC to be able to obtain foreign exchange certificates from SAFE in order to distribute assets from China in foreign currencies, such as US Dollars, each Chinese owner of the OSIC must file a registration form with SAFE, and each owner must renew that registration each year. This process is a registration process that does not require government approval, only the willingness of the owners of the seven BVI companies to file and renew the registrations. While Chardan believes the owners of the seven BVI companies would have incentives to do so, as the only manner in which they can receive distributions from the profits generated in China is through the OSIC itself, in this case HLS. Nonetheless, this requirement for registration would not apply if Advance Pacific retains ownership of the HLS stock it will receive in the stock purchase with Chardan. Gifted Time Holdings itself would not be an OSIC, as it will be wholly owned by a BVI company and, to the extent participation in the exchange offer is not complete, one or more U.S.-based investors. However, distributions from HollySys to Gifted Time Holdings, its immediate parent, are not permitted under SAFE Notice 75 unless the applicable registration requirements for HLS are made and maintained.

As a result of these transactions, Advance Pacific became the sole owner of Gifted Time Holdings, and Mr. Cheng became its sole director. However, as had been discussed and agreed between Ka Wa Cheng and Qiao Li during negotiations of the purchase, control over Gifted Time Holdings remained with Qiao Li and Wang Chang Li, the chairperson and president of HollySys, respectively. The parties intended for Qiao Li and Wang Changli to continue to exercise control over Gifted Time Holdings, since they were substantially more familiar with the needs of the HollySys operating business, and as residents of China were in a much better position to exercise that control than was Mr. Cheng. In addition, both parties had an incentive to maximize the value of the company, which they agreed required the active input of Qiao Li and Wang Changli on an ongoing basis. In the case of Advance Pacific, its best prospect of realizing a benefit from the transaction was if the profitability of the business increased, which Ka Wa Cheng recognized was best achieved by active oversight from Qiao Li and Wang Changli. From the standpoint of Qiao Li, as it was at least possible, and perhaps probable, that the ownership of Gifted Time Holdings (other than that represented by the preferred stock) would revert to the Gifted Time Holdings Stockholders, she had insisted that Ka Wa Cheng could not change any policy or make any financial or operational changes regarding Gifted Time Holdings or HollySys without the consent of Qiao Li and Wang Changli.

This oral understanding, reached between the parties in the week preceding the sale of the Gifted Time Holdings common shares by OSCAF to Advance Pacific Holdings on December 20, 2006, has since been memorialized in a written voting agreement among Advance Pacific, Ka Wa Cheng and Qiao Li entered into on July 5, 2007. Under that voting agreement, the parties reaffirm their understanding regarding ongoing role of Qiao Li in the management of Gifted Time Holdings and HollySys notwithstanding the acquisition of the Gifted Time Holdings ownership interests by Advance Pacific. The voting agreement provides that Advance Pacific relinquishes its authority to appoint directors of Gifted Time Holdings to Qiao Li, and it also provides that Qiao Li and Wang Chang Li will act as directors of the company, Ka Wa Cheng having resigned from that post. The voting agreement terminates at the option of Qiao Li, upon Advance Pacific’s transfer of the Gifted Time Holdings stock to a third party or upon Advance Pacific’s default on the $200 Million Note. Consistent with that understanding, Ka Wa Cheng has agreed that Qiao Li and Wang Changli will serve as chairperson and as president and member of the HLS board, respectively, upon the completion of the Chardan stock purchase.

Ka Wa Cheng had two reasons for entering into the series of transactions described above. One was to assist Qiao Li in restructuring the transaction so that the Gifted Time Stockholders could receive the cash portion of the consideration payable under the stock purchase agreement with Chardan prior to the end of 2006, enabling them to fulfill their various obligations. The other was to be in a position to benefit from an increase in the stock price of Chardan if it were to reach the point by the due date of the $200 Million Note to enable him to pay the principal and interest due (most likely through substitute financing) and retain ownership of the Gifted Time Holdings stock. As discussed more fully below, the price of Chardan stock had been as high as $12.66 in April 2006, giving the 22.2 million shares that Ka Wa Cheng would own (through Advance Pacific) an aggregate value of more than $280 million. Were the price of Chardan’s stock to increase to near or above that level prior to the time that the $200 Million Note becomes due, the prospect of Ka Wa Cheng’s finding substitute financing to pay off the $200 Million Note would become more feasible. Should Advance Pacific manage to do so, the ownership of the Gifted Time Holdings stock would not revert to the Gifted Time Stockholders. However, even in such circumstances, the employment agreements of Qiao Li and Wang Changli as chairperson and president of HLS, respectively, would give them ongoing substantial control over HLS and HollySys.

It appears more likely than not that legal ownership of the Gifted Time Holdings stock transferred to Advance Pacific will revert to the seven BVI companies, for various reasons. First, since Advance Pacific acquired the shares of Gifted Time Holdings the share price of Chardan stock has not reached the value of approximately $9.01 (the point where the HLS stock that Advance Pacific is to receive in the Chardan stock purchase equals its obligations under the $200 Million Note), and the current price is about $8.50. Second, it is likely that the value of the HLS stock that Advance Pacific would receive in the Chardan stock purchase would have to be substantially in excess of that value in order to refinance or pay the $200 Million Note, since the HLS stock Advance Pacific will receive will be unregistered, with restricted ability to be sold and reduced value as collateral for substitute financing. As an affiliate of HLS, Advance Pacific would have additional difficulty selling its stock. Finally, the Gifted Time Holdings stock, and any HLS stock issued in exchange for it in the Chardan stock purchase, has been pledged as security for repayment of the Bridge Loan. As a result, any lender in the substitute financing would either need to take a second position behind the bridge lenders, which have a first lien on the stock, or would need to increase the amount it was willing to finance by the roughly $8 million that could remain due to them after the payment of the cash consideration payable under the Chardan stock purchase was applied to reduce the balance owed to the bridge lenders.

Pursuant to the oral understanding that the parties had reached in the course of negotiations, as part of the restructuring of the Chardan stock purchase and the Bridge Loan, Mr. Cheng, with the knowledge and consent of Qiao Li, took the following actions to recapitalize Gifted Time Holdings: (i) the authorized ordinary shares of Gifted Time Holdings were increased from 50,000 shares with par value of $1.00 per share to 33.5 million shares with par value of $0.01 per share, with the result that the 50,000 shares that were then issued and outstanding were converted into 5 million ordinary shares (ii) 1.5 million preferred shares with a par value of 0.01 per share were authorized; and (iii) an additional 17.2 million ordinary shares were issued to Advance Pacific, its sole shareholder, resulting in a total of 22.2 million ordinary shares issued and outstanding. This recapitalization makes the exchange ratio of stock with HLS one-for-one in the Chardan stock purchase.

The Bridge Loan Transaction. The foregoing transactions accomplished the change of ownership of Gifted Time Holdings and, by virtue of the $30 million note payable by Advance Pacific to OSCAF, established a means of providing the $30 million in cash to the previous shareholders of Gifted Time Holdings before December 31, 2006. To satisfy this cash need, Gifted Time Holdings obtained a $30 million bridge loan from 15 non-affiliated investors. The Bridge Loan is in the face amount of $29,987,000 and carries an interest rate of 10% per annum. It is secured by a pledge of all of the common stock of Gifted Time Holdings. In addition, the parties making the Bridge Loan acquired an aggregate of 1.3 million shares of newly-issued preferred stock of Gifted Time Holdings, each in proportion to the amount of the Bridge Loan it had funded, for an aggregate purchase price of $13,000 (par value), constituting the balance of the $30 million. None of the 15 lenders in the Bridge Loan transaction had a relationship with Chardan or any of its affiliates, except that some of them are stockholders of Chardan and some of them are limited partners in a partnership managed by an affiliate of Chardan. That limited partnership was not involved in this transaction. None of the 15 lenders had any previous relationships with Advance Pacific, Gifted Time Holdings, the seven BVI companies that had owned Gifted Time Holdings, or the PRC operating companies. None of the officers, directors or affiliates of Chardan received any compensation in connection with the Bridge Loan, although Chardan Capital, LLC and Chardan Capital Markets, LLC both helped to identify potential lenders.

Advance Pacific, which received the proceeds of the Bridge Loan and preferred stock sale through a loan to it from Gifted Time Holdings, agreed to guarantee repayment of the Bridge Loan and pledged all of its shares in Gifted Time Holdings to secure that guarantee. As this entire series of transactions was designed to enable Chardan to retain the right to acquire Gifted Time Holdings, the terms were designed to work in conjunction with the anticipated closing of the stock purchase, with additional terms in the event that the Chardan - Gifted Time Holdings transaction does not occur. For example, the repayment terms of the Bridge Loan provide that an aggregate principal amount of $25 million, together with any then unpaid and accrued interest thereon and other amounts payable under the notes, is initially due and payable ten business days following the closing under the stock purchase agreement between Advance Pacific and Chardan. This is coordinated with the terms for payment of the cash consideration under the stock purchase agreement. The balance of the Bridge Loan is to be paid off 60 days following the call (as provided in the warrant agreement) of the publicly traded warrants to be assumed by HLS concurrently with the closing of the redomestication transaction in substitution for the warrants issued by Chardan, which is also coordinated with the terms for payment of the deferred portion of the cash consideration under the stock purchase agreement. As noted, additional provisions exist to govern repayment in the event that the transaction with Chardan is not completed, and there is an absolute repayment date of the entire amount due in repayment of the Bridge Loan of September 30, 2008.

As discussed above, the $30 million in proceeds from the Bridge Loan and sale of preferred stock was in turn loaned to Advance Pacific on December 22, 2006 against a note for $30 million payable to Gifted Time Holdings. The repayment terms of this $30 million note issued by Advance Pacific are designed to allow it to repay the money owed to Gifted Time Holdings out of the cash consideration received at closing of the Chardan transaction. Specifically, upon closing of the stock purchase transaction with Chardan, Advance Pacific must make an initial payment of not less than $24 million but up to the full amount of the cash consideration received (potentially as high as $28 million or more, depending on how much interest is earned on the trust fund assets and the number of shares that are redeemed, if any). The balance of the principal sum not covered by the initial payment made by Advance Pacific must be repaid upon Advance Pacific’s receipt of the balance of the cash consideration due to it in connection with the stock purchase transaction. To facilitate this aspect of the transaction, Advance Pacific assigned to Gifted Time Holdings its right to receive the cash consideration payable in the Chardan stock purchase of Gifted Time Holdings.

Advance Pacific used the proceeds of the loan that it obtained from Gifted Time Holdings to pay the $30 million note to OSCAF. As a result, only the $200 Million Note issued by Advance Pacific remains outstanding. If the contemplated stock purchase transaction does not take place, Gifted Time Holdings remains responsible for repaying the Bridge Loan. As further assurance for repayment of the Bridge Loan, Advance Pacific guaranteed that repayment and secured its obligation to do so by pledging all of the stock of Gifted Time Holdings owned by it. The 15 lenders have consented to the transfer of that Gifted Time Holdings stock to HLS on the condition that the stock consideration received by Advance Pacific (the shares of HLS) will be substituted as collateral for that guarantee, with the cash consideration being used to make a partial repayment of the Bridge Loan. While the amount that Advance Pacific agreed to pay for the Gifted Time Holdings stock it acquired ($230 million) was substantially greater than the amounts due under the Bridge Loan, this “excess” security was designed to take into account the possibility that the Chardan transaction might not close and that Advance Pacific may not conclude an alternative financing transaction that would enable Advance Pacific to repay its loan from Gifted Time Holdings. In such a case, the value to be realized from a sale of the Gifted Time Holdings stock could be considerably less than the value that stock will have if the Chardan transaction occurs. In any case, the lenders will be entitled to retain only so much of the proceeds of the sale of the pledged Gifted Time Holdings stock as is needed to satisfy the obligations to them. Any excess will then belong to the party(ies) who own the Gifted Time Holdings Stock at that time. If that owner is OSCAF (which would acquire ownership on default of Advance Pacific’s $200 Million Note), OSCAF would have an obligation to distribute what it receives to the seven BVI companies under the terms of the agreements by which they sold their Gifted Time Holdings stock to OSCAF. The Bridge Loan documents do not require that the collateral securing repayment of the Bridge Loan (either the Gifted Time or the HLS stock, whichever is the case) is to be returned in whole or in part until the Bridge Loan is completely repaid, at which time the bridge lenders have an obligation to release the collateral.

The repayment of the $200 Million Note is not due until after the stock purchase is closed, which means that the initial portion of the cash consideration will have been paid to Advance Pacific and in turn used to reduce the amount of the Bridge Loan that remains outstanding. Should Advance Pacific default on the $200 Million Note, its only obligation is to transfer the HLS stock received in the stock purchase to OSCAF. Advance Pacific remains entitled to receive the balance of the cash consideration payable in the stock purchase, when it is due, and that amount will then be used to repay the loan from Gifted Time Holdings to Advance Pacific (those proceeds already having been assigned to Gifted Time Holdings by Advance Pacific). As a result of this arrangement, even in the event of a default by Advance Pacific on the $200 Million Note, the loan from Gifted Time to Advance Pacific can be repaid in full. Since the payment of the second portion of the cash consideration in the stock purchase must be made only after the exercise of the warrants or from net positive cash flow generated by HLS following the closing of the stock purchase, HLS will also have the financial resources necessary to cover the additional interest that will have become due on the Bridge Loan.

The foregoing transactions required that the stock purchase agreement with Chardan be amended, which occurred on December 20, 2006. The amendment provided that Advance Pacific would receive only 22,200,000 shares of HLS at closing rather than the 23,500,000 originally agreed upon and that the remaining 1.3 million shares would be available for payment to the parties making the Bridge Loan (who also acquired Gifted Time Holdings preferred stock) in exchange for their shares of Gifted Time Holdings preferred stock. In addition, the termination date of the stock purchase was extended to at least August 10, 2007 or such later date as Chardan’s shareholders might, by amendment to Chardan’s certificate of incorporation, agree to allow for the stock purchase to close. This latter change was designed to preserve the benefit of the stock purchase for Chardan’s stockholders. As discussed more fully in the section entitled “Amendments” above, the parties also made a change to the incentive share schedule, initially increasing the incentive shares that were issuable upon achieving the after-tax profit target for 2011 from 2,000,000 to 3,000,000. This change was agreed upon because the delay in concluding the stock purchase transaction had increased the difficulty of Gifted Time Holdings’ accomplishing the 2007 after-tax profit target.

Under the regulations that took effect on September 8, 2006, transfer of legal title to the 74.11% of Beijing HollySys to Gifted Time Holdings will, as before, require government approval. Until that approval is sought and obtained, Advance Pacific and, following the Chardan transaction, HLS, will continue to enjoy the benefits of that ownership interest through the consignment agreements conferring the benefits of that ownership on Gifted Time Holdings. The legal opinion to be obtained from Chinese counsel regarding the enforceability of the consignment agreements will state that the consignment agreements are unaffected by the foregoing transactions and remain enforceable. The regulatory matters to be addressed are discussed above under the heading “Consideration of the Stock Purchase Transaction-Regulatory Matters.”

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of the Company’s financial condition presented in this section are based upon the Company’s consolidated financial statements, which have been prepared in accordance with the generally accepted accounting principles in the United States. During the preparation of the consolidated financial statements, the Company is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates and judgments, including those related to sales, returns, pricing concessions, bad debts, inventories, investments, fixed assets, intangible assets, income taxes and other contingencies. The Company bases its estimates on historical experience and on various other assumptions that it believes are reasonable under current conditions. Actual results may differ from these estimates under different assumptions or conditions.

In response to the SEC’s Release No. 33-8040, “Cautionary Advice Regarding Disclosure about Critical Accounting Policy,” the Company has identified the most critical accounting policies upon which its financial status depends. It determined that those critical accounting policies are related to the use of estimates, inventory valuation, revenue recognition, income tax and impairment of intangibles and other long-lived assets. These accounting policies are discussed in the relevant sections in this management’s discussion and analysis, including the Recently Issued Accounting Pronouncements discussed below.

Revenue recognition

Revenues generated from designing, building, and delivering customized integrated industrial automation systems and providing relevant solutions are recognized over the contractual terms based on the percentage of completion method. The contracts for designing, building, and delivering customized integrated industrial automation systems are legally enforceable binding agreements between the Company and customers. Performance of these contracts often will extend over long periods, and the Company’s right to receive payments depends on its performance in accordance with these contractual agreements. The duration of contracts the Company performs depends on the dollar amount of the contracts. In general, the larger a contract’s size, the longer is the duration of that contract. The duration of small contracts is less than one year, without including the warranty period. The duration of a large contract is longer than one year, without including the warranty period. Including the warranty period, all contracts have a duration longer than one year, ranging from 16 months to 54 months. The operating cycle of the Company is determined by a composite of many individual contracts in various stage of completion and is measured by the duration of the average time intervening between the acquisition of materials or service entering the construction process and the substantial completion of contracts. Based on the historical experience, the operating cycle of the Company exceeds one year.

In accordance with AICPA’s SOP 81-1, “Accounting for Construction Contracts and Certain Production-Type Contracts,” revenue recognition is based on an estimate of the income earned to date, less income recognized in earlier periods. Estimates of the degree of completion are based on the costs incurred to date compared to the expected total costs for the contracts. Revisions in the estimated profits are made in the period in which the circumstances requiring the revision become known. Provisions, if any, are made currently for anticipated loss on the uncompleted contracts. Revenue in excess of billings on the contracts is recorded as unbilled receivables and included in accounts receivable. Billings in excess of revenues recognized on the contracts are recorded as deferred revenue until the above revenue recognition criteria are met. Billings are rendered based on agreed milestones included in the contracts with customers. There can be different milestones in the contracts for which the Company competes, but most often the following four are used: 1) system manufacturing, 2) system delivery, 3) installation, trial-run, and customer acceptance, and 4) expiration of a warranty period. The agreed upon amount to be billed at each milestone is specified in the contract. The first milestone means that work under the contract has started. All contracts have the first milestone, but not all contracts have a prepayment. The Company recognizes 100% of the contractual revenue at the end of the customer acceptance stage, as the Company estimates that no further major costs will be incurred under the contract, a signed customer acceptance document has been obtained, and a warranty period starts to run.

Revenue generated from sales of electronic equipment is recognized when persuasive evidence of an arrangement exists, delivery of the products has occurred, customer acceptance has been obtained, which means the significant risks and rewards of the ownership have been transferred to the customer, the price is fixed or determinable and collectibility is reasonably assured.

Warranty

Warranty is a major term under an integrated contract. The warranty period is generally twelve months from customer acceptance, but it may vary in accordance with the terms of the contract. The Company estimates a warranty liability under each contract using a percentage of revenue recognized less warranty costs typically incurred, which is derived from its historical experience. Doing so enables the company to recognize a warranty cost for the appropriate period of time. In addition, at the end of each reporting period, the Company assesses whether or not the accrued warranty liabilities are adequate based on 1) the percentage used, 2) the outstanding warranty period of a contract which has entered the warranty period, 3) the total revenue recognized on a contract which has been under the warranty period, and 4) the aggregate amount of warranty costs incurred on all contracts in the warranty period. The Company adjusts the accrued warrant liabilities in line with the result of its assessment.

The impacts of warranties on the financial statements over the fiscal periods are presented in the table below:

	June 30,		June 30,
	2005	2006	2007
Beginning balance	$881,052	$1,594,215	$1,430,736
Expense accrued	1,708,767	1,273,616	1,446,680
Expense incurred	(995,604)	(1,437,095)	(750,847)

Ending balance	$1,594,215	$1,430,736	$2,126,569

Accounts receivable and other receivables

Performance of the contracts often will extend over long periods and the Company’s right to receive payment depends on its performance in accordance with these contractual agreements. The Company bills a customer in accordance with the amount specified under the contract from the unbilled accounts receivable when the Company’s performance has reached a milestone. In general, among four billing milestones, each interval of two contiguous billings under a contract within one year (under certain railway control system contracts, the interval of two contiguous billings is longer than one year) and the last billing to be issued for a contract is at the end of the warranty period. When a customer makes a prepayment at the start of a contract, the amount received will be recorded as deferred revenue. The deferred revenue is recognized as revenue under the completion percentage method along with the progress of a contract. If no prepayment is received by the Company, revenue would be recognized through unbilled accounts receivable. Accordingly, when a particular milestone is reached, a particular amount of unbilled accounts receivable will be transferred into billed accounts receivable. Unbilled accounts receivable will be billed within one year. The Company does not specify credit terms in its invoices, with a hope that customers will make their payment upon receipt, even though the contract terms say that a specific amount is due when reaching a milestone. The Company does not required collateral from its customers. Based on the prevailing collection practice in China, it is a reasonable expectation for enterprises in the automation industry to take over one year to collect billed amounts. The Company considers billed accounts receivable over one year as past due in line with its operations cycle. The components of accounts receivable were as follows:

	June 30,		June 30,
	2005	2006	2007
			(unaudited)
Billed accounts receivable	$25,020,334	$25,776,682	$47,038,531
Unbilled account receivable	25,985,132	42,912,201	43,170,940

	$51,005,466	$68,688,883	$90,209,471

Of the above balance of the unbilled accounts receivable, $8,538,259, $9,237,552, and $8,891,429 were related to contracts which have been completed but in the warranty period.

The Company issues invoices to customers without specifying credit terms or interest charges for later payments by its customers. The Company provides a bad debt provision based on the age of billed accounts receivable and factors surrounding the credit risk of specific customers. Management of the Company believes that the long-term relationships with customers and continuously providing services to these customers will minimize the risk of bad debts. Based on historical experience, the bad debt allowances are determined using a percentage method as follows.

	Within 1 year	1-2 years	2-3 years	3-5 years	Above 5 years
Percentage	2%	5%	15%	50%	100%

The aging of billed accounts receivable and the corresponding bad debt provision at June 30, 2005 , 2006 and 2007 are as follows:

	Under 1 year	1-2 Years	2-3 Years	3-4 Years	4-5 Years	5+ Years
06/30/07
Ending Balance	37,634,850	4,008,102	3,325,697	1,105,508	255,006	709,368
Reported Bad Debt Provision	728,921	200,405	517,726	552,754	127,503	709,368

06/30/06
Ending Balance	18,117,014	4,791,406	1,452,371	313,733	625,792	476,365
Reported Bad Debt Provision	360,070	219,916	220,442	179,258	295,196	476,365

06/30/05
Ending Balance	20,191,612	3,175,337	323,995	638,553	291,382	399,455
Reported Bad Debt Provision	389,744	156,493	46,593	323,808	145,691	399,455

Although these figures may seem optimistic based on western credit and payment practices, they are consistent with the experience that HollySys has had in the PRC, where many accounts outstanding for extended periods are eventually paid. The Company also establishes additional bad debt provisions for individual customers if there is a deterioration of the customer’s credit worthiness, and if actual defaults in a current period are higher than the historical experience.

The Company includes any account balances that are determined to be uncollectible in the allowance for doubtful accounts. After all attempts to collect a receivable have failed or are deemed futile, the receivable is written off against the allowance. Based on the information available to management, the Company believes that its allowances for doubtful accounts as of June 30, 2005, 2006 and 2007, respectively, were adequate. However, actual write-offs might exceed the recorded allowance.

The following table presents allowance activities in accounts receivable.

	June 30,		June 30,
	2005	2006	2007
			(Unaudited)
Beginning balance	$1,113,084	$1,461,645	$1,751,247
Additions charged to expense	460,926	664,282	1,086,169
Recovery	(112,365)	(179,059)	-
Write-off	-	(195,621)	(739)

Ending balance	$1,461,645	$1,751,247	$2,836,667

Based on the historical information regarding the recovery of doubtful accounts, the Company estimated that the recovery rate for doubtful billed accounts would be approximately 2%.

Other receivables include deposits required by the contract bidding service providers for every contract the Company has bid for. Contract bidding service providers will deduct a portion of the deposit as service fees if the Company wins a contract and the remaining balance will be returned to the Company after the bidding process completes. If the Company does not win a contract, the deposit will be returned in full amount to the Company after the bidding process completes.

The following table presents allowance activities in other receivables.

	June 30,		June 30,
	2005	2006	2007
			(Unaudited)
Beginning balance	$107,400	$139,924	$77,856
Additions charged to expense	32,524	-	33,473
Recovery	-	(30,549)	-
Write-off	-	(31,519)	-

Ending balance	$139,924	$77,856	$111,329

Based on the historical information regarding the recovery of doubtful accounts, the Company estimated that the recovery rate for doubtful other receivables would be approximately 2%.

Inventories

Inventories are composed of raw materials and low value consumables, work-in-process and finished goods. Inventories are stated at the lower of cost or market based on the weighted average method. The work-in-process represents the costs of projects which have been initiated in accordance with specific contracts and are not yet complete. The Company makes provisions for estimated excess and obsolete inventory based on its regular reviews of inventory quantities on hand and the latest forecasts of product demand and production requirements from its customers. The Company writes down inventories for not saleable, excess or obsolete raw materials, work-in-process and finished goods by charging such write-downs to cost of sales. In addition to write-downs based on newly introduced parts, statistics and judgments are used for assessing a provision on the remaining inventory based on sale ability and obsolescence.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment when certain indicators are present that suggest the carrying amount may not be recoverable. This review process primarily focuses on other intangible assets from business acquisitions and property, plant and equipment. Factors considered include the under performance of a business compared to expectations and shortened useful lives due to planned changes in the use of the assets. Recoverability is determined by comparing the carrying amount of long-lived assets to estimated future discounted cash flows. If future discounted cash flows are less than the carrying amount of the long-lived assets, an impairment charge would be recognized for the excess of the carrying amount over fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash flow technique. Additionally, in the case of assets that will continue to be used in future periods, a shortened life may be utilized, if appropriate, resulting in accelerated amortization or depreciation based upon the expected net realizable value of the asset at the date the asset will no longer be utilized by us. Actual results may vary from estimates due to, among other things, differences in operating results, shorter asset useful lives and lower market values.

Income taxes

The Company recognizes deferred tax liabilities and assets for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

The Company assesses the likelihood that its deferred tax assets can be recovered. If recovery is not likely, the provision for taxes must be increased by recording a reserve in the form of a valuation allowance for the deferred tax assets that are estimated not to be ultimately recoverable. In this process, certain relevant criteria are evaluated, including the existence of deferred tax liabilities that will absorb deferred tax assets, the taxable income that can be used to absorb net operating losses and credit carry-backs, and taxable income in future years. The Company’s judgment regarding future profitability may change due to future market conditions, changes in tax laws and other factors. These changes, if any, may require material adjustments to these deferred tax assets and an accompanying reduction or increase in net income in the period when such determinations are made. In addition to the risks described above, the effective tax rate is based on current enacted tax law. Significant changes during the year in enacted tax law could affect these estimates.

In China, the statutory income tax rate is 33%. Beijing HollySys is viewed as a high-tech company by the Chinese government and has been granted favorable treatment on enterprise income tax matters. Under the Chinese government’s current policy, Beijing HollySys is applying for a 15% income tax rate.

Hangzhou HollySys is a foreign invested enterprise located in a coastal city where the statutory income tax rate is 24%, which will be applicable until the Chinese government decides to change this income tax rate. In addition, Hangzhou HollySys has been entitled to a 100% exemption of enterprise income tax for two years and a 50% exemption of enterprise income tax   for three years under Chinese tax laws. Under China tax laws, a tax year is based on a calendar year. Accordingly, the tax incentive programs are also based on a calendar year. Since January 1, 2006, Hangzhou HollySys has been under a 50% tax exemption of income tax, while from January 1, 2009, Hangzhou HollySys will apply for a statutory income tax rate for income tax purposes. Prior to December 23, 2006, Hangzhou HollySys enjoyed a 50% exemption under a 26.4% income tax rate for the first year. On December 23, 2006, Hangzhou HollySys received a notice from the Hangzhou income tax authority, which indicated that the income tax rate applicable to Hangzhou HollySys should be adjusted to 16.5% effective January 1, 2006 in accordance with relevant regulations regarding the development zones, as Hangzhou HollySys is located in a development zone recognized by the Ministry of Land and Resource in China. In addition, Hangzhou HollySys received a tax refund of approximately $555,000 as of December 31, 2006. This refund and corresponding amortization of deferred tax liabilities using the newly enacted tax rate were recognized in the income tax provision for the year ended June 30, 2007.

Government Subsidies

Each of the three subsidiaries of the Company has received certain government subsidies from local Chinese government agencies during the past three years, which accounted for 21.55%, 27.11%and 38.6%, respectively, of the income before income tax on a gross basis. In general, the Company presents the government subsidies received as part of other income unless the subsidies received are earmarked to compensate certain expenses, which are accounted for by offsetting the specific expense, such as research and development expense.

The PRC government has provided various incentives to high technology companies, including HollySys, in order to promote the development of the high technology sector of China’s economy. HollySys has received government incentives in the form of various government grants, which have been granted by certain government agencies in terms of their respective agenda.

The local governments in Beijing and Hangzhou have provided high technology companies with various subsidies to support various research and development efforts conducted by these companies. The most notable form of subsidy is the refund of value added tax (‘VAT’) paid by the recipient companies. Being approved by the relevant tax authority, Beijing HollySys and Hangzhou HollySys have been entitled to receive a refund, which is the amount beyond the 3% of the actual VAT paid to the government over the current revenue associated with this VAT. Based on the information available to date, the government subsidies sourcing from VAT paid will cease at the end of 2010.

The Company is unable to predict whether or not any other forms of government subsidies will be available for the upcoming years or whether current subsidies will be decreased or terminated. The Company is unable to anticipate any changes of government policies or decisions. Any reduction or termination of incentives or grants currently received by the Company would have a material adverse effect on its results of operations.

Notes Payable

During the period from December 18 to 20, 2006, the Company and the original Chinese owners entered into a series of significant transactions with Chardan North China Acquisition, Inc. (“Chardan”), Advance Pacific Holdings Limited (“APH”), which is solely owned by Mr. Ka Wa Cheng, and 15 investors who provided a bridge loan and purchased 1.3 million preferred shares in the aggregate amount of $30 million in order to satisfy the financing needs from the original Chinese owners of the Company. These transactions are disclosed under the heading “Recent Significant Transactions”.

On December 20, 2006, the Company issued 15 notes in aggregate of $29.87 million payable to 15 investors and 1.3 million preferred shares with a part value of $0.01 per share in exchange for the proceeds of $30 million. The notes issued to the 15 investors bear an interest at 10% per annum. The repayment terms are pretty much depending on the completion of the amended stock purchase transaction between the original Chinese owners of the Company and Chardan unless this contemplated transaction will not be approved by the stockholders of Chardan. The newly issued 1.3 million preferred shares in conjunction with the 22.2 million common shares (which are disclosed in Note 12) will be converted into, in aggregate, 23.5 million of common shares of HLS, the successor company of Chardan. In accordance with EITF 00-27, the Company identified the fact that the closing price of Chardan’s common share was $7.34 per share on December 20, 2006 and believed that this price was the most objective indicator of the fair value of these 1.3 million preferred shares. Using the relative fair value method, the Company allocated the entire $30 million proceeds between the $29.987 million notes payable and 1.3 million preferred shares, resulting in a discount of $7,239,390 to the $29.987 million notes payable. The Company estimated that the life of these notes payable will be about nine months with the expectation that the contemplated stock purchase transaction will be approved by the stockholders of Chardan before on September 20, 2007. With such estimated life of the Bridge Loan, the Company adopted the effective interest rate method to amortize the discount of $7,239,390 over the nine-month period. As of June 30, 2007, the outstanding balance of 15 notes payable was $27,566,936, net of the discount of $4,819,326.

Note Receivable from the Stockholder

On December 21, 2006, in accordance with a series of sales and purchase agreements between the original Chinese owners and Mr. Ka Wa Cheng, the entire proceeds of $30 million were wired to the original Chinese owners’ bank accounts through Chardan Capital, Inc, a related party to Chardan and the note receivable was legally under the name of APH. The repayment obligation will be discharged by using the proceeds collected from Chardan after the contemplated stock purchase transaction would have been consummated in September 2007. Because APH is the sole legal owner of the Company now without substantial operating activities and material assets, the note receivable from APH was presented in the stockholder equity section on the balance sheet as of June 30, 2007.

FINANCIAL POSITION

During the fiscal year ended June 30, 2007, total assets increased by $34,906,411 from $120,024,159 at June 30, 2006 to $154,930,570 at June 30, 2007. The majority of the increase was in accounts receivables, advance to suppliers, inventories and long-term investments, but offset with a decrease of $451,601 in property, plant and equipment.

Accounts receivable at June 30, 2007 was $87,372,794, an increase of $20,435,158, or 30.53%, compared to $66,937,636 at June 30, 2006. The increase was attributable mainly to higher revenues from both integrated contract and product sales in fiscal 2007, compared to the same category of revenue in fiscal 2006. And another reason for the increase in accounts receivables was a result of the increase in long-term contracts performed in fiscal 2007.

Advance to suppliers at June 30, 2007 was $8,146,854, an increase of $2,600,769, or 46.89%, compared to $5,546,085 at June 30, 2006. The increase was mainly for supporting sales backlog from newly won railway contracts.

Inventory at June 30, 2007 was $13,907,280, increased by $6,076,438, or 77.6%, compared to $7,830,842 at June 30, 2006. Significant increase in inventories is caused by significant increase in work-in-progress goods for supporting the newly won contracts, specially railway contract. The turnover of inventory was 61 days for fiscal 2007, increased by 9 days, or 18%, compared to 52 days for fiscal 2006.

Long-term investment at June 30, 2007 was $9,192,888, increased by $3,911,725, or 74.07%, compared to $5,281,163 at June 30, 2006. The increase in long-term investment is mainly caused by investment in IPE biotechnology Co., and Beijing Best Power electrical technology Co., Ltd. during fiscal 2007.

Total liabilities at June 30, 2007 were $104,703,288, increased by $39,041,911, or 59.46%, compared to $65,661,377 at June 30, 2006. The increase in liabilities was mainly due to the increase in short-term bank loan, notes payable and accounts payable, offset by the decrease in short-loan from related parties, long-term loan, and dividend payable.

Short-term bank loan at June 30, 2007 was increased by $9,291,359 from $7,130,081 in fiscal 2006 to $16,421,440 in fiscal 2007. The increase in short-term bank loan was to finance the working capital to support the business growth of the Company.

Note payable at June 30, 2007 was increased by $27,566,936 from $0 in fiscal 2006 to $27,566,936 in fiscal 2007. The increase in note payable is a result of a series of private placement related transactions took place in December 2006.

Accounts payable at June 30, 2007 increased by $5,786,229 from $16,523,600 in fiscal 2006 to $22,309,829 in fiscal 2007. The increase in accounts payable was a result of the increase in inventory purchases to support the sales backlog in newly won contracts, specially in railway contracts.

RESULTS OF OPERATIONS

Comparison of Fiscal Years Ended June 30, 2007 and 2006

Operating Revenues

For the year ended June 30, 2007, total revenues amounted to $101.89 million, an increase of $11.97 million, compared to $89.92 million for the prior fiscal year, representing a significant increase of 13.3%.

Of the total revenues of $101.89 million, the integrated contract revenue accounted for $97.38 million, an increase by $11.19 million, compared to $86.19 million for the prior fiscal year, representing a 13.0% increase. The increase of revenue was due to the number of total integrated contracts under operations was greater than those for the prior fiscal year. There were 2,089 contracts under operations for the year ended June 30, 2007 compared to 1,609contracts for the prior fiscal year, a 29.8% increase. In addition, the overall completion percentage of all contracts under operations for the fiscal year ended June 30, 2007 was higher than that for the prior fiscal year.

Of the $101.89 million of total revenues, approximately $4.51 million related to product revenue, an increase of approximately $776,000, compared to $3.73 million of product revenue for the prior year, a 20.8% increase. The increase was mainly due to the increase in customers’ demands for the Company’s equipment for customers’ maintenance and replacement purposes during this period.

Revenue Backlog

An important measure of the stability and growth of the Company’s business is the size of its backlog, which represents the total amount of unrecognized revenue associated with existing contracts. Any deferral of revenue recognition is reflected in an increase in backlog as of the end of current period. The backlog as of June 30, 2007 amounted to $101.92 million, representing an increase of 17.5%, compared to $86.75 million as of June 30, 2006.

Of the total backlog, the aggregate contract values of the contracts unstarted, started and unfinished in the current period was $67.60 million and the amount of the contracts started in the prior year and unfinished was $34.32 million, while the total backlog at June 30, 2006 comprised of $54.95 million from the contracts unstarted, started and unfinished and $31.80 million from contracts started in the prior year and unfinished, respectively.

Cost of Revenues

The total cost of revenues amounted to $66.10 million, an increase by $8.15 million, compared to $57.95 million for the prior fiscal year, representing a 14.1% increase. The increase was in line with the increase in total revenues. The increase of $8.15 million comprised of the increase in cost of integrated contracts by $7.18 million and an increase in cost of products sold by $976,000. The increase percentage in cost of integrated contracts was lower than revenue increase percentage in integrated contracts mainly related to the higher gross margin embedded in the integrated contracts from transportation industry, such as railway and city light rail.

Cost of revenues can be divided into cost of integrated contracts and cost of products sold, in line with the categories of revenues. The components of cost of revenues shifted immaterially, as the cost of integrated contract revenue accounted for 97.2% of the total cost of revenues for the fiscal year ended June 30, 2007, compared to 98.5% for the prior fiscal year.

The cost of integrated contract revenue consists primarily of three components: cost of equipment and materials, labor costs and other manufacturing expenses incurred from designing, building and delivering customized automation solutions to customers. The total cost of integrated contracts was $64.28 million for the fiscal year ended June 30, 2007, compared to $57.11 million for the prior fiscal year, representing an increase of $7.18 million, or a 11.2% increase. The increase was primarily due to the following factors: 1) an increase of $2.82 million in cost of equipment and materials, and 2) an increase of $3.34 million in other manufacturing expense incurred, which was primarily due to the proportion of cost of equipment and materials accounted for the total cost of integrated contracts declined while the proportion of manufacturing expenses increased significantly, resulting a significant increase in the amount of manufacturing expenses under an increased aggregate amount of cost of integrated contracts., and 3) an increase of $1.02 million in labor cost, primarily due to the increase in average labor salary and welfare costs.

As a percentage of cost of integrated contract revenue, labor cost accounted for 7.8%, compared to 7.0% for the prior fiscal year; cost of equipment and materials accounted for 68.0%, compared to 71.6% for the prior fiscal year; and other manufacturing expenses accounted for 24.2%, compared to 21.4% for the prior fiscal year. As a percentage of integrated contract revenue, labor cost accounted for 5.2%, compared to 4.6% for the prior fiscal year, which was caused by the increase in average labor cost and welfare cost; cost of equipment and materials accounted for 44.8%, compared to 47.4% for the prior fiscal year, the decrease was driven by the embedded high gross margin associated with railway and city light rail contracts; and other manufacturing expenses accounted for 16.0%, which increased from 14.2% for the prior fiscal year, mainly due to the components of cost of integrated contracts varied in the current period. The components of cost of integrated contracts were determined and varied based on respective customized individual integrated solution contract according to requirements of different customers. Due to the combined impact of these changes in cost of integrated contract revenue, gross margin for integrated contracts increased significantly from 33.7% for the fiscal year ended June 30, 2006 to 34.0% for the fiscal year ended June 30, 2007.

Sales of products represent sales of spare parts (either self-made or purchased from outside vendors) to customers for maintenance and replacement purposes. The outside purchased products and self-made products have different functions and capabilities. The Company decides whether or not to purchase from outside vendors or make the necessary products itself based on the needs and preferences of different customers and efficiency considerations. Therefore, as a percentage of the cost of products sold, the self-made products and outsourced products have varied significantly from time to time. As self-made products generally contribute higher margin than outside purchased products, sales of a greater portion of self-made products generally result in lower cost of products sold. Cost of products sold for the fiscal year ended June 30, 2007 was $1.82 million, an increase of $976,000, compared to $842,000 for the prior fiscal year. The increase in cost of products sold was due mainly to the fact that outside purchased products contributed a bigger portion of cost of product sold for the fiscal year ended June 30, 2007 than what it did in the prior fiscal year.

Gross Margin

As a percentage of total revenues, the overall gross margin declined slightly to 35.1% for the fiscal year ended June 30, 2007 from 35.6% for the prior fiscal year, primarily because gross margin for products sold declined though gross margin for integrated contracts increased.

The gross margin for integrated contracts was 34.0% for the year ended June 30, 2007 compared to 33.7% for the prior year. The increase in gross margin was due mainly to the fact that more contracts relating to railway and city light rail transportation were started in the fiscal year ended June 30, 2007, which contribute higher margins, than contracts in process in the prior fiscal year. Additionally, more efficient deployment of the work force and improved project management capabilities and other cost-saving measures contributed to the increase.

The gross margin for products sold was 59.6% for the fiscal year ended June 30, 2007 compared to 77.4% for the prior fiscal year. The bigger proportion of outside purchased products with lower gross margins resulted in the decline in gross margin for products sold.

Operating Expenses

Selling Expenses

Selling expenses mainly consist of compensation, traveling and administrative expenses related to marketing and sales and promotion activities of the Company’s marketing and credit departments. Selling expenses were approximately $7.58 million for the fiscal year ended June 30, 2007, an increase of 15.8%, or roughly $1.20 million, compared to approximately $6.38 million for the prior fiscal year. Of the total increase, $418000 was related to payroll expense of sales personnel, $272,000 was for travel expense, $51,000 was for sales promotion and advertisement, and $461,000 was for office expenses, including telephone and other utilities, and office supplies, offset little by a decrease of $3,000 in bidding expenses for the fiscal year ended June 30, 2007, compared to the same category of selling expenses for the prior fiscal year. As a percentage of total revenues, selling expenses accounted for 7.4% and 7.1% for the fiscal year ended June 30, 2007 and 2006, respectively. The Company has established guidelines to monitor and evaluate sales performance for its products to customers in different industries and regions to control selling expenses.

General and Administrative Expenses

General and administrative expenses mainly include compensation, traveling and other administrative expenses of non-sales-related departments, such as the planning and financial department, information systems department and human resources department. The legal and accounting expenses associated with the efforts of HollySys to enter into a business combination with Chardan are also a component of general and administrative expenses.

General and administrative expenses amounted to approximately $7.10 million for the fiscal year ended June 30, 2007, an increase of roughly $615,000, compared to approximately $6.48 million for the prior fiscal year, representing an increase of 9.5%. The increase in general and administrative expenses was the result of several factors: 1) an increase of $594,000 in bad debt provision; 2) an increase of $406,000 in office expense. The above increases were offset by the following items:1) a decrease of $112,000 in compensation paid to non-sales-related employees; 2) a decrease of $17,000 in travel expenses; 3) a decrease of $153,000 in depreciation and amortization expenses; and 4) a decrease of $104,000 in guarantee expense, etc. As a result of the above net decreases, general and administrative expense accounted for 7.0% and 7.2% of total revenues for the fiscal year ended June 30, 2007 and 2006, respectively.

Research and Development Expenses

Research and development expenses comprise mostly employee compensation, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. The nature of our business entitles us to receive governmental subsidies to support our research and development activities. In our financial statements, we present our research and development expenses as a net figure, which is the amount we spent on research and development less the amount of government subsidies that we received for encouraging research and development purposes.

Research and development expenses were presented on the statement of income as $2.64 million in the fiscal year ended June 30, 2007 and $78,000 for the prior fiscal year. The actual research and development expenses amounted to $4.68 million and $1.94 million for the fiscal years ended June 30, 2007 and 2006, respectively. The actual research and development expenses was offset of $2.04 million and $1.86 million against subsidy income for the fiscal years ended June 30, 2007 and 2006, respectively. The significant increase in R&D expenses was due that approximate $ 2.56 million R&D expenditures related to railway signaling control systems had been expensed in the current period, which were not offset by subsidy income.

Income from Operations

Income from operations decreased by approximately $563,000, or 3.0%(negative), from $18.99 million for the fiscal year ended June 30, 2006 to $18.43 million for the fiscal year ended June 30, 2007, due primarily to the increase of $4.38 million, or 33.8%, in total operating expenses, though an increase of $3.82 million, or 11.9%, in gross profit was achieved in the current year. The increase in total operating expenses was affected significantly by the increase in Research and development expenses. Therefore, as a percentage of total revenue, the operating income for the fiscal year ended June 30, 2007 was 18.1% compared to 21.1% for the prior fiscal year. The slight decrease as a percentage of total revenues was due mainly to the fact that the degree of increase in gross profit was lower than that in total operating expenses.

Interest Expenses, Net

For the year ended June 30, 2007, net interest expenses increased by $6.52 million, or 599.0%, from $1.09 million for the prior year to $7.61 million for the current period. The increase was primarily due to $6.40 million interest expenses related to a $29.987 million bridge loan, including the amortization of $4.82 million from discount to notes payable and the accrued interest of $1.58 million based on an interest rate specified on the 15 notes payable. The Bridge Loan of $29.987 million was part of significant transactions entered by the Company and among other parties in December 2006.

In addition, the Company received $157,000 of interest income for the fiscal year ended June 30, 2007, compared to $134,000 in the prior fiscal year, a increase of $23,000, mainly due to the increased average outstanding bank deposit.

Also, the Company incurred interest expenses of $2.46 million in the current period compared to $1.22 million in the prior year. Except for the above interest expenses related to the Bridge Loan, the remaining increase of $ 142,000 was due to the following reasons: On one side, in the fiscal year ended June 30, 2007, the Company’s average outstanding bank loans were $2.42 million higher than that of the prior fiscal year. Among the average outstanding bank loans, the long-term bank loans were $1.82 million higher than that in the prior fiscal year, and short-term bank loans increased by $602,000. On the other side, because of the fact that the People’s Bank of China (PBC, the central bank of China) had raised the benchmark interest rate of the one-year loan to financial institutions five times since April 28, 2006, resulting in a fact that the benchmark interest rate of the one-year loan to financial institutions increased by 1.35 percent in total, the Company was exposed to 5.83% average interest rate of short-term bank loan in the fiscal year ended June 30, 2007 compared to 5.60% in the prior fiscal year, representing a 0.23% increase of interest rate, which resulted in that the Company were exposed to the higher interest expense level than the prior period.

As a percentage of total revenues, the net interest expense for the fiscal year ended June 30, 2007 was 7.5%, compared to 1.2% for the prior fiscal year.

Other Income (Expense), Net

Other income (expense) consists of miscellaneous income from non-operating activities. For the fiscal year ended June 30, 2007, the company generated $411,000 other income and incurred $238,000 other expense. The amount in other income (expense) was immaterial to the Company’s financial performance.

Subsidy Income

The local governments in Beijing and Hangzhou provide financial subsidies out of the value added tax they collect in order to encourage the research and development efforts of certain enterprises. Beijing HollySys, Haotong and Hangzhou HollySys all receive such subsidies. All subsidies were accounted for based on hard evidence that the operations of those companies were entitled to receive these subsidies or that cash had been received. Value added tax refunds recognized for supporting research and development efforts were first offset against research and development expenses, and the remaining balance, if any, together with other subsidies, was recognized as subsidy income in accordance with internationally prevailing practice.

Subsidy income received from the government for the fiscal year ended June 30, 2007 amounted to $9.32 million, compared to $6.22 million for the prior fiscal year. Proceeds from subsidies used to offset actual research and development expenses amounted to $2.04 million and $1.86 million for the fiscal years ended June 30, 2007 and 2006, respectively. The remaining amounts of subsidy income of $7.28 million and $4.36 million for the fiscal years ended June 30, 2007 and 2006, respectively, were presented as a separate line item on the statement of income.

Income Tax Provision

For the year ended June 30, 2007, the Company’s income tax provision was $2.50 million for financial reporting purposes, whereas the income tax provision was $1.37 million for the prior year. This change was due mainly to the three factors. Beijing HollySys had an income tax provision of approximately $1.30 million for the year ended June 30, 2007, compared to $128,000 income tax provision for the prior fiscal year. The increase in income tax was due to the taxable income for the year ended June 30, 2007 was higher than that for the prior year after deduction of deductible items under PRC income tax law. Haotong had an income tax provision of approximately $1,000 for the year ended June 30, 2007 compared to $72,000 for the prior fiscal year. Hangzhou HollySys had income of approximately $18.78 million before income tax for the fiscal year ended June 30, 2007 compared to $19.15 million for the prior fiscal year. However, Hangzhou HollySys was under 100% exemption from income taxes for the first half in the fiscal year 2006, and starting from January 1, 2006, Hangzhou HollySys was entitled to a 50% exemption for the second half of fiscal year 2006, while it was entitled to receive a 50% exemption for the whole fiscal year 2007 (Hangzhou HollySys’ tax year is based on a calendar year and 50% exemption was 8.25% out of 16.5% tax rate, which is specified by Zhejiang province tax authority. Hangzhou is entitled to have three years with 50% exemption beginning January 1, 2006.). The income tax provision of Hangzhou HollySys was $1.20 million for the fiscal year ended June 30, 2007, compared to $1.17 million of tax provision for the prior fiscal year. The increase due to the Company was exposed to a higher effective income tax rate was offset by the tax refund of approximately $555,000 received in December 2006 from the Chinese tax authority for the overpaid income tax due to the change of effective income tax rate from 26.4% to 16.5% was offset from the tax provision for the fiscal year ended June 30, 2007.

Minority Interest

The minority interest of the Company includes other parties’ interests in Beijing HollySys and Haotong. The ownership interests of minorities in these two Operating entities were 25.89% and 30%, respectively.

The minority interest for the fiscal year ended June 30, 2007 was approximately $3.06 million, a decrease by $461,000 compared to $3.52 million for the prior year. The minority interest percentage in Beijing HollySys and Haotong did not change during the fiscal year ended June 30, 2007. The decrease was attributable to the decrease in net income of Haotong, which led to the decrease in minority interests of $229,000, and minority interests of Beijing HollySys decreased by $232,000, which resulted from a decrease in net income of Beijing HollySys for the fiscal year ended June 30, 2007 compared with the prior fiscal year.

Net Income

For the fiscal year ended June 30, 2007, the Company’s net income amounted to $13.08million after deducting the portion attributed to the minority interest, a decrease by $4.97 million, compared to $18.05 million for the prior fiscal year, or 27.5%. This decrease was attributable primarily to the significant increase in interest expenses related to the $29.987 million bridge loan, offset by increased gross profits and subsidy income.

Comparison of Fiscal Years Ended June 30, 2006 and 2005

Operating Revenues

For the fiscal year ended June 30, 2006, total revenues amounted to $89.92 million, an increase by $10.35 million compared to $79.57 million for fiscal 2005, representing a 13% increase.

Of the total revenue of $89.92 million, the integrated contract revenue accounted for $86.19 million, an increase by $11.16 million compared to $75.03 million for fiscal 2005, representing a 14.9% increase. The increase was primarily due to a greater number of integrated contracts being performed during the fiscal year ended June 30, 2006. There were 1,609 contracts being performed during fiscal 2006 compared to 1,514 in the prior year, representing a 6.27% increase.

Of the total revenues of $89.92 million, approximately $3.73 million was derived from product sales, a decrease of approximately $817,000 over the $4.55 million in product revenue in the prior year, an 18% decrease. The decrease was mainly due to the reduced demand for the Company’s equipment for customers’ maintenance and replacement purposes during this year.

Revenue Backlog

An important measure of the stability and growth of the Company’s business is the size of its backlog, which represents the total amount of unrecognized revenue associated with the existing contracts the Company has won. Any deferral of revenue recognition or newly won contracts but not completed are reflected in an increase in backlog as of the period end. The Company’s revenue backlog growth rate was higher than the preceding year. The backlog as of June 30, 2006 amounted to $86.75 million, representing an increase of 22.3% compared to $70.93 million as of June 30, 2005.

Of the total backlog of $86.75 million at June 30, 2006, the amount attributable to contracts awarded in the current year was $54.95 million, while $31.80 million was from contracts awarded prior to the current year. Of the total backlog of $70.93 million at June 30, 2005, $46.95 million was attributed to contracts awarded in fiscal 2005, and $23.98 million was attributable to contracts awarded prior to fiscal 2005. The increase in both revenues and backlog indicated that the Company’s business continued to expand in 2006 in terms of the ability to generate revenues.

Cost of Revenues

The total cost of revenues amounted to $57.95 million, an increase by $3.27 million compared to $54.68 million in the prior year, a 6.0% increase.

Cost of revenues can be divided into cost of integrated contracts and cost of products sold, in line with the categories of revenues. The components of cost of revenues shifted somewhat, as the cost of integrated contract revenue increased from 95.4% of the total cost of revenues for the prior year to 98.5% for the current year ended June 30, 2006. That is consistent with the fact that the Company’s integrated contract revenues increased by about 13% compared with 2005, while its product sales revenues decreased slightly.

The cost of integrated contract revenue consists primarily of three components: cost of equipment and materials, labor costs and other manufacturing expenses incurred from designing, building and delivering customized automation solutions to customers. The total cost of integrated contracts was $57.11 million for fiscal year 2006, compared to $52.16 million in the prior year, representing an increase of $4.94 million, or a 9.5% increase. The increase was primarily due to the following factors: first, an increase of $4.19 million in the cost of equipment and materials, accounting for 84.7% of the total increase, was primarily due to the increased volume of materials and equipment required according to the needs of customers. Second, an increase of $642,000 in labor cost, accounting for 13.0% of total increase, was primarily due to the increase in average labor salary and welfare costs. Third, an increase of $112,000 was from other manufacturing expenses.

As a percentage of cost of integrated contract revenue, labor cost accounted for 7.0% compared to 6.4% in the prior year, cost of equipment and materials accounted for 71.6% compared to 70.3% in the prior year, and other manufacturing expenses accounted for 21.5%, which decreased slightly from 23.3% in the prior year. As a percentage of integrated contract revenue, labor cost accounted for 4.6% compared to 4.4% in the prior year, representing a minor change, which was caused by the increase in average labor cost, and cost of equipment and materials accounted for 47.4% compared to 48.9% in the prior year, the decrease was driven by adopting cost saving measures and strengthening ability on price bargain, and other manufacturing expenses accounted for 14.2%, which decreased slightly from 16.2% in the prior year, mainly due to the economies of scale as business expanded. The components of cost of integrated contract were determined and varied based on customized individual integrated solution contract according to requirements of different customers. The varied component of costs led to insignificant fluctuation of gross margin year over year. Due to the combined impact of these changes in cost of integrated contract revenue, gross margin for integrated contracts increased from 30.5% for the fiscal year ended June 30, 2005 to 33.7% for the fiscal year ended June 30, 2006.

Sales of products represent sales of spare parts (either self-made or purchased from outside vendors) to customers for maintenance and replacement purposes. The outside purchased products and self-made products have different functions and capabilities. The Company decides whether or not to purchase from outside vendors or make the necessary products itself based on the needs and preferences of different customers and efficiency considerations. Therefore, the components of self-made products and outsourced products under the cost of products sold have varied significantly each year. Since self-made products generally contribute higher margin than outside purchased products, sales of a greater portion of self-made products result in lower cost of products sold. Cost of products sold for the fiscal 2006 was only $843,000, a decrease of $1.68 million, or 66.0%, compared to $2.52 million in the prior year, since outside purchased products contributed a much bigger portion of cost of product sales in fiscal 2005 than that in fiscal 2006.

Gross Margin

As a percentage of total revenues, the overall gross margin was 35.6% for the fiscal year ended June 30, 2006 compared to 31.3% in the prior year.

The gross margin for integrated contracts was 33.7% for the fiscal year ended June 30, 2006 compared to 30.5% in the prior year. The Company’s ability to improve its gross margins was a result of adopting some new cost-saving measures, such as centralized procurement with volume discounts and rebates, a more efficient deployment of its work force and improved project management capabilities. The Company intends to continue to strengthen its cost-saving measures.

Operating Expenses

Selling Expenses

Selling expenses mainly consist of payroll and welfare costs of marketing and sales staff, traveling and administrative expenses related to marketing and sales and promotion activities of the Company’s marketing and credit departments. Selling expenses were approximately $6.38 million for the fiscal year ended June 30, 2006, an increase of 13.0%, or roughly $732,000, compared to approximately $5.65 million in the prior year. Of the total increase, $609,000 was related to payroll and welfare of marketing and sales staff, $176,000 was for travel expense, $16,000 was for bidding expense, and $6,000 was for administrative expenses, including telephone and other utilities, and office supplies, all of which was offset by the decrease of $75,000 in advertising expenses, compared to the prior year. As a percentage of total revenues, selling expenses accounted for 7.2% and 7.1% for the fiscal year ended June 30, 2006 and 2005, respectively. The Company has established guidelines to monitor and evaluate sales performance for its products to customers in different industries and regions to control selling expenses.

General and Administrative Expenses

General and administrative expenses mainly include payroll and welfare, traveling and other administrative expenses of administrative departments, such as the planning and financial department, information systems department and human resources department. The legal and accounting expenses associated with the efforts of HollySys to enter into a business combination with Chardan are also a component of general and administrative expenses.

General and administrative expenses amounted to approximately $6.48 million for the fiscal year ended June 30, 2006, an increase of roughly $1.34 million compared to approximately $5.14 million in the prior year, representing an increase of 26.2%. The increase in general and administrative expenses was the result of several factors. First, the activities connected with the efforts to become listed in a stock exchange outside China caused us to incur $929,000 in professional service fees, such as fees charged by lawyers and auditors, during this period, while there were no such expenses during the same period the prior year. Second, payroll and welfare increased by $385,000, primarily due to implementation of Chinese government rules which require foreign invested enterprises to provide for employee welfare according to the discretion of the board of directors based on PRC reported net income. Third, travel expenses increased by $62,000. Fourth, an increase of $16,000 in guarantee expenses paid to assurance companies. Fifth, depreciation expenses increased by $10,000. Sixth, bad debt provision increased by $74,000. The above increases were offset by decreases in office expenses (such as supplies, copying expenses, mailing fees, and utilities) of $130,000. As a result of the above net increases, general and administrative expense accounted for 7.2% versus 6.5% of total revenues for the fiscal year ended June 30, 2006 and 2005, respectively.

Research and Development Expenses

Research and development expenses comprise mostly payroll and welfare of research and development personnel, materials consumed and experiment expenses for specific new product research and development, and any expenses incurred for basic research on advanced technologies. The nature of the business entitles us to receive governmental subsidies to support research and development activities. In the financial statements, HollySys presents its research and development expenses as a net figure, which is the amount HollySys spent on research and development less the amount of government subsidies that HollySys received for research and development.

Research and development expenses were presented on the statement of income as $78,000 for the fiscal year ended June 30, 2006 compared to $202,344 in the prior year. This was due to the fact that subsidy income received from the government increased to $6.22 million from $3.55 million for the fiscal year ended June 30, 2006 and 2005, respectively. This subsidy income was offset against actual research and development expenses of $1.86 million and $1.02 million for the fiscal year ended June 30, 2006 and 2005, respectively. Among the $1.86 million of research and development expense offset against subsidy income received, the amount for Beijing HollySys, Hangzhou HollySys and Haotong was $677,000, $1.16 million and $23,000, respectively; and the research and development expenses incurred in Beijing HollySys and Hangzhou HollySys were offset totally in the current year.

Income from Operations

Income from operations increased significantly by approximately $5.12 million, or 36.9%, from $13.87 million for the fiscal year ended June 30, 2005 to $18.99 million for the fiscal year ended June 30, 2006, as a result of the following reasons: $10.34 million in total revenues, $3.27 million in cost of revenues, $732,000 in selling expenses and $1.35 million in general and administrative expenses. Therefore, as a percentage of total revenue, the operating income for the fiscal year ended June 30, 2006 was 21.1% compared to 17.4% in the prior year. The increase as a percentage of total revenues was due mainly to the increase in revenue and gross profit which were contributed by the expansion of business scale based on increased demand from customers and the cost-saving measures.

Interest Expenses, Net

For the fiscal year ended June 30, 2006, net interest expenses increased by $533,000, or 95.9%, from $556,000 in the prior year to $1.09 million. The increase in interest expenses was mainly due to the fact that the Company received specified governmental subsidies of approximately $242,000 for the purpose of offsetting interest expense for the fiscal year ended June 30, 2005 that it did not receive in the current year. In addition, the Company’s outstanding bank loans especially short-term bank loans in the fiscal year ended June 30, 2006 were higher than the outstanding bank loans during the prior year, which increased interest expense from $646,000 to $1.22 million for the fiscal year ended June 30, 2005 and 2006, respectively. Also, the Company received $134,000 of interest income for the fiscal year ended June 30, 2006, compared to $91,000 for the prior year. As a percentage of total revenues, the net interest expense for the fiscal year ended June 30, 2006 was 1.2% compared to 0.7% for the prior year.

Other Income (Expenses), Net

Other income (expense) consists of miscellaneous income from non-operating activities. For the fiscal year ended June 30, 2006, other net income (expenses) decreased by $133,000, or 68.5%, from $195,000 for the prior year to $61,000. The decrease was mainly due to the fact that Beijing HollySys sold some technology to another subsidiary and thus incurred related business taxes and urban construction and maintenance fees. Overall, the change in other income (expense) was immaterial to the Company’s financial performance for the fiscal year ended June 30, 2006 compared with the fiscal 2005.

Subsidy Income

Subsidy income received from the government for the fiscal year ended June 30, 2006 amounted to $6.22 million, compared to $3.55 million for the fiscal year ended June 30, 2005, representing an increase of $2.67 million or 75.2%. Of the increase of $2.67 million, the refund sourcing from value added tax increased by $911,000, mainly attributed to the increase in revenue generated in Hangzhou HollySys in terms of nationwide implementation of the government policy. Of the increase of $2.67 million, $1.76 million was a result of implementing incentive programs initiated by various government agencies and received by HollySys in its Beijing location. These grants would take place from time to time, and the Company has no controls on when to receive these grants. Any reduction of these grants will have a material impact on the Company’s operation results.

Proceeds from subsidies were used to offset actual research and development expenses amounted to $1.86 million and $1.02 million for the fiscal years ended June 30, 2006 and 2005, respectively. Also, approximately $242,000 of financial subsidies from the government was used to offset interest expenses incurred for the prior year. The remaining amounts of subsidy income of $4.36 million and $2.29 million for the fiscal years ended June 30, 2006 and 2005, respectively, were presented as a separate line item on the statement of income.

Income Tax Provision

For the fiscal year ended June 30, 2006, the Company’s income tax provision was $1.37 million for financial reporting purposes, whereas there was an income tax provision of $401,000 for the prior year. This change was due mainly to the following factors: Beijing HollySys had an income tax provision of approximately $128,000 for the fiscal year ended June 30, 2006 (as its taxable income decreased) compared to $381,000 for the prior fiscal year. Haotong had an income tax provision of approximately $72,000 for the fiscal year ended June 30, 2006 compared to $20,000 for the prior fiscal year. Hangzhou HollySys had income of approximately $19.15 million before income tax for the fiscal year ended June 30, 2006 compared to $11.97 million for the prior fiscal year. However, Hangzhou HollySys was under a 100% exemption from income taxes for the fiscal year ended June 30, 2005, while it is entitled to receive only a 50% exemption from income tax for three calendar years starting January 1, 2006. Therefore, the income tax of Hangzhou HollySys was $1.17 million for the fiscal year ended June 30, 2006, compared to nil for the prior fiscal year.

Minority Interest

The minority interest of the Company includes other parties’ interests in Beijing HollySys and Haotong. The ownership interests of minorities in these two Operating entities were 25.89% and 30%, respectively.

The minority interest for the fiscal year ended June 30, 2006 was approximately $3.52 million, an increase by $1.15 million compared to $2.37 million for the prior year. The minority interest percentage in Beijing HollySys and Haotong did not change during the fiscal year ended June 30, 2006. The increase was attributable to the increase in net income of Beijing HollySys and Haotong which led to the increase in minority interests of $3.27 million and $254,000, respectively, for the fiscal year ended June 30, 2006.

Net Income

For the fiscal year ended June 30, 2006, the Company’s net income amounted to $18.05 million after deducting the portion attributed to the minority interest, an increase by $4.35 million compared to $13.70 million for the prior year, or 31.7%. This increase was attributable primarily to the significant growth in revenue and operating income.

LIQUIDITY AND CAPITAL RESOURCES

To date, the Company has financed its operations primarily through cash flows from operations as well as through short term and long term borrowings from banks.

As of June 30, 2007, the Company had total assets of $154.93 million, of which cash amounted to $11.67 million, accounts receivable amounted to $87.37 million and inventories amounted to $13.91 million. While working capital was approximately $26.99 million, equity amounted to $37.03 million and the quick ratio was approximately 1.13:1.

During December 2006, the Company entered into a series of significant transactions among other parties in order to, under a single effort, move $30 million from 15 investors to Gifted Time Holdings to the individual Chinese owners of the BVI companies. Among a series of significant transactions, the Company revised its company’s capital structure as follows: 1) the Company’s authorized common shares increased to 33.5 million; 2) the par value of a common share was revised from $1 per share to $0.01 per share (accordingly 50,000 shares of common stock with par value of $1 per share were split into 5 million shares with par value of $0.01 per share); 3) 17.2 million shares of common stock were issued to the new sole owner, Ka Wa Cheng, resulting in 22.2 million shares issued and outstanding in total; and 4) the Company newly authorized 1.5 million of preferred shares with a par value of $0.01 per share and the rights of holders of these preferred shares were given the same rights as those of the holders of common shares. Consequently, the above common stock restructure was accounted for as stock split; accordingly, the 22.2 million shares issued were presented on the financial statement on a retrospective basis. Out of the 1.5 million of preferred shares, 1.3 million shares were issued to 15 investors, who provided the funding of $29.987 million, for the proceeds of $13,000. A bridge loan transaction was part of the series of transactions and is discussed under the heading “Recent Significant Transactions.” The Company expects that the holders of the 1.3 million preferred shares will accept the exchange offer tendered by Chardan to convert into common shares issued by the successor company of Chardan on a one-to-one basis when the contemplated stock purchase transaction will be consummated before September 2007.

Comparison of fiscal years ended June 30, 2007 and 2006

Net cash provided in operating activities totaled $3.77 million for the year ended June 30, 2007, a decrease by $3.52 million compared to $7.29 million during the prior year, representing a 48.2% decrease. This decrease resulted primarily from the increase in net income of $4.97 million; and the aggregate negative impacts due to the following changes in the operating assets and liabilities:

•	$3.42 million increase from accounts receivable (negative);
•	$6.10 million increase from inventory (negative);
•	$260,000 increase from other receivable (negative);
•	$531,000 decrease from deposits and other assets (positive);
•	$3.97 million increase in advance to suppliers (negative);
•	$3.22 million increase from advance from customers (positive);
•	$395,000 increase in tax payable (positive);
•	$6.31 million decrease from accounts payable; and
•	$107,000 decrease from accrued liabilities.

And the decrease was offset by the aggregate positive impacts of the following reconcile items: 1) a positive $4.82 million increase in amortization of discount to notes payable, a negative $461,000 cash flow in minority interest, and a positive $664,000 cash flow in bad debt allowance, a positive $248,000 cash flow in income from equity investment).

The increase in inventory, advance to suppliers, accounts receivable and other receivable were in accordance with the increase in revenue and backlog based on the scale expansion of the business. The increase in inventory reflected the Company’s need to stock more inventory to meet the requirements for implementing contracts, considering the increased amount of backlog to be fulfilled in the subsequent period. The increase in advance to suppliers was in line with the increase in inventory. The increases in advance from customers were consistent with the Company’s better working capital position than the prior period, which enabled the Company to enjoy the additional cash provided by the customers, which enhanced the company’s liquidity. The decreases in accounts payable and accrued liabilities were reflections that the Company made its efforts to reduce the operating liabilities.

Net cash used by investing activities was $34.85 million and $6.02 million for the year ended June 30, 2007 and 2006, respectively. The cash used by investing activities consisted mainly of capital expenditures related to purchases of property, plant and equipment, construction projects, long-term investments and note receivable from the sole stockholder. The material increase in the net cash used in investing activities was because of notes receivable of $30 million from the sole stockholder, APH, related to the December 2006 financing and reorganization transactions disclosed in detail under the heading “Recent Significant Transactions”, which discusses this note receivable in conjunction with the 15 notes payable for a total principal of $29.987 million. The decrease in purchases of fixed assets was approximately $4.10 million from $5.47 million for the fiscal year 2006 to $1.37 million for the fiscal year 2007. The decrease was mainly due to none of disbursements related to the construction of the Hangzhou office building which was made in the fiscal year 2007 based on the fact the construction has been accomplished before June 30, 2006. Additions to long-term investments increased by $2.06 million, from $1.30 million to $3.36 million for the current period. Additions to long-term investments for the current period were primarily because Beijing HollySys made cash disbursements of approximately $2.94 million for three long-term investments in the current period, including that approximately $1.52 million (equivalent to RMB12 million) for a 31.15% interest in IPE Biotechnology Co., Ltd. and approximately $1.42 million (equivalent to RMB11.24 million) in exchange of a 18.49% interest in Beijing Bestpower Electrical Technology Co., Ltd, and about $394,000 (equivalent to RMB 3 million) in exchange of a 5% interest in Zhongjijing Investment Consulting, Ltd.. HollySys received $179,000 of dividends from long-term investment in fiscal year 2006, while none of dividends in fiscal year 2007.

Cash flows provided by financing activities amounted to $29.54 million and $660,000 (negative) for the fiscal year 2007 and 2006, respectively. Cash flows generated by financing activities consist of proceeds of bank borrowings, proceeds from 15 notes payable, proceeds from issuing preferred stock and disbursements for repayments to bank loans, dividend payments and amounts due to related parties. For the fiscal year 2007, the Company obtained net proceeds of $6.49 million from short-term bank loans, while the Company disbursed a net proceed of $1.88 million to repay the due short-term bank loan in the prior year. The Company didn’t obtain long-term bank loans during the fiscal year 2007, in comparison that the Company obtained a long-term bank loan of approximately 3.94 million (equivalent to RMB 30 million from the State Development Bank)during the fiscal year 2006. And the Company made repayments to long-term bank loans of $5.10 million in the current period while approximately $1.25 million in the prior year. In addition, there was a dividend payment of approximately $1.91 million, compared to $1.08 million in the prior year. The dividend payment of $1.91 million primarily included $769,000 dividend declared and paid by Haotong and $1.02 million dividend paid by Hangzhou HollySys in the first half of calendar year 2007. Amounts due to related parties were $59,000 and $210,000 (negative) for the fiscal year 2007 and 2006, respectively.

Without taking into account the $30 million proceeds from issuing 15 notes payable and 1.3 million of preferred shares, the cash flows in financing activities were quite simple for the fiscal year 2007.

However, the Company received, during December 2006, the proceeds of $30 million in aggregate from issuing 15 notes payable and 1.3 million of preferred shares and loan the proceeds of $30 million to its sole owner of APH for its purpose to pay the $30 million to the individual owners of the BVI companies. The Bridge Loan of $29.987 million was borrowed under Gifted Time Holdings’ name and these proceeds were not used in China. If the proceeds were used inside China, these notes payable debts denominated in the US dollars should be registered with Chinese government in accordance with Chinese regulations. Accordingly, the interest burden associated with the 15 notes will not be recorded on either Beijing HollySys’ or Hangzhou HollySys’ books and will not have any income tax deduction effect for China income tax purposes. The Company is expecting to use the proceeds from the contemplated stock purchase transaction with Chardan to pay off these 15 notes payable. Once APH receives the first tranche of $25 million proceeds from Chardan through consummation of the contemplated stock purchase transaction, a majority of the note receivable from APH will be collected; simultaneously, a majority of 15 notes payable will be paid. If the contemplated stock purchase transaction with Chardan is not consummated, Gifted Time Holdings will bear the ultimate responsibility to repay the outstanding notes of $30 million held by the 15 outside investors. If Gifted Time Holdings is unable to repay the outstanding notes of $30 million, the investors may sell a portion of their interest pledged by APH to secure its guarantee until they receive full payment of principal and accrued interest due under their notes. Any residual interest would be returned to OSCAF, which in turn would be obligated to transfer that residual interest back to the individual owners of the seven BVI companies.

Comparison of Fiscal Year Ended June 30, 2006 and 2005

Net cash provided by operating activities totaled $7.29 million for the fiscal year ended June 30, 2006, an increase in positive cash flow by $3.74 million compared to $3.55 million in the prior year, representing a 105.5% increase. This increase resulted primarily from the following factors: 1) the increase of the changes in non-cash items included in the statement of income ( a positive $74,000 cash flow in bad debt allowance, a positive $147,000 cash flow in deferred income tax asset, a positive $752,000 cash flow in depreciation and amortization, $1.15 million increase in minority interest, a positive $393,000 cash flow in provision for inventories, and a negative $46,000 cash flow in investment income); and 2) the following changes in the operating assets and liabilities:

•	$2.09 million decrease from accounts receivable (positive);

•	$946,000 million increase from inventory;

•	$885,000 million decrease from other receivable (positive);

•	$1.37 million increase from deposits and other assets (negative);

•	$3.28 million decrease in advance to suppliers (positive);

•	$69,000 decrease from advance from customers (negative);

•	$1.21 million increase in tax payable (positive);

•	$7.25 million decrease from accounts payable; and

•	$1.02 million decrease from accrued liabilities.

The decrease in accounts receivable was due to the fact that the Company has enhanced its collection effort to collect as much as possible of its receivables. The decrease in other receivable also accounts for the Company’s enhanced ability of receivable collections. The decreases in accounts payable and accrued liabilities were consistent with the Company’s better working capital position than the prior year, which enabled the Company to settle down these payables in a relatively short period of time although the Company has obtained very favorable payment terms with its suppliers to enhance its working capital position. The decrease of $3.29 million in advance to customers provided the Company with a reasonable cushion for working capital purpose. The increase in tax payable of $1.21 million was due to the increase in revenue and net income in the current year.

Net cash used by investing activities was $6.02 million and $3.51 million for the fiscal year ended June 30, 2006 and 2005, respectively. The cash used by investing activities consisted mainly of capital expenditures related to purchases of property, plant and equipment, construction projects and long-term investments. The decrease in purchases of fixed assets was approximately $154,000 from $5.47 million for the fiscal year ended June 30, 2006 compared to $5.63 million for the prior year. The addition of purchases of fixed assets in the current year was mainly related to the construction of the Hangzhou office building. The short-term investment consisted of term deposits. In the fiscal year ended June 30, 2006, the Company increased short-term investment of $797,000 and disposed short-term investment of $932,000, and received interest income of $54,000 related to short-term investment. While the company increased short-term investments of $604,000 in the prior year and disposed short-term investments of $2.41 million, and received interest income of $149,000 from short-term investments in the prior year. In addition, it also had cash disbursements for long-term investments of approximately $1.30 million for a 50% interest in Beijing Tech Energy Co., Ltd. and a 20% interest in Beijing HollySys Equipment Technology Co., Ltd. for future automation systems development. HollySys also received the proceeds from disposing assets of $389,000 compared to $358,000 in the prior year. HollySys gained the dividends received from long-term investment of $179,000 compared to $20,000 in the prior year, an increase of $159,000 was consistent with the dividend policy issued by the investee companies.

Cash flows provided by financing activities amounted to $660,000 (negative) and $1.90 million for the fiscal year ended June 30, 2006 and 2005, respectively. Cash flows generated by financing activities consist of proceeds of bank borrowings and disbursements for repayments to bank loans, dividend payments and amounts due to related parties. For the fiscal year ended June 30, 2006, the Company obtained net proceeds of $1.88 million from short-term bank loans compared to $3.02 million in the prior year. Also, it obtained proceeds of long-term bank loans up to $3.75 million from China development bank and made repayments of long-term bank loans up to $1.25 million during the fiscal year 2006 while it obtained proceeds of long-term bank loans up to $6.65 million and made repayments of $6.40 million during the prior year. In addition, there was a dividend payment of approximately $1.08 million by Hangzhou HollySys compared to $1.51 million in the prior year. Amounts due to related parties were $210,000 and $144,000 for the fiscal year ended June 30, 2006 and 2005, respectively. As a result of these changes, the financing activities for fiscal year ended June 30, 2006 created a decrease of $2.56 million compared to the financing activities for the prior year.

Working Capital

The Company’s working capital has been increasing over the reporting periods with growth rates of 64.9% between the fiscal 2006 and 2005, while 26.9%(negative) between the fiscal 2007 and 2006.

Total current assets at June 30, 2007 amounted to $128.40 million, an increase by approximately $31.45 million compared to $96.96 million at June 30, 2006. The increase was attributable mainly to larger amounts of contract performance deposits in banks of 1.95 million (associated with the contracts on which the Company is bidding), an increase of $20.44 million in accounts receivable and an increase of 6.08 million in inventories. Contract performance deposits were in connection with the Company’s bidding processes. Normally, customers require the Company to deposit money with a bank as a guarantee for the bids. The accounts receivable were classified into billed and unbilled accounts receivables based on the percentage of completion method for revenue recognition. Therefore, the growing balances of contract performance deposits in banks, accounts receivable and inventories have been a result of the increase in operating revenues and the backlog revenue.

Current liabilities amounted to $101.42 million at June 30, 2007, in comparison to $60.03 million at June 30, 2006. The increases have been attributable mainly to the following factors: First, an increase of $27.57 million in notes payable, representing as a net value after the discount of $4,819,326 from the principle amount of $29.987 million which were issued by the Company in the December 2006 financing and reorganization transactions disclosed in detail under the heading “Recent Significant Transactions” and “Notes Payable”; second, an increase of $9.29 million in the short-term bank loans, the increase in short-term loans was a supplement to liquidity financing for the expansion of business; third, an increase of $2.09 million in deferred revenue; Deferred revenue resulted from the excess of the billed amounts over revenues recognized on the contracts and the billings rendered based on agreed milestones included in the contracts with customers. Therefore, deferred revenue was in the nature of advances from customers. The increases in deferred revenue were a result of revenue growth. Forth, an increase of $5.79 million in accounts payable. The increases were offset mainly by several factors as follows: First, a decrease of $1.25 million in dividend payable was a result of the dividend declared as of the end of 2005 had already been paid as of December 31, 2006. Second, a decrease of $2.50 million in short-term loan from related parties was because that the Company had repaid the loan from related parties before March 31, 2007. Third, the decrease in accrued liabilities was $48,000. The decrease was a reflection that the Company made an effort to decline the operating liabilities. Fourth, a decrease of $3.03 million in current portion of long-term loans because of the repayment of due long-term loans.

The current ratio increased from 1.62 at June 30, 2006 to 1.27 at June 30, 2007. The changes in current ratio were due mainly to the growth rate of current liabilities which were higher than that of the current assets in the current period, but the change in current ratio had an immaterial impact to the operating liquidity of the Company. In order to finance operating activities, the Company had maintained a good standing of current ratio due primarily to the following two factors: first, enhance accounts receivable collection; and second, increase short-term debts in order to facilitate flexibility of borrowing.

As discussed above under Recent Developments, in December 2006 the Company was involved in a series of transactions involving a change in its ownership, a recapitalization, the sale of preferred stock and a series of loan transactions. The original shareholders of the Company transferred their interests to Advance Pacific Holdings Limited, a British Virgin Islands Company which is solely owned by Ka Wa Cheng, a resident of Canada. The Company issued notes with a principal amount of $29.987 million and 1,300,000 shares of preferred stock to new investors for an aggregate payment of $30 million. The Company loaned the $30 million in proceeds to Advance Pacific, which in turn used the funds to pay for a portion of the purchase price of the shares of the Company which Advance Pacific acquired from OSCAF International, Ltd. Advance Pacific has assigned the cash proceeds it receives from the stock purchase transaction with Chardan to the Company for purposes of repayment of Advance Pacific’s debt to the Company. As a result of this series of transactions, the Company’s financial statements as of June 30, 2007 showed the changes in obligations (an increase in note payable of $27.57 million, reflecting the net value of notes payable after the discount) and stockholder’s equity (an increase of $30 million in note receivable from the sole stockholder).

Capital Resources

The Company has obtained working capital through several ways. First, it obtained short-term and long-term bank loans. Second, its suppliers were willing to provide it with extended payment terms which would not force it to increase bank borrowings unless it planned to increase its operating scale significantly. Third, through the improved bidding mechanism, it asked its customers to increase their payments in the early stage of the contract performance process to diminish its working capital demands for daily operations. Fourth, it has maintained good relationships with commercial banks which provided it with the necessary bank financing. At June 30, 2007, the Company had established standby credit facilities with domestic commercial banks for aggregate approximately $43.31 million to finance any funding needs related to its projects and relevant working capital requirements. Finally, it may issue corporate bonds to the public in the future. The Company believes that it will be able to obtain adequate cash flow for its operating activities and will continue to improve its cash collection to satisfy the cash demands from its daily operations.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table sets forth the Company’s contractual obligations, including long-term and short-term loans and operating leases, and capital and operational commitments at of June 30, 2007.

Item	Less than 1 year	1-2 years	2-3 years	3-5 years	More than 5 years	Total
	$	$	$	$	$	$
Long-term Bank Loans	1,970,573		3,284,288	-	-	5,254,861
Interest payable	5.49%		6.03%	-	-
Short-term Bank Loans	16,421,440	-	-	-	-	16,421,440
Interest payable	5.875%
Short-term loan from a related party		-	-	-	-
Interest payable
Operating Lease Commitment (1)	75,301	138,199	149,353	157,062	173,520	693,435
Purchase Commitment (2)	14,493,920	5,001,614	-	-	-	19,495,534
Total	32,961,234	5,139,813	477,781	157,062	173,520	41,865,270

(1) Operating Lease Commitment

Beijing HollySys entered into a lease agreement with HollySys Information Technology Co., Ltd., in which HollySys holds 40% interest, to lease office space. The lease agreement is renewable on an annual basis, and the agreement is still in effect. The basic rental price has ranged from RMB1.4 or RMB1.5 per square meter per day during the past five years. The total rental per year depends on the actually total square meters leased each year. The total rental expense for the years ended June 30, 2005, 2006 and 2007 was$57,000, $92,000, and $39,453, respectively.

On May 22 2006, HollySys Beijing entered into a new factory lease agreement with Beijing Lighting Fixture Co., Ltd. According to the agreement, HollySys Beijing leased a plant with 4,937 square meters owned by Beijing Lighting Fixture Co., Ltd. and located in Beijing for operation purposes. The lease term is five years, from July 20, 2006 to July 19, 2011. Based on the exchange rate on June 30, 2007, HollySys Beijing is obligated to pay rents in the foreseeable future as follows:

Years ended June 30,	Amount
2008	143,198
2009	154,755
2010	162,743
2011	170,880
2012	8,916
$640,492

(2) Purchase Commitment

As of June 30, 2007, the Company had approximately $19.50 million in purchase obligations for the next two years, including $19,000 for construction of factory premises and $19.48 million for purchases of equipment, mainly for fulfillment of in-process or newly entered into contracts resulted from operation expansion.

	RMB	US Dollars
Plant and building construction	143,376	18,836
Equipment	148,256,628	19,476,698
Total	148,400,004	19,495,534

Other than the contractual obligation and commercial commitments set forth above, the Company does not have any other long-term debt obligations, operating lease obligations, purchase obligations or other long-term liabilities.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties as of June 30, 2007. It has not entered into any foreign currency forward contract. It does not have any other off-balance sheet arrangements except for the contractual obligations and commitments mentioned above as of June 30, 2007. The Company believes that there are no off-balance sheet arrangements that have or are reasonably likely to have a material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

EMPLOYEES AND THEIR BENEFITS

At June 30, 2007, Beijing HollySys and Hangzhou HollySys had a total of 1,276 employees. The remuneration package of the employees includes salary, bonuses and allowances. Employees also receive welfare benefits including workers’ insurance, medical care, housing subsidies, child care and education, and other miscellaneous items.

The Company believes that its success in attracting and retaining highly skilled technical employees and sales and marketing personnel is largely a product of its commitment to providing a motivating and interactive work environment that features continuous and extensive professional development opportunities, as well as frequent and open communications at all levels of the organization.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be our third quarter of fiscal 2007. The Company expects that the adoption of EITF Issue No. 06-3 will not have a material impact on its consolidated results of operations or financial position.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”) which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006, which will be adopted by the Company beginning July 1, 2007, and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The Company has completed its preliminary assessment of the impact of adopting FIN No. 48 and does not expect that the adoption of FIN 48 will have a material impact on our consolidated results of operations or financial position.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements’ (SAB 108) , which will be effective for the fiscal year ending after November 15, 2006. The objective of SAB 108 is to eliminate diversity in practice surrounding how public companies quantify financial statement misstatements. SAB requires quantification of financial statement misstatements based on the effects of the misstatements on the consolidated statement of income, the consolidated balance sheet and related financial statement disclosures.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS No. 157), which provides guidance on how to measure assets and liabilities that use fair value. This Statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. FAS No. 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. FAS No. 157 is effective for fiscal years beginning after November 2007, and will be adopted by us beginning June 30, 2008. We are currently evaluating the potential impact the adoption of FAS No. 157 may have on our financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 provides a company with the option to measure selected financial instruments and certain other items at fair value at specified election dates. The election may be applied on an item by item basis, with disclosure regarding reasons for partial election and additional information about items selected for fair value option. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and interim period within these fiscal years. The Company is currently evaluating the potential impact the adoption of SFAS No. 159 may have on the Company’s financial statements.

QUANTITATIVE AND QUALITATIVE MARKET RISKS

Industrial environment and national industrial development policies

The Company is highly sensitive to industry environment changes and state industrial development policies. State industrial development policies have established clear targets for market capacities of automation systems in the short and long run. These are crucial to the development of the Company, especially for rail transport and nuclear power plant automation systems. At present, state policies are favorable to the Company’s development. If the government ceases supporting the rail transportation and nuclear industries, however, it would bring about a negative impact on operating results in the next few years.

The Company relies on market research and technology development to ensure that it delivers attractive, high-quality products and services to its customers as a way to protect against risks connected with a change in the competitive environment.

Taxation risk

As a result of various tax regulations, Beijing HollySys, Hangzhou HollySys and Haotong HollySys are entitled to the benefits afforded by certain preferential income tax policies. These preferential tax policies will terminate in one to three years.

With the aim of attracting foreign investment, the Chinese government provides favorable income tax rates to foreign-invested enterprises in China at the levels of 15%, 24% and 30%. Domestic-invested enterprises, on the other hand, normally are subject to a 33% income tax rate. The Chinese government has indicated that it intends to eliminate differences between the applicable tax rates of domestic and foreign-invested enterprises, but the schedule for the unification of tax rates has not yet been established. When the preferential tax treatment ends, it will increase taxes and reduce the Company’s after tax profits.

Additionally, the Chinese government provides subsidies (sourcing from the proceeds of VAT collected) to all domestic enterprises which are involved in software development. Since this subsidy policy became effective, the Company has enjoyed subsidies for software development, which has been an integral part of the Company’s integrated contracts. The subsidy policy will cease at the end of 2010. When the termination of the subsidy policy occurs, it will cause after-tax income to decline by approximately 3%.

The Company is confident that its continuing business development coupled with effective cost-control methods, will contribute to achieving positive financial results that will offset the adverse impacts that will result from the elimination of these tax preferences.

Foreign exchange risk

The Company conducts its business primarily in Chinese RMB currency, although it does have plans to expand its business internationally.

RMB is not a freely convertible currency. The restrictions on foreign exchange imposed by the Chinese government may result in the material differences between the future exchange rate and the current exchange rate or historical exchange rate. The changes in the exchange rate of RMB currency will impose foreign exchange translation risk on the Company’s financial statements and impact the Company’s ability to carry out operations related to foreign exchange. Those changes also will impact its ability to pay dividends in US dollars. The Company believes that, however, it is, and will be, able to obtain sufficient foreign exchange to implement the above-mentioned operations and hedge against foreign exchange risk.

Interest rate risk

Over the years, the Company has tended to obtain proceeds from short-term bank loans for working capital financing purpose. Therefore, it is subject to market rate risks due to fluctuations in interest rates charged on these loans. At June 30, 2007, the Company’s short-term bank loan balance was $16,421,440, of which $8,539,149was located in Beijing HollySys, and $7,882,291 was located in Hangzhou HollySys. All the short-term bank loans are mature from six months to one year bearing fixed interest rates ranging from 5.022% to 6.696% per annum. However, when these short-term bank loans are renewed, the interest rates are subject to change based on the notice from the People’s Bank of China, the central bank of China. Since April 28, 2006, the People’s Bank of China (PBC, the central bank of China) had raised the benchmark interest rate of the one-year loan to financial institutions five times resulting in a fact that the benchmark interest rate of the one-year loan to financial institutions increased by 1.26 percent in total, reaching 6.84%, which make the Company expose a higher financing cost level in the near future if the Company renews bank loans.

Some short-term bank loans were guaranteed by the Company related parties and third parties and one bank loan of $2,416,480 at June 30, 2005, $1,250,891 at June 30, 2006 and $0 at June 30, 2007 in Hangzhou HollySys was collateralized by its plant and property. At June 30, 2006, there was a bank loan of $2,501,783 payable to a commercial bank, bearing a 5.76% interest rate, which served as a trustee appointed by HollySys Information Technology Co., Ltd. in which HollySys holds 40% interest. This loan had been repaid in full in fiscal year 2007 and the balance for this loan was nil as of June 30, 2007.

The following table provides information, by maturity dates, regarding the Company’s interest rate sensitive financial instruments, which consist of fixed rate short-term and long-term debt obligations as of June 30, 2007.

Lender	Balance at June 30, 2007	Maturity Date	Interest Rate	Floating or Fixed Interest Rate	Current portion
Long-term loans
Bank of Beijing	1,970,573	July 15, 2007	5.49%	Fixed rate	1,907,573
China Development Bank	3,284,288	June 28, 2009	6.03%	Fixed rate
Total	5,254,861				1,907,573
Short-term loans
CITIC Industrial Bank	2,627,430	September 9, 2007	6.696%	Fixed rate
China Merchants Bank	2,627,430	October 12, 2007	6.12%	Fixed rate

The Bank of Communications (Hangzhou)	1,970,573	November 7, 2007	5.508%	Fixed rate
The Bank of Communications (Hangzhou)	1,970,573	August 28, 2007	5.508%	Fixed rate
Industrial and Commercial Bank of China (Hangzhou)	1,313,715	September 14, 2007	5.022%	Fixed rate
Industrial and Commercial Bank of China (Hangzhou)	1,313,715	September 21, 2007	5.103%	Fixed rate
Industrial and Commercial Bank of China (HangZhou)	1,313,715	May 16, 2008	5.751%	Fixed rate
Total	16,421,440

FUTURE DEVELOPMENT AND BUSINESS STRATEGIES

The Company’s goal is to become one of the leading automation and process control system companies in the world. It plans to concentrate its research and development resources on core technologies such as I/O signal processing technology, network protocol interface, its HOLLiAS DCS platform, software development and application system design to maintain a technological advantage over the Company’s competitors. The principal elements of the Company’s business strategies are:

•	To maintain leadership in China’s DCS market;

•	To enhance Gifted Time’s leading position in technology;

•	To leverage Gifted Time’s large customer base to offer total solutions; and

•	To focus on high-value tailored technology services.

GIFTED TIME HOLDINGS LIMITED

REPORT ON AUDITED FINANCIAL STATEMENTS
FOR YEARS ENDED JUNE 30, 2005, 2006 AND 2007

GIFTED TIME HOLDINGS LIMITED

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	June 30,
	2006	2007

ASSETS
Current Assets:
Cash and cash equivalents	$10,979,248	$11,668,761
Contract performance deposit in banks	2,551,098	3,524,317
Term deposit	562,901	853,915
Accounts receivable, net of allowance for doubtful accounts $1,751,247 and $2,836,677	66,937,636	87,372,794
Other receivables, net of allowance for doubtful accounts $77,856 and $111,329	2,545,941	2,856,404
Advances to suppliers	5,546,085	8,146,854
Inventories, net of provision $392,807 and $345,976	7,830,842	13,907,280
Prepaid guarantee fee	4,691	74,404

Total current assets	96,958,442	128,404,729

Property, plant and equipment, net	17,784,554	17,332,953
Long term investments	5,281,163	9,192,888

Total assets	$120,024,159	$154,930,570

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	$7,130,081	$16,421,440
Short-term bank loan from related parties	2,501,783	-
Current portion of long-term loans	5,003,565	1,970,573
Notes payables, net of discount of $4,819,326	-	27,566,936
Accounts payable	16,523,600	22,309,829
Deferred revenue	9,526,769	11,620,046
Dividend payable	1,250,891	-
Accrued payroll and related expense	5,311,795	6,959,187
Income tax payable	518,293	804,156
Warranty liabilities	1,430,736	2,126,569
Other tax payables	6,109,895	6,492,801
Accrued liabilities	3,953,885	3,905,481
Amounts due to related parties	479,124	768,781
Deferred tax liabilities	291,949	473,201

Total current liabilities	60,032,366	101,419,000

Long-term liabilities:
Long-term loans	5,629,011	3,284,288
Total liabilities	65,661,377	104,703,288
Minority interest	9,801,634	13,200,169

Stockholder’s equity:
Preferred stock, par value $0.01 per share,1,500,000 shares authorized, 1,300,000 shares issued and outstanding	-	13,000
Common stock, par value $0.01 per share, 33,500,000 shares authorized, 22,200,000 shares issued and outstanding.	222,000	222,000
Additional paid-in capital	11,778,663	19,022,795
Appropriated earnings	6,316,795	8,768,174
Note receivable from the sole stockholder		(30,000,000)
Retained earnings	25,093,814	35,127,764
Cumulative translation adjustments	1,149,876	3,873,380

Total stockholder’s equity	44,561,148	37,027,113

Total liabilities and stockholders' equity	$120,024,159	$154,930,570

See accompanying notes to financial statements.

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(In US Dollars)

	Years Ended June 30,
	2005	2006	2007

Revenues:
Integrated contract revenue	$75,027,422	$86,187,820	$97,380,399
Products sales	4,545,410	3,728,784	4,505,087

Total revenues	79,572,832	89,916,604	101,885,486

Cost of integrated contracts	52,164,176	57,107,242	64,284,550
Cost of products sold	2,518,835	842,813	1,818,715

Gross profit	24,889,821	31,966,549	35,782,221

Operating expenses:
Selling	5,646,565	6,378,462	7,577,371
General and administrative	5,136,383	6,483,223	7,098,112
Research and development	202,344	77,724	2,638,622
Impairment loss	-	-	-
Loss on disposal of assets	29,511	32,706	37,109

Total operating expenses	11,014,803	12,972,115	17,351,214

Income from operations	13,875,018	18,994,434	18,431,007

Other income (expense), net	194,547	61,228	172,977
Interest expense, net	(555,796)	(1,088,582)	(7,608,792)
Investment income	664,889	618,843	370,410
Subsidy income	2,292,880	4,355,367	7,280,766

Income before income taxes	16,471,538	22,941,290	18,646,368

Income taxes expenses	401,468	1,368,838	2,501,104

Income before minority interest	16,070,070	21,572,452	16,145,264

Minority interest	2,366,549	3,521,197	3,060,513

Net income	$13,703,521	$18,051,255	$13,084,751

Weighted average number of common shares	22,200,000	22,200,000	22,200,000

Weighted average number of diluted common shares	22,200,000	22,200,000	22,883,836

Basic earnings per share	$0.62	$0.81	$0.59

Diluted earnings per share	$0.62	$0.81	$0.57

Other comprehensive income:
Net income	$13,703,521	$18,051,255	$13,084,751
Translation adjustments	(2,119)	1,149,579	2,723,504

Comprehensive income	$13,701,402	$19,200,834	$15,808,255

See accompanying notes to financial statement

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In US Dollars)

					Additional				Accumulated
	Common Stock		Preferred Stock		Paid-in	Note	Appropriated	Retained	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Receivable	Earnings	Earnings	Income (Loss)	Total

Balance at July 1, 2003	22,200,000	$222,000	-	$-	$8,751,044	$-	$527,153	$(176,052)	$1,204	$9,325,349

Capital infused	-	-	-	-	600,000	-	-	-	-	600,000
Forgiveness of accounts payable	-	-	-	-	301	-	-	-	-	301
Net income for the year	-	-	-	-	-	-	-	4,735,276	-	4,735,276
Appropriation	-	-	-	-	-	-	683,890	(683,890)	-	-
Translation adjustments	-	-	-	-	-	-	-	-	1,212	1,212
Balance at June 30, 2004	22,200,000	222,000	-	-	9,351,345		1,211,043	3,875,334	2,416	14,662,138

Donation received	-	-	-	-	11,715	-	-	-	-	11,715
Net income for the year	-	-	-	-	-	-	-	13,703,521	-	13,703,521
Appropriation	-	-	-	-	-	-	2,084,965	(2,084,965)	-	-
Dividends declared	-	-	-	-	-	-	-	(1,372,799)	-	(1,372,799)
Converted into capital	-	-	-	-	2,400,000	-	-	(2,400,000)	-	-
Translation adjustments	-	-	-	-	-	-	-	-	(2,119)	(2,119)
Balance at June 30, 2005	22,200,000	222,000	-		11,763,060		3,296,008	11,721,091	297	27,002,456

Forgiveness of accounts payable	-	-	-	-	10,018	-	-	-	-	10,018
Donation received	-	-	-	-	5,585	-	-	-	-	5,585
Net income for the period	-	-	-	-	-	-	-	18,051,255	-	18,051,255
Appropriation	-	-	-	-	-	-	3,020,787	(3,020,787)	-	-
Dividends declared	-	-	-	-	-	-	-	(1,657,745)	-	(1,657,745)
Translation adjustments	-	-	-	-	-	-	-	-	1,149,579	1,149,579
Balance at June 30, 2006	22,200,000	222,000	-	-	11,778,663	-	6,316,795	25,093,814	1,149,876	44,561,148

Issuing preferred shares	-	-	1,300,000	$13,000	7,239,390	-	-	-	-	7,252,390
Donation received	-	-	-	-	3,066	-	-	-	-	3,066
Forgiveness of accounts payable	-	-	-	-	1,676	-	-	-	-	1,676
Net income for the period	-	-	-	-	-	-	-	13,084,751	-	13,084,751
Appropriation	-	-	-	-	--	-	2,451,379	(2,451,379)	-	-
Dividends declared	-	-	-	-	-	-	-	(599,422)	-	(599,422)
Note receivable	-	-	-	-	-	(30,000,000)	-	-	-	(30,000,000)
Translation adjustments	-	-	-	-	-	-	-	-	2,723,504	2,723,504
Balance at June 30, 2007	22,200,000	$222,000	1,300,000	$13,000	$19,022,795	$(30,000,000)	$8,768,174	$35,127,764	$3,873,380	$37,027,113

See accompanying notes to financial statements

GIFTED TIME HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Years Ended June 30,
	2005	2006	2007

Cash flows from operating activities:
Net income	$13,703,521	$18,051,255	$13,084,751
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Minority interests	2,366,549	3,521,197	3,060,513
Depreciation and amortization	820,863	1,570,135	1,566,876
Amortization of long term deferred assets	49,840	52,292	-
Allowance for doubtful accounts	381,085	454,674	1,118,903
Provision for inventories	-	392,807	66,559
Amortization of discount to notes payable	-	-	4,819,326
Loss on disposal of fixed assets	29,511	32,706	37,109
Income from equity investment	(664,889)	(618,843)	(370,410)
Deferred tax assets (liabilities)	61,211	207,929	162,418
Changes in operating assets and liabilities:
Accounts receivables	(19,389,033)	(17,294,804)	(20,712,133)
Inventories	1,174,095	228,392	(5,871,319)
Advance to suppliers	(1,807,680)	1,479,866	(2,486,265)
Other receivables	(958,797)	(74,103)	(333,791)
Deposits and other assets	(162,771)	(1,533,590)	(1,002,649)
Advance from customers	(1,135,349)	(1,204,724)	2,016,054
Accounts payable	6,711,573	(538,111)	5,769,921
Accruals and other payable	3,339,142	2,317,997	2,210,885
Tax payable	(970,732)	241,052	635,691

Net cash provided by (used in) operating activities	3,548,139	7,286,127	3,772,439

Cash flows from investing activities:
Purchase of fixed assets	(5,627,592)	(5,473,890)	(1,370,533)
Note receivable from the sole stockholder	-	-	(30,000,000)
Disposal (Purchase) of short-term investments	1,812,331	135,556	(278,449)
Addition to long-term investments	(225,368)	(1,300,927)	(3,361,756)
Proceeds from disposing assets	358,443	389,462	157,260
Dividends received from long-term investments	20,165	178,950	-
Interest received from short-term investments	148,837	53,837	-
Net cash used in investing activities	(3,513,184)	(6,017,012)	(34,853,478)

Cash flows from financing activities:
Proceeds from notes payable	-	-	29,987,000
Proceeds from issuing preferred shares	-	-	13,000
Proceeds from (Repayments to) short-term loans	3,020,600	(1,876,337)	6,488,021
Proceeds from long-term bank loans	6,645,321	3,752,674	-
Repayments to long term loans	(6,403,581)	(1,250,891)	(5,095,007)
Due to related parties	143,763	(209,558)	59,473
Donation received	2,892	-	-
Dividend paid	(1,508,125)	(1,075,559)	(1,913,137)

Net cash provided by financing activities	1,900,870	(659,671)	29,539,350

Effect of foreign exchange rate changes	5,573	1,135,665	2,231,202

Net increase (decrease) in cash and cash equivalents	1,941,398	1,745,109	689,513

Cash and cash equivalents, beginning of period	7,292,741	9,234,139	10,979,248

Cash and cash equivalents, end of period	$9,234,139	$10,979,248	$11,668,761

See accompanying notes to financial statements

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 1 ─ ORGANIZATION AND BUSINESS BACKGROUND

Gifted Time Holdings Limited (the “Company”) was established under the law of British Virgin Island on September 21, 2005 for the purpose to hold investment in the following entities:

•	Beijing HollySys Co., Ltd. (74.11%); and
•	Hangzhou HollySys Automation Co., Ltd. (60% as Beijing HollySys Co., Ltd. holds the remaining 40% interest in Hangzhou HollySys Automation Co., Ltd.)

Under a reorganization agreement entered on September 20, 2005, the owners accounting for 74.11% interest in Beijing HollySys and the two owners accounting for 60% interest in Hangzhou HollySys transferred their respective interest in the above two entities to the Company in exchange for 68.137% and 31.863% interest of the Company, essentially based on the book value of net assets as of June 30, 2005 transferred by the both parties into the Company. Consequently, the Company has combined 74.11% net assets of Beijing HollySys and 60% net assets of Hangzhou HollySys as the total equity interest of the Company as of June 30, 2005.

In accordance with paragraph 11 in SFAS No. 141 and Appendix D, paragraph D14 in SFAS No. 141, this reorganization transaction was accounted for under carry-over basis as there was a voting together agreement among the owners of 74.11% interest in Beijing HollySys and a voting together agreement between the two owners of 60% interest in Hangzhou HollySys. Furthermore, these two executed voting together agreements have given the voting control to the same individual, who is the founder of Beijing HollySys. Therefore, there is a control group which has voting control over both entities.

As a result of exchanging the ownership between the Company and the above two parties, both Beijing HollySys and Hangzhou HollySys became subsidiaries of the Company and the Company became the reporting entity for financial reporting purpose. Accordingly, the consolidated financial statements of the above two entities became the historical financial statements of the Company. Prior to June 30, 2005 there were no operating activities in the Company.

Beijing HollySys Co., Ltd. (thereafter HollySys) was established on September 25, 1996 under the laws of People’s Republic of China with a registered capital of RMB15 million (equivalent of approximately $1.8 million based on the exchange rate on September 30, 1996) and a 30-year operation life. A Chinese citizen (who is the founder of HollySys, thereafter “the founder”) infused cash of RMB5 million (equivalent approximately $602,228) and a state-owned company named Beijing Huake Hi-Tech Co., Ltd. contributed physical assets valued at RMB10 million (equivalent approximately $1,204,457), which was based on a valuation report rendered by a third-party valuation service provider.

On March 2, 1998, HollySys increased its registered capital by receiving RMB5 million (equivalent approximately $603,916), of which RMB4.1 million (equivalent approximately $495,211) was from another Chinese citizen and the remaining RMB900,000 (equivalent approximately $108,705) was from the founder. Consequently, the state-owned company accounted for only 50% interest in HollySys. On December 25, 1998, the owners of HollySys and three state-owned companies namely Beijing Science and Technology Venture Co., Ltd., Beijing State-Owned Assets Management Co., Ltd., and Zhongguancun Hi-Tech Industry Promotion Center entered into a sponsor agreement to convert HollySys into a share-issuing company which is going to be listed on one of Stock Exchanges in China. During the process of applying for being a listing company, HollySys received cash infusion of approximately RMB51.78 million (equivalent approximately $6.25 million) from three state-owned companies. Of the total RMB51.78 million cash infusion, RMB30 million (equivalent approximately $3.62 million, accounting for 30% interest) from Beijing Science and Technology Venture Co., Ltd.; RMB20 million (equivalent approximately $2.42 million, accounting for 20% interest) from Beijing State-Owned Assets Management Co., Ltd.; and the remaining RMB1,777,676 (equivalent approximately $214,734, accounting for approximately 1.78% interest) from Zhongguancun Hi-Tech Industry Promotion Center.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 1 ─ ORGANIZATION AND BUSINESS BACKGROUND (Continued)

By infusing cash of approximately RMB51.78 million, three new investors accounted for approximately 51.78 % interest in HollySys whereas the three original owners, Huake, the founder and another Chinese citizen, accounted for approximately 24.11%, 14.23%, and 9.88% interest in HollySys. Due to the facts that there was a long waiting list for approval from China Security Regulatory Commission (CSRC) and that certain business opportunities were no longer in existence in 1999 and 2000, HollySys ceased its effort to become a listing company in China in 2000.

On January 16, 2004 through the merger and acquisition auction market under Chinese government regulation, Beijing Science and Technology Venture sold its 30% interest in HollySys to a Chinese citizen who represents two individual investors in China.

On July 13, 2005 through the merger and acquisition auction market regulated by Chinese government, Beijing State-Owned Assets Management sold its 20% interest in HollySys to Jinqiaotong Industry Development Co., Ltd., which is a privately owned investment company in China and joined in the voting together agreement with the owners of the 54.11% interest in Beijing HollySys.

During the period from 1999 to 2001 HollySys used the newly infused cash to expand its business scope through investing in several investee companies that those investee companies have been conducting similar or relevant businesses except the 5% interest in Zhongjijing Consulting in which the Company is only a passive investor. These long-term investments were accounted for under either equity method or cost method.

On May 15, 2002, the Board of Directors of HollySys decided to acquire 40% interest in Beijing Haotong Science and Technology Development Co., Ltd. (thereafter Haotong) which is a privately owned company doing business focused on railway signal automated control with a 20-year operation life from October 26, 2000 to October 25, 2020, 32% interest from a private investment company and 8% from an individual investor. The acquisition price was RMB5.72 million (equivalent approximately $691,000) and the acquisition transaction was closed on July 1, 2002. On December 13, 2002, the Board of HollySys approved the decision to purchase additional 30% interest from two individual investors to increase HollySys’ interest holding from 40% to 70% for business development consideration and the incremental purchase price was RMB3 million (equivalent $362,000 based on the exchange rate on December 31, 2002). The acquisition was closed on December 31, 2002, resulting in an accumulated goodwill of approximately $449,592. After this acquisition, HollySys consolidated the financial statements of Haotong into its financial statements. On June 30, 2003, HollySys determined that the goodwill was impaired based on the estimated cash flow to be generated by Haotong in the future at that date.

On June 3, 2003 the Board of Directors of HollySys decided to expand its presence in Southern China through setting up a new subsidiary to expand its industrial automation business. The Board found that the proper location was the capital city of Zhejiang Province, Hangzhou, because the local city government offered very attractive land usage right and income tax incentive program for HollySys investment decision. On September 24, 2003, a new entity named Hangzhou HollySys Co., Ltd. was set up with a total registered capital of $5 million and a 50-year operation life. On November 20, 2003, Hangzhou HollySys received capital of $1 million, of which HollySys accounted for $400,000, Jingboyuan Automation Co., Ltd., a Chinese company which is related to the founder and another Chinese investor, accounted for $300,000, and OSCAF Limited, a Cayman Islands based company which is related to one member of management in HollySys, accounted for the remaining $300,000.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 1 ─ ORGANIZATION AND BUSINESS BACKGROUND (Continued)

On April 16, 2004, Jingboyuan transferred its 30% interest in Hangzhou HollySys to Team Spirit Industrial Ltd., a British Virgin Islands based company which also is a related party to the other Chinese investor. On March 16, 2005, Hangzhou HollySys declared dividend distribution of approximately $4.05 million to the above three owners in proportion to their respective interest holding. In turn, the three owners used proceeds of $4 million from dividends received to send back to Hangzhou HollySys in order to fulfill the requirement to contribute the total registered capital up to $5 million on April 14, 2005, which was substantiated by a capital verification report rendered by a CPA firm registered in China. Based on the concept of substance over form, the dividends distributed and capital of $2.4 million received belonging to two 60% interest owners in Hangzhou HollySys were deemed non-cash transaction for financial reporting purpose.

HollySys has conducted its business focusing on industrial automation systems which are used in many industries including power generating, electric grid, computer controlled manufacturing, chemistry, cement, petrochemical, glass manufacturing, pharmaceutical, etc. and integrated automation control systems including monitoring systems, signal distributing systems and other control systems mainly used in city railway transportation.

During the period from December 18 to 20, 2006, the Company and its original Chinese owners entered into a series of significant transactions, which are disclosed in detail in Note 16 to the consolidated financial statements. The accounting for relevant transactions has been presented in Note 8 regarding the $29.987 million notes payable, Note 11 regarding a related party note receivable, and Note 12 regarding certain equity transactions, respectively.

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances are eliminated during the process of consolidation. Investments in the investee companies in which the Company does not have a controlling interest (interest holding by the Company from 20% up to 50%), or in which the Company holds more than 51% interest, however, the minority interest in that entity has participation rights defined in EITF 96-16, are accounted for using the equity method. The Company’s shares of earnings (losses) of these investee companies are included in the accompanying consolidated statement of income. These consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translations and Transactions

The Renminbi (“RMB”), the national currency of PRC, is the primary currency of the economic environment in which the operations of the Company are conducted. The Company uses the United States dollar (“U.S. dollars”) for financial reporting purposes.

The Company translates assets and liabilities into U.S. dollars using the rate of exchange prevailing at the balance sheet date, and the consolidated statement of income is translated at average rates during the reporting period. Adjustments resulting from the translation of financial statements from RMB into U.S. dollars are recorded in stockholders' equity as part of accumulated comprehensive loss - translation adjustments. Gains or losses resulting from transactions in currencies other than RMB are reflected in income for the reporting period.

Revenue Recognition

Revenues generated from designing, building, and delivering customized integrated industrial automation systems and providing relevant solutions are recognized over the contractual terms based on the percentage of completion method. The contracts for designing, building, and delivering customized integrated industrial automation systems are legally enforceable binding agreements between the Company and customers. Performance of these contracts often will extend over long periods, and the Company’s right to receive payments depends on its performance in accordance with these contractual agreements. The duration of contracts the Company performs is depending on the contracts size in term of dollar amounts. In general, the bigger a contract size is, the longer the duration of that contract is. The duration of a small contract is less than one year without including warranty period. The duration of a large contract is longer than one year without including warranty period. Including the warranty period, all of contracts have their duration longer than one year, ranging from 16 months to 61 months. The operating cycle of the Company is determined by a composite of many individual contracts in various stage of completion and is measured by the duration of the average time intervening between the acquisition of materials or service entering the construction process and the substantial completion of contracts. Based on the historical experience, the operating cycle of the Company exceeds one year.

In accordance with AICPA’s SOP 81-1, “Accounting for Construction Contracts and Certain Production-Type Contracts,” revenue recognition is based on an estimate of the income earned to date, less income recognized in earlier periods. Estimates of the degree of completion are based on the costs incurred to date comparing to the expected total costs for the contracts. Revisions in the estimated profits are made in the period in which the circumstances requiring the revision become known. Provisions, if any, are made currently for anticipated loss on the uncompleted contracts. Revenue in excess of billings on the contracts is recorded as unbilled receivables and included in accounts receivable. Billings in excess of revenues recognized on the contracts are recorded as deferred revenue until the above revenue recognition criteria are met. Billings are rendered based on agreed milestones included in the contracts with customers. There are different milestones among the contracts the Company has won. In general, there are four milestones: 1) system manufacturing, 2) system delivery, 3) installment, trial-run, and customer acceptance, and 4) expiration of a warranty period. The amount to be billed when each of the specified milestones is reached has been specified in a contract. All contracts have the first milestone, but not all contracts have a prepayment. The Company recognizes 100% of the contractual revenue at the end of customer acceptance stage as the Company estimates that no further major costs will incur under a contract, a signed customer acceptance document has been obtained, and a warranty period starts to count. Revenues are presented net of taxes collected on behalf of government.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

Revenue generated from sales of electronic equipments is recognized when persuasive evidence of an arrangement exists, delivery of the products has occurred, customer acceptance has been obtained, which means the significant risks and rewards of the ownership have been transferred to the customer, the price is fixed or determinable and collectibility is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents.

Inventories

Inventories are composed of raw materials and low value consumables, work in progress, and finished goods. Inventories are stated at the lower of cost or the market based on weighted average method. The work-in-progress represents the costs of projects which have been initiated in accordance with specific contracts and have not been completed yet. The Company makes provisions for estimated excess and obsolete inventory based on its regular reviews of inventory quantities on hand and the latest forecasts of product demand and production requirements from its customers. The Company writes down inventories for not saleable, excess or obsolete raw materials, work-in-process and finished goods by charging such write-downs to cost of sales. In addition to write-downs based on newly introduced parts, statistics and judgments are used for assessing a provision on the remaining inventory based on salability and obsolescence.

Warranty

Warranty is a major term under an integrated contract, which will last, in general, for twelve months or be specified under a contract. The Company estimates a warranty liability under a contract using a percentage of revenue recognized, which is derived from its historical experience, in order to recognize a warranty cost for a contract in the proper period of time. In addition, at the end of each reporting period, the Company estimates whether or not the accrued warranty liabilities are adequate based on 1) the percentage used, 2) the outstanding warranty time period of a contract which has entered into the warranty period, 3) the total revenue has recognized on a contract which has been under the warrant period, and 4) all contracts which have been under the warranty period. The Company adjusts the accrued warrant liabilities in line with the result of its assessment.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Other Receivables

Performance of the contracts often will extend over long periods and the Company’s right to receive payments depends on its performance in accordance with these contractual agreements. The Company bills to a customer in accordance with the amount specified under the contract from the unbilled accounts receivable when the Company’s performance has reached a milestone. In general, among four milestones, each interval of two contiguous billings under a contract is within one year (under certain railway control system contracts, the interval of two contiguous billings is longer than one year) and the last billing to be issued for a contract is at the end of the warranty period. When a customer makes a prepayment at the start of a contract, the amount received will be recorded as deferred revenue. The deferred revenue would be recognized as revenue under the completion percentage method along with the progress of a contract. If no prepayment is received by the Company, revenue would be recognized through unbilled accounts receivable. Accordingly, when a particular milestone is reached, a particular amount of unbilled accounts receivable will be transferred into billed accounts receivable. Unbilled accounts receivable will be billed within one year. The Company does not specify credit terms in its invoices with a hope that its customers will make their payments upon receipt even though the contract terms say that a specific amount is due when a milestone is reached. The Company does not require collateral from its customers. Based on the prevailing collection practice in China, it is a reasonable expectation for the enterprises in automation industry to take over one year to collect billed amounts. The Company considers billed accounts receivable over one year as past due. The components of accounts receivable were as follows:

	June 30,
	2006	2007

Billed accounts receivable	$25,776,682	$47,038,531
Unbilled account receivable	42,912,201	43,170,940
	$68,688,883	$90,209,471

Of the above balance of the unbilled accounts receivable, $9,237,552 and $8,891,429 were related to contracts which have been completed but are still within the warranty period.

The Company issues invoices to its customers without specifying credit terms or interests charge for later payments by its customers. The Company reviews the status of its billed accounts receivable periodically and decided how much general allowance for doubtful accounts should be based on its historical experience and how much specific allowance for doubtful accounts should be based on factors surrounding the credit risk of specific customers. Management of the Company believes that the long-term relationships with customers and continuously providing services to these customers will minimize the risk of bad debts. Based on historical experience, the bad debt allowances are provided using a percentage method as follows.

	Within 1 year	1-2 years	2-3 years	3-5 years	Above 5 years
Percentage	2%	5%	15%	50%	100%

The Company also provides additional bad debt provisions for an individual customer if there is a deterioration of the customer’s creditability and actual defaults are higher than the historical experience.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Other Receivable (Continued)

The Company includes any accounts balances that are estimated that may be doubtful for collection purpose in the allowance for doubtful accounts. The Company implements the following accounting policy: 1) any credit losses have been deducted from the allowance for doubtful accounts in the period in which certain trade receivables are deemed uncollectible; and 2) recoveries of trade receivables previously written off have been have been recorded when received. Based on the information available to management, the Company believes that its allowance for doubtful accounts as of June 30, 2006, and June 30, 2007 were adequate, respectively. However, actual write-off might exceed the recorded allowance.

The following table presents allowance activities in accounts receivable.

	June 30,
	2006	2007

Beginning balance	$1,461,645	$1,751,247
Additions charged to expense	664,282	1,086,169
Recovery	(179,059)	-
Write-off	(195,621)	(739)
Ending balance	$1,751,247	$2,836,667

Other receivables include deposits required by the contract bidding service providers for every contract the Company has bid for. Contract bidding service providers will deduct a portion of deposit as service fees if the Company wins a contract and the remaining balance will be returned to the Company after the bidding process completes. If the Company does not win a contract, the deposit will be returned in full amount to the Company after the bidding process completes.

The following table presents allowance activities in other receivables.

	June 30,
	2006	2007

Beginning balance	$139,924	$77,856
Additions charged to expense	-	33,473
Recovery	(30,549)	-
Write-off	(31,519)	-
Ending balance	$77,856	$111,329

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Properties and equipment are recorded at cost and are stated net of accumulated depreciation. Depreciation expense is determined using the straight-line method over the estimated useful lives of the assets as follows:

Land use right	49 years
Buildings	30 years
Machinery	5 years
Software	5 years
Vehicles and other equipment	5 years

Maintenance and repairs are charged directly to expense as incurred, whereas betterment and renewals are capitalized in their respective property accounts. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed and the resulting gain or loss is recognized and reflected as an item before operating income (loss).

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, other receivables, advance to vendor, accounts payable and accrued liabilities are reasonable estimates of their fair value because of the short maturity of these items. The fair value of amount due to related parties and stockholders are reasonable estimates of their fair value as the amount will be collected and paid off in a period less than one year.

Impairment of Long-Lived Assets

The Company adopts the provisions of Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. There was no impairment of long-lived assets for the years ended June 30, 2005, 2006, and 2007.

Shipping and Handling Cost

The Company adopted EITF 00-10, “Accounting for Shipping and Handling Fees and Costs.” All shipping and handling fees charged to customers are included in net revenue, and shipping and handling costs for goods shipped by the Company to customers are included in cost of integrated contract and/or cost of goods sold.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires an entity to recognize deferred tax liabilities and assets. Deferred tax assets and liabilities are recognized for the future tax consequence attributable to the difference between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are measured using the enacted tax rate expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

HollySys is registered in a high-tech zone located in Beijing and has been deemed as a high-tech company by Beijing Commission of Science and Technology. According to the preferential regulations specified by State Council, HollySys had entitled to be subject to a favorable income tax rate at 15% comparing to a statutory income tax rate of 33% (30% for the central government and 3% for the local government) under the current tax laws of PRC. Under the favorable 15% of corporate income tax rate, HollySys had received a 100% exemption of income tax for three years (from October 1, 1996 to September 30, 1999) and a 50% exemption of corporate income tax for three years (from October 1, 1999 to September 30, 2002). Effective October 1, 2002 HollySys has been subject to a corporate income tax rate at 15%.

Beijing HollySys Haotong (Haotong) is registered in a high-tech zone located Beijing and has been deemed as a high-tech company by Beijing Commission of Science and Technology. According to the preferential regulations specified by State Council, Haotong had entitled to be subject to a favorable income tax rate at 15%. Under the favorable 15% of corporate income tax rate Haotong received a 100% exemption of income tax for three years from January 1, 2001 to December 31, 2003 and a 50% exemption of income tax for three years from January 1, 2004 to December 31, 2006.

Hangzhou HollySys is registered as foreign investment enterprise conducting production function. In accordance with income tax law for enterprise with foreign investments in China, Hangzhou HollySys has entitled to receive a 100% exemption of income tax for two years and a 50% exemption of income tax for the next three years on a continuing basis since the first year Hangzhou HollySys has generated a taxable income. Prior to December 23, 2006, Hangzhou HollySys was in the status of enjoying a 50% exemption under a 26.4% income tax rate for the first year. On December 23, 2006, Hangzhou HollySys received a notice from Hangzhou City tax authority, which indicates that the income tax rate applicable to Hangzhou HollySys should be adjusted to 16.5% effective January 1, 2006 in accordance with relevant regulations regarding the development zones as Hangzhou HollySys is located in a development zones recognized by the Ministry of Land and Resource in China. In addition, Hangzhou HollySys received a tax refund of approximately $555,000 as of December 31, 2006. This tax refund and corresponding amortization of deferred tax liabilities using the newly enacted tax rate were recognized in the income tax provision for the year ended June 30, 2007.

On March 16, 2007, the 10th National People’s Congress of PRC passed the new Enterprise Income Tax Act, which will become effective January 1, 2008. The newly enacted tax law will not have any impact on Beijing HollySys, Hangzhou HollySys and HollySys Haotong for the fiscal 2007 and the remaining effective years to enjoy the tax incentive program in accordance with the Grandfather rules.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Value Added Tax

All of subsidiaries of the Company are subject to value added tax (VAT) imposed by PRC government on its domestic product sales. The output VAT is charged to customers who purchase goods from the Company and the input VAT is paid when the Company purchases goods from its vendors. VAT rate is 17%, in general, depending on the types of product purchased and sold. The input VAT can be offset against the output VAT. VAT payable or receivable balance presented on the Company’s balance sheets represents either the input VAT less than or larger than the output VAT. The debit balance represents a credit against future collection of output VAT instead of a receivable.

Research and Development

Research and development costs are expensed as incurred. Gross research and development expense for new product development and improvements of existing products by the Company incurred for the fiscal years ended June 30, 2005, 2006 and 2007 were $1,714,809, $1,941,618, and $4,680,942, respectively. After offsetting against the government subsidies, which were specified for supporting research and development effort via value added tax refund, the net research and development expenses for the fiscal years ended June 30, 2005, 2006, and 2007 were $202,344, $77,724, and $2,638,622, respectively.

Government Subsidies

Each of three subsidiaries of the Company has, respectively, received certain government subsidies from local Chinese government agencies during the past three years. In general, the Company presents the government subsidies received as part of other income unless the subsidies received are earmarked to compensate certain expense, which have been accounted for offsetting the specific expense, such as research and development expense.

Appropriations to Statutory Reserve

Under the corporate law and relevant regulations in China, all of subsidiaries of the Company located in China are required to appropriate a portion of its retained earnings to statutory reserve. All subsidiaries are required to appropriate 10% of its annual after-tax income each year to statutory reserve until the statutory reserve balance reaches 50% of the registered capital. In general, the statutory reserve shall not be used for dividend distribution purpose.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”), issued by the Financial Accounting Standards Board (“FASB”). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of general-purpose financial statements. The Company has chosen to report comprehensive income (loss) in the statements of income and comprehensive income. Comprehensive income (loss) is comprised of net income and all changes to stockholders’ equity except those due to investments by owners and distributions to owners.

Earnings (Loss) Per Share

The Company presents earnings per share in accordance with the Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 replaces the calculation of primary and fully diluted earnings (loss) per share with basic and diluted earnings (loss) per share. Basic earnings (loss) per share include no dilution and are computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share reflect the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings (loss) per share. The Company did not have outstanding potential common shares for the years ended June 30, 2005 or 2006. The newly issued 1.3 million convertible preferred shares are deemed as common stock equivalents for the purpose of determining earnings per share for the year ended June 30, 2007.

Long-Term Investments

The Company accounted for its long-term investments under either equity method or cost method in accordance with equity interest holding percentage or the guidance under EITF 96-16.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that the adoption of EITF Issue No. 06-3 will have a material impact on our consolidated results of operations or financial position.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 2 ─ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”) which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2006, which will be adopted by the Company beginning July 1, 2007, and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The Company has completed its preliminary assessment of the impact of adopting FIN No. 48 and does not expect that the adoption of FIN 48 will have a material impact on our consolidated results of operations or financial position.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements’ (SAB 108) , which will be effective for the fiscal year ending after November 15, 2006. The objective of SAB 108 is to eliminate diversity in practice surrounding how public companies quantify financial statement misstatements. SAB 108 requires quantification of financial statement misstatements based on the effects of the misstatements on the consolidated statement of income, the consolidated balance sheet and related financial statement disclosures.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (FAS No. 157), which provides guidance on how to measure assets and liabilities that use fair value. This Statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. FAS No. 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measure at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. FAS No. 157 is effective for fiscal years beginning after November 2007 and will be adopted by the Company beginning July 1, 2008. The Company is currently evaluating the potential impact the adoption of FAS No. 157 may have on the Company’s financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 provides a company with the option to measure selected financial instruments and certain other items at fair value at specified election dates. The election may be applied on an item by item basis, with disclosure regarding reasons for partial election and additional information about items selected for fair value option. The fair value measurement election is irrevocable and subsequent changes in fair value must be recorded in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and interim period within these fiscal years. The Company is currently evaluating the potential impact the adoption of SFAS No. 159 may have on the Company’s financial statements.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 3 ─ INVENTORIES

	June 30,
	2006	2007

Raw materials	$2,787,715	4,051,066
Work in progress	1,503,618	4,772,607
Finished goods	3,915,887	5,412,551
Low value consumables	16,429	17,032
Provision	(392,807)	(345,976)
	$7,830,842	13,907,280

NOTE 4 ─ PROPERTY, PLANT AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of property and equipment at cost is as follows:

	June 30,
	2006	2007

Land use right	$722,228	758,501
Buildings	12,833,072	13,289,151
Machinery	1,844,165	2,831,312
Electronic equipment	2,163,249	2,728,411
Software	397,618	438,640
Motor vehicles	691,086	890,761
Office furniture	164,657	219,354
Other equipment	294,885	325,600
Construction in progress	2,181,608	691,663

	21,292,568	22,173,393

Accumulated depreciation	(3,508,014)	(4,840,440)
	$17,784,554	17,332,953

The depreciation and amortization for the years ended June 30, 2005, 2006, and 2007 was $820,863, $1,570,135 and $ 1,566,876, respectively.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 5 ─ LONG-TERM INVESTMENTS

The investments in the following several limited liability companies were accounted for under either equity method or cost method. Regarding investment in HollySys Zhonghao, the Company accounted for 89.11% interest. Based on shareholder agreement of HollySys Zhonghao, the minority interest holders has the participation rights to effectively participate in corporate actions of selecting, terminating and setting compensation of management responsible for implementing HollySys Zhonghao’s policies and procedures and the corporate actions of establishing operating and capital decisions of HollySys Zhonghao, such as budgets, in ordinary course of business. In accordance with EITF 96-16, the Company did not consolidate the financial statements of the investee company, instead, adopted the equity method to present this investment on the balance sheets for the reported periods. The exact same fact was applicable to Shenzhen HollySys, which was fully impaired as of June 30, 2001 and was completely liquidated on May 23, 2006. It is management’s expectation that Shenzhen HollySys will be dissolved in the near future.

The following information summarized the long-term investments at June 30, 2006 and 2007.

June 30, 2006	Interest Held	Long-term Investment at Cost	Equity in Investee Company	Advance to Investee Company	Subtotal

Equity Method
HollySys Information Technology	40%	$1,861,498	$25,963	$13,305	$1,900,766
HollySys Electric Machinery	40%	662,490	605,737	-	1,268,227
New Huake Electric Tech	37.5%	187,634	43,676	31,272	262,582
HollySys Zhonghao Automation Engineering	89.11%	112,583	(9,718)	-	102,865
Beijing Techenergy Co., Ltd.	50%	1,250,891	50,223	20,306	1,321,420
Subtotal		$4,075,096	$715,881	$64,883	$4,855,860

Cost Method
Zhongjijing Investment Consulting	5%	375,267	-	-	375,267
Beijing HollySys Equipment Technology Co., Ltd.	20%	50,036	-	-	50,036
Total		$4,500,399	$715,881	$64,883	$5,281,163

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 5 ─ LONG-TERM INVESTMENTS (Continued)

June 30, 2007	Interest Held	Long-term Investment At Cost	Equity in Investee Company	Advance to Investee Company	Subtotal

Equity Method
HollySys Information Technology	40%	$1,984,135	$227	$314,352	$2,298,714
HollySys Electric Machinery	40%	695,762	833,828	-	1,529,590
New Huake Electric Tech	38%	197,057	52,899	32,843	282,799
HollySys Zhonghao Automation Engineering	89.10%	146,576	(38,533)	-	108,043
Beijing Techenergy Co., Ltd.	50%	1,313,715	161,069	20,108	1,494,892
IPE Biotechnology Co., Ltd	31.15%	1,576,458	(21,550)	-	1,554,908
Subtotal		$5,913,703	$987,940	$367,303	$7,268,946

Cost Method
Zhongjijing Investment Consulting	5%	394,115	-	-	394,115
Beijing HollySys Equipment Technology Co., LTD.	20%	52,549	-	-	52,549
Beijing Best Power Electrical Technology Co., Ltd	18.49%	1,477,278	-	-	1,477,278
Total		$7,837,645	$987,940	$367,303	$9,192,888

On September 21, 2006, Beijing HollySys paid RMB11.245 million (equivalent $$1.423 million) to seven individual investors in exchange for 18.49% interest in Beijing Best Power Electrical Technology Co., Ltd. (Best Power). Best Power is also conducting industrial automation business focusing on difference industry segments, such as mining, metallurgy, automated machinery, electric equipment, etc. The purpose for this investment by the Company is to obtain the necessary access to other industries, mainly metallurgy industry and reduce the number of competitors. This investment was accounted for under the cost method.

On September 30, 2006, Beijing HollySys infused RMB$12 million (equivalent $1.518 million) to IPE Biotechnology Co., Ltd. (IPE) accounting for approximately 31.15% equity interest in IPE. IPE has been focusing on the low-density biochip research and development for the application in clinic diagnoses and animal quarantine and has being deemed as one of the new and high technology enterprises by Beijing Municipal Science and Technology Commission.

According to IPE’s capital increase agreement entered by respective participating parties, IPE would like to increase its registered capital from RMB10 million to RMB30 million. Of the newly increased capital of RMB20 million, Beijing Youzhuoyue Investment Co. Ltd. committed to infuse RMB3 million, Beijing HollySys committed to infuse RMB12 million and Mr. Xiaobin Huang, a Chinese citizen, committed to infused RMB5 million. Beijing HollySys paid RMB12 million (equivalent $1.515 million) on September 30, 2006. IPE has changed its registration with China Administration of Industry and Commerce as of December 31, 2006.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 5 ─ LONG-TERM INVESTMENTS (Continued)

Before the investment made by Beijing HollySys, both of Chairman of Board of Directors and CEO of the Company are individual investors of IPE, and the Chairman of Board of Directors of the Company is the legal representative of Beijing Youzhuoyue Investment Co., Ltd. The above three parties had accounted for 50% interest of IPE, in aggregate before the capital increase. Due to the above relationship, the investment transaction was deemed as one of the related party transactions. After the investment made by the Company, the aggregate interest held by four parties reached 66.67% as of June 30, 2007. Since Beijing HollySys accounts for 31.15% interest of IPE and does not have a control over the operations of IPE, this investment was accounted for under the equity method as of June 30, 2007. In future, once the Company has a control over IPE, then IPE’s financial statements may be consolidated into the Company’s financial statements.

During the third quarter ended March 31, 2007, HollySys Haotong declared to distribute dividends of $771,267, of which $231,380 will be paid to the 30% minority shareholders. The Company expects that HollySys Haotong will get into liquidation status once the warranty periods for the contracts performed by HollySys Haotong are expired.

NOTE 6 ─ WARRANTY LIABILITY

	June 30,
	2006	2007

Beginning balance	$1,594,215	1,430,736
Expense accrued	1,273,616	1,446,680
Expense incurred	(1,437,095)	(750,847)

Ending balance	$1,430,736	2,126,569

NOTE 7 ─ SHORT-TERM BANK LOANS

At June 30, 2006 and 2007, the Company’s short-term bank borrowings consisted of revolving bank loans of $7,130,081(of which $2,501,783 located in HollySys, $4,628,298 located in Hangzhou HollySys) and $16,421,440 (of which $8,539,149 located in HollySys and $7,882,291 located in Hangzhou HollySys) from several banks, respectively. All these short-term bank loans had fixed interest rates with interest rates ranging from 5.022% to 6.7% per annum. However, when these short-term bank loans were renewed, the interest rates were subject to change based on the notice from the People’s Bank of China, the central bank of China. Most of the short-term bank loans were guaranteed by the Company related parties and third parties and one bank loan of $1,250,891 at June 30, 2006 and $0 at June 30, 2007 in Hangzhou HollySys was collateralized by its plant and property. The proceeds from these short-term bank loans were used for working capital purpose.

At June 30, 2006 and June 30, 2007, there was a bank loan of $2,501,783 and $0 payable to a commercial bank which served as a trustee appointed by a related party (that is an investee company named HollySys Information Technology in which HollySys holds 40% interest). This loan had interest rate of 5.76% at June 30, 2006, which is the same market rate charged by that commercial bank for the loans lent with similar terms.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 8 ─ NOTES PAYABLE

During the period from December 18 to 20, 2006, the Company and the original Chinese owners entered into a series of significant transactions with Chardan North China Acquisition, Inc. (Chardan thereafter), Advance Pacific Holdings Limited (APH thereafter, which is solely owned by Mr. Ka Wa Cheng), and 15 investors who provided a bridge loan and purchased 1.3 million preferred shares in the aggregate amount of $30 million in order to satisfy the urgent needs from the original Chinese owners of the Company.

On December 20, 2006, the Company issued 15 notes in aggregate of $29.987 million payable to 15 investors and 1.3 million preferred shares with a part value of $0.01 per share in exchange for the proceeds of $30 million. The notes issued to the 15 investors bear an interest at 10% per annum. The repayment terms are: (i) An aggregate principal amount of $25 million, together with any then unpaid and accrued interest thereon and other amounts payable under the notes, is due and payable on the earlier to occur of (a) ten business days following the closing under the stock purchase agreement between Advance Pacific and Chardan, (b) the Tranche B Maturity Date (as defined below), or (c) when, upon or after the occurrence of an event of default under the note, such amounts are declared due and payable by the investors or made automatically due and payable in accordance with the terms of the notes; and (ii) the remaining principal, plus all accrued and unpaid interest thereon and all other amounts due under the notes, is due and payable on (a) the date (the “Tranche B Maturity Date”) that is the earliest of (1) one year following the date that HLS acquires all or substantially all of the shares of Company, (2) 60 days following the redemption (as provided in the warrant agreement) of the publicly traded warrants to be assumed by HLS concurrently with the closing of the redomestication transaction in substitution for the warrants issued by Chardan, or (3) September 30, 2008, or (b) when, upon or after the occurrence of an event of default, such amounts are declared due and payable by the investors or made automatically due and payable in accordance with the terms of the note. If any payment of interest or any other amount under these notes is not made within ten days after the due date, the Company is required to pay a late payment fee equal to the lesser of five percent of the amount of such late payment or the maximum amount permitted by applicable law. After the occurrence and during the continuance of an event of default, the notes shall bear interest.

Holders of the newly issued 1.3 million shares of the Company’s preferred stock are fully informed of the contemplated stock purchase transaction between the Company and Chardan and have the rights to accept the Exchange Offer tendered by Chardan to convert each outstanding share of preferred stock into one common share of the successor company of Chardan, which is HLS. The Company believes that the holders of 1.3 million preferred shares will accept the Exchange Offer aforementioned.

The Company identified the fact that the closing price of Chardan’s common share was $7.34 per share on December 20, 2006 and believed that this price was the most objective indicator of the fair value of these 1.3 million preferred shares. Using the relative fair value method, the Company allocated the entire $30 million proceeds between the $29.987 million notes payable and 1.3 million preferred shares, resulting in a discount of $7,239,390 to the $29.987 million notes payable. The Company estimated that the life of these notes payable will be about nine months with the expectation that the contemplated stock purchase transaction will be consummated before September 20, 2007. With such estimated life of the bridge loan, the Company adopted the effective interest rate method to amortize the discount of $7,239,390 over the nine-month period. As of June 30, 2007, the outstanding balance of 15 Notes payable was $27,566,936, net of the discount of $4,819,326.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 9 ─ LONG-TERM LOANS

	June 30,
	2006	2007

RMB-denominated loan (RMB15 million) from Beijing Bank, maturing on July 15, 2007, bearing interest at 5.49% per annum, guaranteed by Beijing Zhongguancun Science Technology Guaranty Co., Ltd.	1,876,337	1,970,573

RMB-denominated loan (RMB40 million) from CITIC Trust & Investment Co., Ltd., maturing January 21, 2007, bearing interest at 7.002% per annum, guaranteed by Beijing Zhongguancun Science Technology Guaranty Co., Ltd. and HollySys pledged a portion of its property located in Beijing to Zhongguancun Science Technology Guaranty Co., Ltd. As collateral.	5,003,565	-

RMB-denominated loan (RMB30 million) from China Development Bank, maturing June 28, 2009, bearing interest at 6.03% per annum, guaranteed by Beijing Zhongguancun Science Technology Guaranty Co., Ltd. and HollySys pledged a portion of its property located in Beijing to Zhongguancun Science Technology Guaranty Co., Ltd. As collateral.	3,752,674	3,284,288

Current portion	(5,003,565)	(1, 970,573)

	$5,629,011	3,284,288

Annual maturities of long-term bank loans during the five years subsequent to June 30, 2007 are as follows:

Years ending June 30,	Amount

2008	$1,970,573
2009	3,284,288
2010	-
2011	-
2012	-

$5,254,861

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 10 ─ INCOME TAXES

The income generated by the Company before income taxes in years ended at 2005, 2006 and 2007, respectively, was as follows:

	Years Ended June 30,
	2005	2006	2007

HollySys	4,186,152	2,870,448	5,051,116
Beijing HollySys Haotong	310,763	920,958	82,908
Hangzhou HollySys	11,974,623	19,149,884	18,778,508

Total	$16,471,538	$22,941,290	$23,912,532

The income tax provision was as follows:

	Years Ended June 30,
	2005	2006	2007

Income taxes:
Current	$340,257	$1,160,909	$1,808,625
Deferred	61,211	207,929	162,418

	$401,468	$1,368,838	$1,971,043

The difference between the effective income tax rate and the expected statutory rate was as follows:

	Years Ended June 30,
	2005	2006	2007

Statutory rate	33.0%	33.0%	33.0%
Income tax rate reduction	(24.1)	(20.5)	(18.9)
Permanent differences	(6.9)	(6.5)	(6.1)

Effective income tax rate	2.0%	6.0%	8.0%

The temporary differences that have given rise to the deferred tax liabilities consist of the following:

	June 30,
	2006	2007

Allowance for doubtful accounts	$267,870	$408,862
Inventory provision	66,789	30,691
Deferred revenue	311,198	396,044
Unamortized goodwill	45,387	40,333
Other	7,644	532
Warranty liabilities	192,259	235,033
Unbilled accounts receivable	(1,183,096)	(1,584,696)

Net deferred tax liabilities	$(291,949)	$(473,201)

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 11 ─ RELATED PARTY TRANSACTIONS

Related Party Relationships

Name of Related Parties	Relationship with the Company

HollySys Zhonghao Automation Engineering Technology Co., Ltd. (a China based entity)	89.11% owned by HollySys
HollySys information Technology Co., Ltd. (a China based entity)	40% owned by HollySys
New Huake Electronic Technology Co., Ltd. (a China based entity)	37.5% owned by HollySys
Shenzhen HollySys Automation Engineering Co., Ltd. (a China based entity with a full reserve for impairment and liquidated on May 23, 2006)	52% owned by HollySys
Beijing Techenergy Co., Ltd.	50ûowned by HollySys
HollySys Electric Tech Co., Ltd (a China based entity)	40% owned by HollySys
HollySys Equipment Technology Co., Ltd. (a China based entity)	20% owned by HollySys
Beijing Best Power Electrical Technology Co., Ltd. (a China based entity)	18.49% owned by HollySys
IPE Biotechnology Co., Ltd. (a China based entity)	31.15% owned by HollySys
Zhongjijing Investment & Consulting Co., Ltd. (a China based entity)	5% owned by HollySys
Sixth Institute of Information Industry	One of the owners in HollySys
Shanghai Jinqiaotong Industrial Development Co., Ltd. (a China based entity)	One of the owners in HollySys

Leasing from Related Parties

HollySys entered into a lease agreement with HollySys Information Technology to lease office space. The lease agreement is renewable on an annual basis. The basic rental price has ranged from RMB1.4 or RMB1.5 per square meter per day during the past five years. The total rental per year depends on the total square meters leased. The total rental expense for the years ended June 30, 2005, 2006, and 2007 was $56,503, $92,252, and $39,453, respectively.

Due to Related Parties

	June 30,
	2006	2007

HollySys Zhonghao Automation Engineering Technology Co., Ltd.	$219,019	$233,328
Sixth Institute of Information Industry	20,222	21,238
Beijing TechEnergy Co., Ltd.	239,883	467,683
HollySys Information Technology Co., Ltd.	-	46,532
Beijing Hollysys Equipment Technology Co., LTD.	-	(2,539)

	$479,124	$766,242

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 11 ─ RELATED PARTY TRANSACTIONS (Continued)

Shenzhen HollySys Automation Engineering Co., Ltd. was under the process of liquidation in accordance with Chinese laws, and issued the liquidation report on February 10, 2006. Beijing HollySys received the last distributable assets on April 12, 2006 and then the process of liquidation was completed. On December 31, 2005, Hangzhou HollySys System Engineering Co., Ltd. completed its process of liquidation. HollySys has been collecting all accounts receivable on behalf of HollySys Zhonghao as the investee company did not have any employees since early 2004 and its liquidation application is under the process after all collection work has been done. All the above amounts due to related parties are due on demand.

The Company’s management believed that the collection of due from related parties were reasonably assured and accordingly, no provision had been made for these balances of due from related parties.

Note Receivable from the Stockholder

In order to satisfy the urgent needs of the original Chinese owners, the ownership of the Company was reorganized in two steps. In the first transaction, the original Chinese owners of the Company transferred their interests in the Company to OSCAF, a related party owned by Madame Qiao Li. In the second transaction, OSCAF sold its ownership interests in the Company to APH in exchange for two notes: one is a $30 million note and another is a $200 million note. Consequently, APH became the sole owner of the Company. The Company raised $30 million cash by using a bridge loan arrange through Chardan Capital, Inc, a related party of Chardan, and by issuing 15 notes payable and 1.3 million shares of preferred shares (that transaction was disclosed in Note 8). The Company loaned the $30 million cash to APH, in order for it to pay off the first $30 million note, in exchange for a note receivable of $30 million from APH. On December 22, 2006, the entire proceeds of $30 million were wired to the original Chinese owners’ bank accounts through Chardan Capital, Inc. The note receivable bears an interest at 10% per annum. The repayment terms of this note receivable, by design, is coincident with the repayment terms of the bridge loan disclosed in Note 8. There are also certain default provisions, which are not repeated here as the details are disclosed in Note 16. Because APH, being the sole stockholder, is only a holding company with no stand-alone operations and no material assets available to repay the note, the note receivable from APH was presented in the stockholder’s equity section on the balance sheet as of June 30, 2007.

NOTE 12 ─ EQUITY TRANSACTIONS

On March 16, 2005, the board of directors of Hangzhou HollySys resolved to declare cash dividends RMB33,545,913.94 (equivalent of $4,049,427) based on the fiscal 2004 net income situation. The $4 million were paid by Hangzhou HollySys and received by the Company as the stockholders of Hangzhou HollySys made their contribution of registered capital of the above $4.049 million. Accordingly, the above $4 million of dividends distribution paid and received by Hangzhou was deemed as non-cash transaction and the actual cash dividends of $29,656 were paid to two stockholders of Hangzhou HollySys and the remaining portion of $19,771 was paid to Beijing HollySys, which is a party of the entire consolidation of the Company.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 12 ─ EQUITY TRANSACTIONS (Continued)

On March 18, 2005, the board of directors of Beijing HollySys resolved to declare cash dividends of RMB15 million (equivalent of $1,812,360) based on the fiscal 2004 net income situation. The cash dividends of $1,478,478 were paid on April 16, 2006 (including $469,200 was paid to minority interest), resulting unpaid dividends of $333,894 at June 30, 2005, which was paid in fiscal 2006.

During fiscal 2005, one of investee companies, HollySys Electric Machinery, received donation of approximately $30,772 in which HollySys accounted for 40% interest. Accordingly, HollySys recorded additional capital $12,309 and treated it as a non-cash transaction for cash flow statement purpose.

Because only 74.11% interest of HollySys was transferred into the Company, therefore, there was $9,123 recognized as addition to additional paid-in capital in fiscal 2005 for the Company reporting purpose.

During fiscal 2005, Hangzhou HollySys received cash donation of $2,892 of which the owners of 60% interest in Hangzhou claimed for $1,735 and the owners of 74.11% interest in HollySys claimed for $857, totaling $2,592. As long as their interest transferred to the Company, $2,592 was accounted for part of additional paid-in capital.

On April 13, 2006 the board of directors at Hangzhou HollySys resolved to declare cash dividends of RMB10 million (equivalent of $1,236,109) based on fiscal 2006 net income situation. The cash dividends of $1,236,109 were paid on May 16, 2006. As Beijing HollySys did not distribute the cash proceeds to its stockholders, the cash received by Beijing HollySys was still included in the cash balance of the Company as of June 30, 2006. Only 60% of the above $1,236,109 was paid in cash to the other two investors of Hangzhou HollySys.

On June 30, 2006 the board of directors at Beijing HollySys resolved to declare cash dividends RMB10 million (equivalents of $1,250,891) to its stockholderss, which was not being paid yet as of June 30, 2006.

During fiscal 2006, Hangzhou HollySys received two computers from one vendor as a donation totaling $6,171. Of the $6,171, the owners of 60% interest in Hangzhou HollySys claimed for $3,703 and accounted it for additional paid-in capital. In the meantime, being 40% owner in Hangzhou HollySys claimed for $2,468; the owners of 74.11% interest in Beijing HollySys also claimed for $1,841 and accounted it for additional paid-in capital. As long as their interest transferred to the Company, the total of $5,544 was accounted for part of additional paid-in capital.

During fiscal 2006, Hangzhou HollySys received another two televisions from one vendor as a donation totaling $3,372. Of the $3,372, the owners of 60% interest in Hangzhou HollySys claimed for $2,023 and accounted it for additional paid-in capital. In the meantime, being 40% owner in Hangzhou HollySys claimed for $1,349; the owners of 74.11% interest in Beijing HollySys also claimed for $1,000 and accounted it for additional paid-in capital. As long as their interest transferred to the Company, the total of $3,023 was accounted for part of additional paid-in capital.

In conjunction with other significant transactions entered among the Company, the individual owners of the seven BVI companies, APH and Mr. Ka Wa Cheng, and 15 investors, the Company’s capital structure was revised. As had been agreed between Qiao Li and Mr. Ka Wa Cheng prior to the consummation of these transactions, the Company conducted a recapitalization as follows: 1) the Company’s authorized shares increased to 33.5 million; 2) the par value of common share was revised from $1 per share to $0.01 per share (accordingly 50,000 shares of common stock with par value of $1 per share were split into 5 million shares with par value of $0.01 per share); 3) 17.2 million shares of common stock were issued to APH (the sole stockholder) resulting in 22.2 million shares issued and outstanding in total (which was deemed a further stock split); and 4) the Company also newly authorized 1.5 million of preferred shares with par value of $0.01 per share and the rights of holders of these preferred shares are the same as the rights of holders of common shares. Consequently, the above common stock restructure was accounted for as stock split; accordingly, the 22.2 million shares issued were presented on the financial statement on a retrospective basis. Out of the 1.5 million of preferred shares, 1.3 million shares were issued to 15 investors, who provided the fund of $29.987 million and were disclosed in Note 8, for the proceeds of $13,000. It is expected that the holders of 1.3 million preferred shares will accept the Exchange Offer tendered by Chardan to convert into common shares issued by the successor company of Chardan on one-to-one basis when the contemplated stock purchase transaction will be consummated before September 2007.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 12 ─ EQUITY TRANSACTIONS (Continued)

On March 1, 2007, the Board of Directors of Haotong decided to distribute the entire retained earnings, RMB5,956,647 (equivalent of approximately $769,245), to the shareholders of Haotong; 30% of which (approximately $230,774) was distributed to the minority shareholders in Haotong on April 25, 2007.

On April 20, 2007, the Board of Directors of Hangzhou HollySys decided to distribute RMB7.8 million (equivalent of approximately $1,017,772) to the shareholders of Hangzhou; 60% of which (approximately $610,663) was distributed to Gifted Time Holdings Ltd. on April 24, 2007. In the same time, the Board of Directors decided to transfer the retained earning of RMB78,617,150 (equivalent of approximately $10,190,169) into registered capital account to fulfill the obligation to infuse RMB120 million (equivalent of approximately $15,190,169) under equity joint venture contract in China. The above conversion from retained earnings into contributed capital in Hangzhou HollySys has no impact on the consolidated financial statements of Gifted Time Holdings Ltd.

NOTE 13 ─ GOVERNMENT SUBSIDIES

The local government in Beijing and Hangzhou provided subsidies sourcing from value added tax collected to encourage Beijing HollySys’, Haotong’s and Hangzhou HollySys’ research and development effort and other subsidies to Beijing HollySys for enterprise development purpose. Especially, in the early fiscal 2005 the local government in Beijing provided specified subsidies to offset interest expenses to encourage Beijing HollySys's research and development effort. All subsidies were accounted for based on the hard evidence that the respective entity should be entitled to receive these subsidies or that cash has been received. Subsidies recognized for supporting research and development effort was first offset against the relevant entity’s research and development expense. The remaining balance of specified subsidies, if any, together with other subsidies, was recognized as other income in accordance with internationally prevailing practice. Government subsidies recognized by the respective entity were summarized as follows:

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 13 ─ GOVERNMENT SUBSIDIES (Continued)

		Years Ended June 30,
		2005	2006	2007

HollySys	Subsidies received:	$1,662,261	$2,460,028	$4,330,852
	R & D expenses offset	(67,262)	(677,207)	(250,661)
	Interest expenses offset	(241,648)	-	-
	Subsidies income	1,353,351	1,782,821	4,080,191

Hangzhou HollySys	Subsidies received:	1,825,287	3,736,146	4,933,146
	R & D expenses offset	(885,758)	(1,163,600)	(1,765,442)
	Subsidies income	939,529	2,572,546	3,167,704

Haotong	Subsidies received:	62,082	23,087	59,088
	R & D expenses offset	(62,082)	(23,087)	(26,217)
	Subsidies income	-	-	32,871

Total	Subsidies received:	3,549,630	6,219,261	9,323,086
	R & D expenses offset	(1,015,102)	(1,863,894)	(2,042,320)
	Interest expenses offset	(241,648)	-	-
	Subsidies income	$2,292,880	$4,355,367	$7,280,766

NOTE 14 ─ SUPPLEMENTORY INFORMATION ABOUT CASH FLOWS

Cash Paid	Years Ended June 30,
	2005	2006	2007

Interest	$991,880	$993,379	$1,261,731
Income tax	1,311,003	933,410	2,086,260

	$2,302,883	$1,926,789	$3,347,991

Non-cash transactions	Years Ended June 30,
	2005	2006	2007

Additional paid-in capital	$9,123	$10,018	$1,676
Minority interest	$3,186	$3,500	$1,555
Accounts payable	-	$(13,518)	$(3,231)
Long-term investment	$(12,309)	-	-
Retained earning	$(2,400,000)	-	-
Discount to notes payable	-	-	$(7,239,390)
Additional paid-in capital	-	-	$7,239,390
Additional paid-in capital	$2,400,000	$5,585	$3,066
Minority interest	-	$645	$355
Electronic equipment	-	$(6,230)	$(3,421)
Retained earning	$(1,343,140)	$(927,035)	-
Minority interest	-	$(323,856)	-
Dividend payable	$1,343,140	$1,250,891	-
Retained earning	$(2,084,965)	$(3,020,787)	$(2,451,379)
Appropriated earnings	$2,084,965	$3,020,787	$2,451,379

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 15 ─ LEASE COMMITMENT

On May 22 2006, HollySys Beijing entered into a factory lease agreement with Beijing Lighting Fixture Co., Ltd. According to the agreement, HollySys Beijing leased a plant with 4,937 square meters owned by Beijing Lighting Fixture Co., Ltd. and located in Beijing for operation purpose. The lease term is five years, from July 20, 2006 to July 19, 2011. Based on the exchange rate on June 30, 2007, HollySys Beijing is obligated to pay rents in foreseeable future as follows:

Years ending June 30,	Amount

2008	$143,198
2009	154,755
2010	162,743
2011	170,880
2012	8,916

$640,492

NOTE 16 ─ UPCOMING ACQUISITION

On February 2, 2006, the Company entered into a stock purchase agreement with Chardan North China Acquisition Corporation ("Chardan ") pursuant to which Chardan will acquire 100% interest of Gifted Time Holdings Limited.

For the acquisition, Chardan will form its own wholly-owned subsidiary under the laws of the British Virgin Islands, under the name HLS Systems International Limited ("HLS"). At the time of the closing, Chardan will merge with and into HLS for the purpose of redomestication out of the United States to secure future tax benefits. This redomestication merger will be achieved by a one-for-one exchange of all the outstanding common stock of Chardan for common stock of HLS and the assumption of all the rights and obligations of Chardan by HLS, including assumption of the outstanding warrants of Chardan on the same terms as they currently exist. Concurrent with the redomestication merger, HLS will acquire all the common stock of HollySys Holdings by the issuance of shares and payment of cash consideration as described below, making it a wholly owned subsidiary of HLS.

The current management of the Company will continue to run the operations in China. Dr. Wang Changli, the founder of HollySys and CEO of the Company, will be CEO of HLS.

The board of directors of HLS will initially consist of nine persons, of whom three members will be designated by HollySys stockholders, one member will be designated by the board of directors of Chardan and five members will be independent directors. Madam Qiao Li, the current Chairperson of Beijing HollySys, will become the Chairperson of HLS, and Dr. Wang will be one of the initial directors. Kerry S. Propper, a current director and executive officer of Chardan, also will become a director of HLS. Since the date of February 2, 2006, the board of directors reduced its initial size from nine persons to seven, of whom two members will be designated by HollySys stockholders, one member will be designated by the board of directors of Chardan and four members will be independent directors. At least four of the other five members of the HLS board of directors will satisfy the independence requirements of Nasdaq. Consideration will be given in selection of directors to meeting the requirements of Sarbanes-Oxley and NASDAQ listing requirements.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 16 ─ UPCOMING ACQUISITION (UNAUDITED) (Continued)

The consideration of acquiring 100% interest of the Company will be cash of $30 million and 23,500,000 shares of HLS’ common stock. Of the $30 million cash consideration, up to $27 million will be payable at closing. In the event that some of Chardan’s stockholders exercise their redemption rights, but not enough to result in disapproval of the transaction, the amount to be paid at closing might fall to as low as $23 million. The balance between the $30 million owed and the amount actually paid at closing will be paid out on the basis of 50% of positive cash flow of HLS, with respect to any fiscal year following the closing, based on HLS’ US GAAP audited financial statement, or in the event that HLS raises not less than $60 million in equity through either the exercise of the warrants or by any other means. The 23.5 million shares of HLS will represent not less than 77% of total outstanding shares. If all of the existing stockholders of Chardan North China Acquisition exercise their warrants and no shareholder redeems his or her shares into cash, then the 23.5 million shares to be issued to the stockholders of HollySys Holdings will represent no less than 54.9% of the outstanding shares of HLS.

As additional purchase price, the shareholder of the Company and their designees will be issued, on an all or none basis per year, an aggregate of 8 million shares of common stock of HLS (2 million each year), if on a consolidated basis, HLS has after-tax profits in the following amounts for the indicated 12-month periods ending June 30:

Years Ending June 30,	After Tax Profit

2007	$23,000,000
2008	32,000,000
2009	43,000,000
2010	61,000,000

Whether or not HLS has hit the after-tax profit target in any year will be determined by the Company's audit based on US GAAP, adjusted to exclude after-tax operating profits from any subsequent acquisition for securities that have a dilutive effect and any charge to earnings that results from the issuance of such shares for a prior year.

The above contemplated transaction is expected to be consummated before September 20, 2007 or such later date as the Chardan stockholders may, at a special meeting agree as the final date by which Chardan must complete its business combination before beginning the dissolution process.

The above contemplated transaction will be subject to approval from the stockholders of Chardan. After the stockholders of Chardan approve this merger and acquisition transaction, Chardan or HSL will owns 100% interest of the Company including 74.11% interest in Beijing HollySys, the ownership change of Beijing HollySys will be subject to the approval of an appropriate competency authority in China (Ministry of Commerce at either central government level or provincial level) in accordance with the “Regulation of Merger and Acquisition of PRC Enterprises by Foreign Investors,” which was effective September 8, 2006, in order to make sure that a foreign investment enterprise in China must have the capital sourced from foreign countries. Management of the Company fully believes that it will obtain the necessary approval to changes the registration of Beijing HollySys from a China domestic enterprise to a foreign investment enterprise after the closing of the contemplated stock acquisition transaction between the Company and Chardan. However, management of the Company cannot provide any degree of assurance that the aforementioned change of ownership of Beijing HollySys will be approved by the appropriate competency authority in China in the near future. During the process of changing the ownership of Beijing HollySys from a China domestic enterprise to a foreign investment enterprise, the Company must provide the necessary evidence to prove the consideration paid by foreign investors (in the form of either cash or common shares of a publicly traded company, including the combination of both) based on the proper documentation of fair value of consideration allocated to and received by the Chinese owners of Beijing HollySys. When Beijing HollySys applies for the change of its ownership registration with Chinese government agencies, the portion of $30 million to be received by the current Chinese owners of 74.11% interest in Beijing HollySys through their BVI companies may be required to be registered with foreign exchange control agency in China at the appropriate level in accordance with relevant foreign exchange regulations in China.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 16 ─ UPCOMING ACQUISITION (Continued)

Significant Transactions

In November 2006, the Company and Chardan recognized that the closing of the contemplated stock purchase transaction was going to be delayed far beyond what had been expected when the stock purchase agreement was originally signed in early February 2006. The stockholders of the Company had obligations that needed to be satisfied by the end of 2006, and they discussed with Chardan ways to make that cash consideration available. Because it believed that the contemplated stock purchase was still in the best interest of its stockholders, Chardan was wiling to revise some aspects of the stock purchase transaction to accommodate the request from the stockholders of the Company. As a result, during the period from December 18 to 20, 2006 the Company, the owners (seven BVI companies) of the Company and certain third parties completed a series of transactions described below to change the ownership of the Company and to provide the former stockholders of the Company with needed capital. Chardan and Advance Pacific Holdings, Limited, which became the sole holder of all of the issued and outstanding ordinary shares of the Company as a result of these transactions, reached consensus to amend the stock purchase agreement to reflect the changed stock ownership and the stock structure of the Company and to provide incentive for an additional year of operations following the closing.

The first transaction was the transfer by the seven BVI companies of their interests in the Company to OSCAF, which is a related party and is owned by Madame Qiao Li. According to the Stock Purchase Agreement entered into by and among the seven BVI companies and OSCAF on December 18, 2006, in exchange for the GTH Stock, OSCAF will grant the following consideration to the sever BVI companies: (a) upon the receipt by OSCAF of cash payment of $30 million from APH, OSCAF shall make the payment of $30 million and the accrued interest (if any) to the seven BVI companies according to their current respective proportion of shares in GTH; and (b) upon the receipt by OSCAF of cash payment of $200 million from APH, OSCAF shall make the payment of $200 million and the accrued interest (if any) to the seven BVI companies in accordance with their stock proportion. This transfer was in exchange for proportional interests in any consideration received by OSCAF (including the principal and any interest payments on the promissory notes issued by Advance Pacific Holdings, as described below) on its sale of interests in the Company.

The second transaction was the sale by OSCAF of 100% of the issued and outstanding ordinary shares of the Company, to Advance Pacific Holdings Limited (APH), a British Virgin Islands Company, which is solely owned and controlled by Mr. Ka Wa Cheng, a resident of Canada, on December 20, 2006.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 16 ─ UPCOMING ACQUISITION (Continued)

APH issued two notes, in exchange for the interest of the Company that it acquired, both payable to OSCAF: (i) a note of $30 million and (ii) a note of $200 million. In accordance with the stock purchase agreement between two parties, APH expected to repay the notes from the combination of a bridge loan of $30 million raised by the Company and the value of 22.2 million shares of HLS’ stock it would receive upon closing of the contemplated stock purchase transaction with Chardan. The amount of $200 million was derived from the estimated value of 22.2 million shares of HLS’ stock. However, the closing price of Chardan’s stock on December 20, 2006 was $7.34, which was below the price of $9.01 per share needed to pay the debt in full (assuming that share price could be realized on all 22.2 million shares). Other than its ownership of the Company’s shares, APH does not have any other material assets, and Mr. Cheng did not provide any personal guarantee of payment of these two notes issued to OSCAF. In the event that APH defaults on the $30 million note, the shares of the Company owned by APH will be returned through OSCAF to the individual owners of the seven BVI companies, and these two notes will be cancelled.

If the default occurs with respect to the $200 million note after the $30 million note has been paid, which means that the value of 22.2 millions shares of HLS’ stock is lower than $200 million, APH will be obligated to return the 22.2 million shares of HSL through OSCAF to the individual owners of the seven BVI companies. By design, APH intended to use the proceeds of the loan that it obtained from Gifted Time (as discussed below) to pay the $30 million note to OSCAF. As a result, only the $200 million note issued by APH would remain outstanding.

As a result of these transactions, APH became the sole owner of the Company. As had been agreed between Qiao Li and Mr. Ka Wa Cheng prior to the consummation of these transactions, the Company adopted board resolutions to recapitalize the Company as follows: (i) the authorized ordinary shares of the Company were increased from 50,000 shares with par value of $1.00 per share to 33.5 million shares with par value of $0.01 per share, (ii) preferred shares were created with an authorization of 1.5 million shares at par value of $0.01 per share; and (iii) all of the then outstanding ordinary shares with par value of $1.00 per share held by APH were split into 5 million shares with par value of $0.01 per share and the Company issued an additional 17.2 million ordinary shares to APH, its sole shareholder, resulting in a total of 22.2 million ordinary shares issued and outstanding. The Company then issued 1.3 million shares of preferred stock to 15 outside investors in connection with the $30 million loan transaction described below. After that issuance, the Company had a total of 23.5 million shares issued and outstanding, which equals the number of shares to be issued by HLS upon the closing of the contemplated stock purchase transaction and the Company believed that the holders of 1.3 million preferred shares would accept the Exchange Offer tendered by Chardan.

To provide the funds required by its original stockholders, on December 20, 2006, the Company issued 15 notes with an aggregate principal amount of $29.987 million to 15 outside investors. Chardan Capital, a related party to Chardan, assisted in identifying potential investors, but did not receive any compensation for such services. APH agreed to guarantee repayment of these notes and pledged all of 22.2 million shares of the Company’s stock to secure that guarantee. As part of this transaction, the Company issued 1.3 million preferred shares to these outside investors for $0.01 per share. The notes issued to the investors bear interest at 10% per annum. The repayment terms are: (i) an aggregate principal amount of $25 million, together with any then unpaid and accrued interest thereon and other amounts payable under the notes, is due and payable on the earlier to occur of (a) ten business days following the closing under the stock purchase agreement between Advance Pacific and Chardan, (b) the Tranche B Maturity Date (as defined below), or (c) when, upon or after the occurrence of an event of default under the note, such amounts are declared due and payable to the investors or made automatically due and payable in accordance with the terms of the notes; and (ii) the remaining principal, plus all accrued and unpaid interest thereon and all other amounts due under the notes, is due and payable on (a) the date (the “Tranche B Maturity Date”) that is the earliest of (1) one year following the date that HLS acquires all or substantially all of the shares of Company, (2) 60 days following the redemption (as provided in the warrant agreement) of the publicly traded warrants to be assumed by HLS concurrently with the closing of the redomestication transaction in substitution for the warrants issued by Chardan, or (3) September 30, 2008, or (b) when, upon or after the occurrence of an event of default, such amounts are declared due and payable by the investors or made automatically due and payable in accordance with the terms of the note. If any payment of interest or any other amount under these notes is not made within ten days after the due date, the Company is required to pay a late payment fee equal to the lesser of five percent of the amount of such late payment or the maximum amount permitted by the applicable law. After the occurrence and during the continuance of an event of default, the notes shall bear interest at a rate equal to twelve percent per annum.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 16 ─ UPCOMING ACQUISITION (Continued)

The Company loaned the $30 million of proceeds to APH on December 22, 2006 in return for a note of $30 million payable to the Company. The note receivable from APH bears an interest at 10% per annum. The repayment terms of this $30 million note issued by APH are as follows: (1) if the Chardan transaction occurs; upon the closing of a stock purchase transaction between APH and Chardan, pursuant to which APH is to receive a cash payment of $30 million, APH shall make an initial payment of not less than $24 million. In the event that APH receives cash consideration upon the closing of the Chardan transaction sufficient to repay more than $24 million, then, such larger amount will be due and payable in its entirety. The balance of the principal sum not covered by the initial payment made by APH shall be repaid upon APH’s receipt of the balance of the cash consideration due to APH in connection with the Chardan transaction. If the Chardan transaction occurs, all amounts are paid to the Company, the obligation of repayment of the appropriate amount of principal and accrued interest shall be discharged. (2) If Chardan transaction does not close prior to the expiration of the agreements governing the borrowing, and the Company enters into an agreement to effect another business combination, pursuant to which APH will be entitled to received cash consideration in exchange for its ownership interest in the Company, the interest due on the note will be forgiven in the same manner as if the Chardan transaction had closed. (3) In the event that agreement governing the Chardan transaction expires and the Chardan transaction has not closed prior to September 30, 2008, then the entire principal sum then remaining unpaid, together with all accrued but unpaid interest, shall be due and payable on that date. After receiving the proceeds of $30 million, APH paid the note of $30 million payable to OSCAF discussed above, so that APH currently has two debts outstanding: a $200 million debt owed to OSCAF and a $30 million debt owed to Gifted Time.

If the contemplated stock purchase transaction does not take place, the default provisions contained in the $29.987 million notes payable to the 15 investors who are also the holders of 1.3 million preferred shares of the Company will be triggered, which allows the 15 investors to sell a portion or all the interest of the Company pledged by APH in order for them to recover the outstanding principal and interest then due under the notes payable. If there is any remaining interest available after selling by the 15 investors, the remaining interest will be returned to OSCAF, which should return the remaining interest to the individual owners of the seven BVI companies. Among the individual owners of the seven BVI companies and Chardan, a consensus was reached that paying dividends through Beijing HollySys and Hangzhou HollySys to satisfy the urgent capital need was almost impractical because of Chinese government foreign exchange regulations and individual income tax consequences related to these potential dividends. If the value of 22.2 millions shares of HSL is lower than $200 million, APH is obligated to return the 22.2 million shares of HLS’ stock to the individual owners of the seven BVI companies. The individual owners of the seven BVI companies believed that it was more likely than not that APH would return the 22.2 million shares of HLS’ stock to them instead the cash proceeds of $200 millions because it would be difficult for APH to generate the necessary $200 million in cash within the time frame aforementioned.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 16 ─ UPCOMING ACQUISITION (Continued)

As a result of the above series of transaction, the Company and Chardan amended the stock purchase agreement dated February 9, 2006. Under the stock purchase agreement as amended, APH as the sole owner of the Company will receive all of the $30 million cash consideration, 22.2 million of the 23.5 million shares issuable by HLS to acquire the Company, and all of the incentive shares issuable on the basis of the after-tax profits of the Company. HLS will offer the remaining 1.3 million shares to the holders of preferred stock of the Company assuming that all shares of preferred stock of the Company are exchanged for shares of HLS.

As additional purchase price, the shareholder of the Company and their designees will be issued, on an all or none basis per year, an aggregate of 11 million shares of common stock of HLS (2 million shares each year for the first four years and 3 million shares for the fifth year), if on a consolidated basis, HLS has after-tax profits in the following amounts for the indicated 12-month periods ending December 31 assuming that the Company will change its fiscal year-end from June 30 to December 31:

Years Ending December 31,	After Tax Profit

2007	$23,000,000
2008	32,000,000
2009	43,000,000
2010	61,000,000
2011	71,000,000

In accordance with M&A Regulation effective September 8, 2006, under the fact that APH is the sole owner of Gifted Time Holdings Limited and under the assumption that the contemplated stock purchase transactions between APH and Chardan has consummated, the change of ownership registration of Beijing HollySys will be subject to the approval by the appropriate level of competent authority in China. Accordingly, the allocation of all considerations including the cash and shares of HLS’ stock to the Chinese owners who own 74.11% interest in Beijing HollySys should be included in the documents to be submitted to the approval agencies and to be registered with foreign exchange control agencies in terms of relevant foreign exchange regulation.

In deciding whether to apply purchase accounting to the APH acquisition of the Gifted Time Holdings equity interests from OSCAF, the Company considered a number of factors, including those set forth under SFAS 141. Specifically, it considered the most noticeable and decisive fact that, by virtue of the way in which the transaction was structured, the $200 Million Note was non-recourse, to be satisfied on default only by a return of the purchased Gifted Time Holdings stock. Under those circumstances, for accounting purposes the legal acquisition of the Gifted Time Holdings stock by APH was treated as an option to purchase that stock until such time as APH in fact, performed under the $200 Million Note, and the possibility of the reversion of the stock to the seven BVI companies was eliminated.

GIFTED TIME HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 2005, 2006 AND 2007

NOTE 16 ─ UPCOMING ACQUISITION (Continued)

The Company also considered the fact that control over the Company’s policies and financial and operational decisions remained with Qiao Li and Wang Chang Li, who had controlled those matters prior to the APH transaction. In particular, in the course of the negotiations by which APH acquired the Gifted Time Holdings stock, Ka Wa Cheng agreed with Qiao Li that he would not, either directly or though APH, change any policies of Gifted Time Holdings or HollySys or make any financial or operational changes affecting those two companies without the consent of Qiao Li and Wang Chang Li, the chairperson and president of HollySys, respectively. Even the actions taken to recapitalize Gifted Time Holdings were done with the consent of those parties.

Since that time, the parties have memorialized their oral understanding in a voting agreement, which both acknowledges that oral understanding and gives Qiao Li the authority to appoint the directors of Gifted Time Holdings.

For those reasons, the Company decided that it would be inappropriate to apply purchase accounting to that transaction. As a result, all of the assets of the Company continue to be carried on the balance sheet at their historical values, rather than having the entire purchase price paid by APH allocated among the tangible and intangible assets of the Company.

In the event that APH performs under the $200 Million Note, which would terminate the voting agreement, making APH not just the legal owner of the Gifted Time Holdings stock, but also the party potentially controlling it, the Company would apply purchase accounting. As a result, the full amount of the purchase price paid by APH would be allocated among its tangible and intangible assets.

PRO FORMA FINANCIAL INFORMATION

PRO FORMA

UNAUDITED PRO FORMA  COMBINED FINANCIAL STATEMENTS

Pursuant to a stock purchase agreement dated February 2, 2006, as amended (the “Stock Purchase Transaction”), Chardan North China Acquisition Corporation (“Chardan”) agreed to purchase all of the interests of Gifted Time Holdings Limited (“Gifted Time Holdings”) held by Advance Pacific Holdings, Limited (“Advance Pacific”), representing approximately 94.47% of the equity interests of Gifted Time Holdings, in exchange for consideration of $30 million cash and 22.2 million common shares of HLS Systems International Limited (“HLS”), a subsidiary of Chardan that has merged with Chardan with HLS as the surviving entity (the “Chardan Merger”). As a result of the Chardan Merger, each share of common stock of Chardan was automatically converted into one common share of HLS.

The Stock Purchase Transaction resulted in Advance Pacific's obtaining a majority of the voting interest in HLS. Generally accepted accounting principles require that the company whose shareholders retain the majority voting interest in a combined business be treated as the acquirer for accounting purposes. Because Chardan does not have any assets with operating substance except cash, the Stock Purchase Transaction has been accounted for as a reorganization and recapitalization of Gifted Time Holdings with a carry-over basis. The cash payment of $27 million to Advance Pacific has been accounted for as a capital distribution. The remaining $3 million of cash consideration payable to Advance Pacific is deferred and will be paid out of free cash flows of the company or from the proceeds of subsequent financings.

The following unaudited pro forma combined financial statements give effect to the Stock Purchase Transaction based on the assumptions and adjustments set forth in the accompanying notes, which management believes are reasonable. The following unaudited pro forma financial statements and accompanying notes should be read in conjunction with the audited historical financial statements and related notes of Gifted Time Holdings for the year ended June 30, 2007, and the audited financial statements of Chardan for the year ended December 31, 2006 and the unaudited financial statements of Chardan for the period ended June 30, 2007, which are included in this document or previously filed.

The following unaudited pro forma balance sheet combines the financial position of Gifted Time Holdings and Chardan as of June 30, 2007 as if the Stock Purchase Transaction occurred on June 30, 2007. The following unaudited pro forma combined income statements give effect to the reorganization and recapitalization transaction of Gifted Time Holdings assuming that the reorganization and recapitalization transaction took place on January 1, 2007.

The following unaudited pro forma combined financial statements have been prepared assuming that 100% of Chardan stockholders approved the Stock Purchase Transaction. The one share that voted against the Stock Purchase Transaction and that will be converted into a pro rata portion of the Trust Account is not considered significant.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operation results that would have actually been achieved if the Stock Purchase Transaction had been consummated as of the beginning of the period indicated, nor is it necessarily indicative of the future operating results of the combined business.

HLS SYSTEMS INTERNATIONAL LIMITED
(Formerly Chardan North China Acquisition Corporation and Successor of Gifted Time Holdings Limited)
Pro Forma Combined Balance Sheet - Assuming No Preferred Stock Conversion
June 30, 2007

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments		Pro forma Combined
		(Unaudited)			(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,668,761	$-	31,822,482	(a)	16,491,243
			(27,000,000)	(b)

Investments held in trust	-	31,822,482	(31,822,482)	(a)	-
Contract performance deposit in banks	3,524,317	-			3,524,317
Short-term deposit	853,915	-			853,915
Accounts receivable	87,372,794	-			87,372,794
Other receivables	2,856,404	-			2,856,404
Advances to suppliers	8,146,854	-			8,146,854
Inventories	13,907,280	-			13,907,280
Prepaid expenses and other current assets	74,404	16,170			90,574
Total current assets	128,404,729	31,838,652	(27,000,000)		133,243,381

Property, plant and equipment, net	17,332,953	-			17,332,953
Long term investments	9,192,888	-			9,192,888
Long term deferred tax asset		296,534			296,534
Total assets	$154,930,570	$32,135,186	$(27,000,000)		$160,065,756

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term bank loans	16,421,440	-			16,421,440
Current portion of long-term loans	1,970,573				1,970,573
Notes payable	27,566,936				27,566,936
Accounts payable	22,309,829	972,303			23,282,132
Deferred revenue	11,620,046				11,620,046
Accrued payroll and related expense	6,959,187	-			6,959,187
Income tax payable	804,156	255,325			1,059,481
Warranty liabilities	2,126,569	-			2,126,569
Other tax payables	6,492,801	-			6,492,801
Accrued liabilities	3,905,481	-			3,905,481
Amounts due to related parties	768,781	162,204			930,985
Deferred tax liabilities	473,201				473,201
Deferred interest	-	398,563	(398,563)	(d)	-
Total Current Liabilities	101,419,000	1,788,395	(398,563)		102,808,832

Long-term loans	3,284,288	-			3,284,288
Remaing payment due to HollySys stockholders			3,000,000	(b)	3,000,000
Total Liabilities	104,703,288	1,788,395	2,601,437		109,093,120

Common stock subject to redemption	-	5,964,017	(5,964,017)	(d)	-

Minority Interests	13,200,169	-			13,200,169

Stockholders' equity
Preferred stock	13,000				13,000
Common stock	222,000	700	(219,780)	(e)	2,920
Additional paid-in capital	19,022,795	25,006,126	(30,000,000)	(b)	19,987,229
			219,780	(e)
			5,964,017	(d)
			(225,489)	(f)
Appropriated earnings	8,768,174	-			8,768,174
Note receivable from the sole stockholder	(30,000,000)				(30,000,000)
Retained earnings (accumulated deficit)	35,127,764	(624,052)	398,563	(d)	35,127,764
			225,489	(f)
Cumulative translation adjustments	3,873,380	-			3,873,380
Total shareholders' equity	37,027,113	24,382,774	(23,637,420)		37,772,467

Total liabilities and shareholders' equity	$154,930,570	$32,135,186	$(27,000,000)		$160,065,756

HLS SYSTEMS INTERNATIONAL LIMITED
(Formerly Chardan North China Acquisition Corporation and Successor of Gifted Time Holdings Limited)
Pro Forma Combined Statement of Income - Assuming No Preferred Stock Conversion
Six Months Ended June 30, 2007
(Unaudited)

	Gifted Time Holdings Limited	Chardan North China Acquisition Corporation	Pro Forma Adjustments		Pro forma Combined

Integrated contact revenue	$51,067,569	$-			$51,067,569
Products sales	2,310,664	-			2,310,664
Total revenue	53,378,233	-			53,378,233

Costs of integrated contacts	34,866,459	-			34,866,459
Cost of products sold	546,779	-			546,779

Gross Profit	17,964,995	-			17,964,995

Operating expenses
Selling and marketing expenses	3,504,547	-			3,504,547
General and administrative expenses	3,377,140	510,327			3,887,467
Research and development expenses	2,638,622	-			2,638,622
Loss on disposal of assets	6,110	-			6,110
Total operating expenses	9,526,419	510,327			10,036,746

Income (loss) from operations	8,438,576	(510,327)			7,928,249

Interest expense	(6,649,570)	(10,459)			(6,660,029)
Other income (expenses)	78,088	(8,477)			69,611
Investment income	362,118	422,094			784,212

Subsidy income	4,030,452	-			4,030,452

Income before income taxes and minority interest	6,259,664	(107,169)	-		6,152,495

Income taxes	1,449,984	(47,024)			1,402,960

Income (loss) before minority interests	4,809,680	(154,193)	-		4,749,535

Minority interests	(1,318,409)	-			(1,318,409)

Net income (loss)	$3,491,271	$(154,193)	$-		$3,431,126

Weighted average common shares outstanding - basic	22,200,000	7,000,000		(g)	29,200,000

Net income (loss) per share	$0.16	$(0.02)			$0.12

Weighted average common shares outstanding - diluted	22,200,000	11,359,043		(g)	33,559,043

Net income (loss) per share	$0.16				$0.10

Pro Forma Assumption and Adjustments:

(a)	to record the release of funds held in trust by Chardan.

(b)	to record the cash portion of the purchase price, including the initial cash payment, and the accrual of the remaining payment for an aggregate of $30,000,000.

(c)
It should be noted that there will be a significant decrease in interest income due to payment of the cash portion of the purchase price described in note (b). There is no related adjustment recorded since such amount cannot be calculated.

(d)	to reclassify common stock held in trust to permanent equity and to record related deferred interest as income.

(e)	to record the stock portion of the purchase price, the issuance of 22,200,000 shares of Chardan common stock for all the shares of common stock of Gifted Time Holdings Limited

(f)	to eliminate the accumulated deficit of Chardan, as Gifted Time Holdings Limited will be the continuing entity for accounting purposes.

(g)	Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares oustanding as follows:

Six Months Ended June 30, 2007
Shares issued in the Transaction	22,200,000
Weighted average shares outstanding in Chardan	7,000,000
Weighted average common shares - basic	29,200,000
Incremental shares relating to warrants exercised	4,193,774
Incremental shares relating to Underwriter’s purchase option	165,269
Weighted average common shares - diluted	33,559,043

There are no other dilutive instruments in Chardan.